UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEW FRONTIER MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6000 SPINE ROAD, SUITE 100
BOULDER, COLORADO 80301
(303) 444-0900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of New Frontier Media, Inc.:

        We hereby notify you that the annual meeting of shareholders of New Frontier Media, Inc., a Colorado corporation (the "Company"), will be held on August 25, 2011 at 9:00 a.m. (Mountain Daylight Time), at the Company's principal executive offices at 6000 Spine Road, Suite 100, Boulder, Colorado 80301 for the following purposes:

  •
  to elect six directors to the board of directors to hold office until our next annual meeting of shareholders and until their successors are elected;

  •
  to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for our fiscal year ending March 31, 2012; and

  •
  to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        The matters listed in this notice of annual meeting are described in detail in the accompanying proxy statement. The board of directors has fixed the close of business on June 30, 2011 as the record date for determining those shareholders who are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. You or your agent may, after proper written demand, examine a list of the shareholders of record as of the close of business on June 30, 2011 for any proper purpose beginning two business days after the date hereof at the offices of the Company located at 6000 Spine Road, Suite 100, Boulder, Colorado 80301. The list will also be made available for inspection at the meeting.

YOUR VOTE IS IMPORTANT

        Even if you plan to attend the meeting, please sign, date, and return the enclosed proxy card in the envelope provided so that your vote will be counted if you later decide not to attend the meeting. No postage is required if the proxy card is mailed in the United States.

By order of the board of directors,

Michael Weiner Chief Executive Officer and Secretary

Boulder, Colorado
July 15, 2011

6000 SPINE ROAD, SUITE 100
BOULDER, COLORADO 80301
(303) 444-0900

PROXY STATEMENT

INFORMATION ABOUT PROXY SOLICITATION

        This proxy statement is being furnished to holders of shares of common stock, $.0001 par value per share, of New Frontier Media, Inc., a Colorado corporation (the "Company"), in connection with the solicitation of proxies on behalf of the board of directors of the Company for use at the annual meeting of shareholders to be held on August 25, 2011 at 9:00 a.m. (Mountain Daylight Time), at the Company's principal executive offices at 6000 Spine Road, Suite 100, Boulder, Colorado 80301, and at any adjournment or postponement of the meeting. The purpose of the meeting and the matters to be acted on are stated in the accompanying notice of annual meeting of shareholders. The board of directors knows of no other business that will come before the meeting.

        The notice of annual meeting, proxy statement, and proxy card are being mailed and otherwise made available via the internet to shareholders on or about July 15, 2011. The Company will bear the cost of its solicitation of proxies. The original solicitation of proxies may be supplemented by personal interview, telephone, or facsimile by the directors, officers, or employees of the Company, who will receive no additional compensation for such services. Arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and the Company will reimburse those custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

        The board of directors is soliciting votes FOR each of the Company's nominees for election to the board of directors and FOR ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on August 25, 2011

        The Notice of Annual Meeting, Proxy Statement, and Appended Annual Report for the fiscal year ended March 31, 2011 are available at www.proxyvote.com.

 INFORMATION ABOUT VOTING

Q:    Why am I receiving these materials?

A:
The board of directors is providing these proxy materials to you in connection with the Company's annual meeting of shareholders, which is scheduled to take place on August 25, 2011. As a shareholder of record as of June 30, 2011, you are invited to attend the annual meeting and to vote on the items of business described in this proxy statement.

Q:    What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and executive officers, and other required information, including the Company's appended annual report attached as Appendix A.

Q:    What items will be considered and voted on at the annual meeting?

A:
The two items scheduled to be voted on at the annual meeting are the (1) election of directors; and (2) ratification of our audit committee's selection of our independent registered public accounting firm for the fiscal year ending March 31, 2012. We will also consider any other business that properly comes before the annual meeting.

Q:    How does the board of directors recommend that I vote?

A:
The board of directors recommends that you vote your shares FOR each of the nominees to the board of directors on the proxy card included with this proxy statement and FOR ratification of the independent registered public accounting firm.

Q:    What shares can I vote?

A:
You may vote or cause to be voted all shares of common stock owned by you as of the close of business on June 30, 2011, the record date. These shares include (1) shares held directly in your name as a shareholder of record; and (2) shares held for you, as the beneficial owner, through a broker or other nominee, such as a bank.

Q:    What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most shareholders of the Company hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

  If your shares are registered directly in your name with the Company's transfer agent, Corporate Stock Transfer, Inc., you are considered, with respect to those shares, the shareholder of record and these proxy materials are being provided to you by the Company for your personal use. As the shareholder of record, you have the right to grant your voting proxy directly as described herein or to vote in person at the meeting. The board of directors has enclosed a proxy card for you to use to grant a voting proxy to the named proxies.

  If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being provided to you by your broker or nominee together with a voting instruction card, the latter of which is for your personal use. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. Since you are not the shareholder of record, however, you may not vote these shares in person at the meeting unless you obtain from the broker or nominee that holds directly your shares a valid proxy giving you the right to vote the shares. Your broker or nominee should have enclosed or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

Q:    May I attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you were a shareholder of the Company as of the close of business on June 30, 2011, or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a record holder but hold shares beneficially through a broker or nominee (that is, in "street name"), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to June 30, 2011, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting. The annual meeting will begin promptly at 9:00 a.m. (Mountain Daylight Time). Check-in will begin at 8:00 a.m. You should allow ample time for the check-in procedures.

Q:    How can I vote my shares in person at the annual meeting?

A:
You may vote by ballot in person at the annual meeting any shares that you hold as the shareholder of record. You may only vote in person shares held in street name if you obtain from the broker or nominee that holds your shares of record a valid proxy giving you the right to vote the shares.

Q:    How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may, without attending the meeting, direct how your shares are to be voted. If you are a shareholder of record, you may cause your shares to be voted as you instruct by granting a proxy to the proxies named herein. If you hold shares in street name, you may cause your shares to be voted as you instruct by submitting voting instructions to your broker or nominee. Each record holder of the Company's common stock may appoint a proxy by completing, signing, and dating a proxy card and mailing it in the accompanying pre-addressed envelope. Each shareholder who holds shares in street name may vote by mail by completing, signing, and dating a voting instruction card provided by the broker or nominee and following the other instructions of your broker or nominee. You may also vote by internet and telephone by following the instructions for such voting on the proxy card accompanying this proxy statement.

Q:    Can I change my vote?

A:
You may change your vote at any time prior to the closing of the voting polls at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting in and of itself will not cause your previously granted proxy to be revoked. For shares you hold beneficially, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person. You may revoke your vote by sending a written notice of revocation to New Frontier Media, Inc., Attention: Corporate Secretary, 6000 Spine Road, Suite 100, Boulder, Colorado 80301.

Q:    Can I revoke my proxy?

A:
You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate secretary in writing, or deliver to our corporate secretary a duly executed proxy bearing a later date. You may also revoke your proxy by appearing at the meeting in person and voting your shares. Attendance at the meeting will not, by itself, revoke a proxy.

Q:    Who can help answer my questions?

A:
If you have any questions about the annual meeting, including how to obtain directions to attend the meeting and vote in person, or how to vote or revoke your proxy, or if you need additional copies of this proxy statement or voting materials, you should contact Mr. Marc Callipari, Chief Legal Officer, New Frontier Media, Inc., 6000 Spine Road, Suite 100, Boulder, Colorado 80301, (303) 444-0900; mcallipari@noof.com.

Q:    How are votes counted?

A:
In the election of directors, you may vote FOR all of the six nominees or you may direct your vote to be WITHHELD with respect to one or more of the six nominees. With respect to the proposal to ratify the selection of the independent registered public accounting firm, you may vote FOR, AGAINST, or ABSTAIN. If you vote ABSTAIN, it has the same effect as a vote AGAINST. If you provide specific instructions, your shares will be voted as you instruct. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders.

  Proposals presented at shareholder meetings are either classified among brokers as routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the beneficial owner of the shares. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when, for example, the broker or other entity is able to vote without receiving voting instructions on at least one proposal because it is routine but unable to vote on another proposal because it is non-routine. The proposal to ratify the selection of the independent registered public accounting firm is a routine item, but the election of directors in an uncontested election is a non-routine item. This means that brokers or other entities who do not receive voting instructions from beneficial owners as to how to vote their shares with regard to the proposal to ratify the selection of the independent registered public accounting firm may exercise voting discretion, but they may not exercise voting discretion with regard to the election of directors. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on with respect to the election of directors, even if you wish to vote as recommended by the board of directors.

Q:    What is a quorum and why is it necessary?

A:
Conducting business at the meeting requires a quorum. The presence, either in person or by proxy, of the holders of one-third of the Company's shares of common stock outstanding on June 30, 2011 is necessary to constitute a quorum. Withheld votes and abstentions are treated as present for purposes of determining whether a quorum exists. Broker non-votes (which may result when your shares are held in "street name" and you do not instruct the nominee how to vote your shares on non-routine matters) are not relevant in determining whether a quorum is present at the meeting.

Q:    What is the voting requirement to approve each of the proposals?

A:
In the election of directors, the six nominees receiving the highest number of FOR votes at the annual meeting will be elected. Accordingly, withheld votes and broker non-votes have no effect on the election of any nominee. You do not have the right to cumulate your votes.

  Ratification of the independent auditors requires the FOR vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. Accordingly, abstentions and broker non-votes on this proposal will have the same effect as a vote against the proposal.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.

Q:    Where can I find the voting results of the annual meeting?

A:
We expect to announce preliminary voting results at the annual meeting and will publish final results in a current report on Form 8-K within four business days after the annual meeting of shareholders.

Q:    What happens if additional matters are presented at the annual meeting?

A:
Other than the items to be considered at the meeting as described in this proxy statement, we are not aware of any other item to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Weiner, Chief Executive Officer and Secretary, and Callipari, Chief Legal Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director at the meeting, the persons named as proxy holders will vote your proxy for any one or more other candidates nominated by the board of directors to replace such candidate or candidates, if any.

Q:    How many shares are outstanding and how many votes is each share entitled?

A:
Each share of the Company's common stock issued and outstanding as of the close of business on June 30, 2011, the record date, is entitled to one vote on all items being voted at the annual meeting. On the record date, 19,201,018 shares of common stock were issued and outstanding.

Q:    Who will count the votes?

A:
One or more inspectors of election will tabulate the votes. We expect that each inspector of election will be a representative of Broadridge Financial Solutions, Inc. or one of its affiliated entities.

Q:    Is my vote confidential?

A:
Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to anyone else, except (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; or (3) to facilitate a successful proxy solicitation.

Q:    Who will bear the cost of soliciting votes for the annual meeting?

A:
The board of directors is making this solicitation on behalf of the Company, which will pay the entire cost of preparing, assembling, posting on the internet, printing, mailing, and distributing these proxy materials. Certain of our directors, officers, and employees, without any additional compensation, may also solicit your vote in person, by telephone, or by electronic communication. On request, we will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q:    May I propose actions for consideration at next year's annual meeting of shareholders?

A:
You may submit proposals for consideration at future shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting next year, however, the written proposal must be received by the Company no later than March 17, 2012. Such proposals also will need to comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Any shareholder proposals submitted to us for consideration at our 2012 annual meeting but that are not submitted for inclusion in our proxy statement and related form of proxy must be delivered to our corporate secretary at our principal executive offices no sooner than March 28, 2012 and no later than April 27, 2012. Proposals delivered to us before March 28, 2012 and after April 27, 2012 will be considered by us to be untimely and not eligible for proper consideration at the 2012 annual meeting of shareholders.

 PROPOSAL ONE
ELECTION OF DIRECTORS

        The board of directors, based on the recommendation of its nominations committee, has nominated for election as director each of the individuals identified below, all of whom are incumbent directors. The information provided below under the caption "Consideration of Director Nominees—Director Qualifications and Diversity" beginning on page 13 of this proxy statement contains information about the leadership skills and other experiences that caused the nominations committee and the board of directors to determine that the nominees should serve as directors of the Company. The board of directors recommends that you vote your shares FOR the election of each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Michael Weiner	70	Chairman, Chief Executive Officer and Secretary	1995
Melissa Hubbard(2)	52	Director	2002
Alan Isaacman(3)	69	Director	1999
David Nicholas(2)	57	Director	2002
Hiram J. Woo(1)(2)	76	Director	2001
Walter Timoshenko(1)(3)	48	Director	2007

(1)
Member of the compensation committee

(2)
Member of the audit committee

(3)
Member of the nominations committee

        It is the intention of the persons named as proxies in the accompanying proxy card to vote all shares of common stock for which they have been granted a proxy FOR the election of each of the nominees, each to serve as a director until the next annual meeting of shareholders and until his or her successor shall have been duly elected and qualified. All the nominees have consented to being named in this proxy statement and to serve as a director if elected. At the time of the annual meeting, if any of the nominees named above is not available to serve as director (an event that the board of directors does not currently have any reason to anticipate), all proxies will be voted for any one or more other persons that the board of directors nominates in lieu of the unavailable nominee. The board of directors believes that it is in the best interests of the Company to elect all of the above nominees.

INFORMATION ABOUT THE NOMINEES

        MICHAEL WEINER.    Mr. Weiner was appointed President of New Frontier Media, Inc. in February 2003 and was then appointed to the position of Chief Executive Officer in January 2004. Prior to being appointed President, he held the title of Executive Vice President and co-founded the Company. As Executive Vice President, Mr. Weiner oversaw content acquisitions, network programming, and all contract negotiations related to the business affairs of the Company. In addition, he was instrumental in securing over $20 million to finance the infrastructure build-out and key library acquisitions necessary to launch the Company's seven television networks. Mr. Weiner's experience in entertainment began with the formation of Inroads Interactive, Inc. in May 1995. Inroads Interactive, based in Boulder, Colorado, was a reference software publishing company dedicated to aggregating still picture, video, and text to create interactive, educational-based software. Among Inroads Interactive's award winning releases were titles such as Multimedia Dogs, Multimedia Photography, and Exotic Pets. These titles sold over 1 million copies throughout the world through its affiliate label status with Broderbund Software and have been translated into ten different languages. Mr. Weiner was instrumental in negotiating the sale of Inroads Interactive to Quarto Holdings PLC, a UK-based book publishing concern. Prior to Inroads Interactive, Mr. Weiner was in the real estate business for 20 years, specializing in shopping center development and redevelopment in the Southeast and Northwest United States. He was involved as an owner, developer, manager, and syndicator of real estate in excess of $250 million.

        MELISSA HUBBARD.    Since 2004, Ms. Hubbard has served as outside general counsel to several investment banking and technology-related companies based in Colorado, California, Texas and New York, advising them on corporate, securities, licensing, compliance, employment, real estate, and franchise issues. In addition, since the early 1990s she has served as either an arbitrator or mediator in over 250 cases administered by the American Arbitration Association ("AAA") and the Financial Industry Regulatory Authority, Inc. Ms. Hubbard has also been appointed to numerous special arbitration panels set up by the AAA, the Federal Trade Commission, the Federal Communications Commission, and the Securities and Exchange Commission. From 2001 until 2004, Ms. Hubbard served as a partner in the business law group of Berenbaum & Weinshienk, LLC, in Denver, Colorado and as Senior Vice President and General Counsel of Keating Investments, LLC, a broker-dealer and investment banking firm in Denver, Colorado. From 1992 through June 2001, Ms. Hubbard served as Senior Vice President and General Counsel of Daniels & Associates, L.P. (now known as RBC Daniels L.P.), and an advisor to its executive committee. Located in Denver, Colorado, RBC Daniels is a leader in mergers and acquisitions and financial services to the cable, telecommunications, media, technology and internet industries worldwide. Prior to that, she was a partner in the corporate/securities group of Holland & Hart LLP, the largest Denver, Colorado based law firm in the Rocky Mountain region. She is the past co-chair of the Colorado Bar Association Communications Law Section. She received her A.B. with high honors from Stanford University in 1980 and attended Georgetown Law School and the University of Colorado Law School, from which she received her J.D. in 1983. In 2010, Ms. Hubbard received the Distinguished Alumni in Private Practice Award from the University of Colorado Law School.

        ALAN ISAACMAN.    Since 1993, Mr. Isaacman has been a senior member of Isaacman, Kaufman & Painter, P.C., a Los Angeles, California law firm. Mr. Isaacman is a renowned litigation attorney representing general corporate clients as well as clients from the media and entertainment industries. He is considered an expert on First Amendment rights and has experience in areas of copyright, antitrust, securities, right to privacy, and general entertainment law. Mr. Isaacman has successfully defended clients in First Amendment cases throughout the judicial system up to and including the Supreme Court of the United States. Mr. Isaacman received his undergraduate degree at Penn State University and received his law degree from Harvard University Law School. He is a Fellow of the American College of Trial Lawyers and is included in the Best Lawyers in America.

        DAVID NICHOLAS.    Since March 2010, Mr. Nicholas has served as Vice President/General Manager of the CATV Division of Cheetah Technologies, a privately held company specializing in HFC network performance and monitoring. From April 2008 to March 2010, Mr. Nicholas served as Vice President of Sales for the CATV Division of Symmetricom, Inc. (NASDAQ: SYMM), a supplier of timing and synchronization hardware, software and services for the telecommunications, government and enterprise markets. From November 2006 to April 2008, Mr. Nicholas served as Vice President/General Manager of BigBand Networks, a privately held company specializing in developing innovative solutions that allow cable television operators to deliver enhanced video. From March 2005 to November 2006, Mr. Nicholas was the Senior Vice President of Strategic Sales for Xtend Networks, a division of Vyyo, Inc., an Atlanta, Georgia based provider of solutions that expand bandwidth of hybrid fiber coax networks. From February 2004 until March 2005, Mr. Nicholas was Vice President of Sales for N2 Broadband, Inc., a provider of open-platform solutions that allow cable network operators and content providers to offer on-demand services like video-on-demand ("VOD"). From January 2000 until February 2004, Mr. Nicholas was Vice President of Worldwide Sales for Concurrent Computer Corporation ("Concurrent"). In that position, he was responsible for creating and implementing VOD business strategies, overseeing sales and support services, and negotiating contracts with Concurrent's major customers, such as Comcast Corporation, Time Warner, Inc., and Charter Communications, Inc. Prior to joining Concurrent, Mr. Nicholas was Executive Vice President of the Industrial Systems Division of Pioneer Electronics Corporation from 1995 to 1999, where he played a lead role in securing a major contract with Time Warner, Inc. to supply its digital set top boxes.

        HIRAM J. WOO.    Since February 2004, Mr. Woo has been President of Regal Financial & Development Corporation ("Regal"), a real estate development and planning firm. During the period of February 2004 through April 2005, Mr. Woo also served part-time as the Chief Executive Officer, President, and director of Consolidated Food Service Corporation, an owner and operator of a small chain of steakhouse restaurants in northern California. From 1997 through 2002, Mr. Woo was President and director of Steakhouse Partners, Inc., an operator of 65 full-service steakhouse restaurants located in 11 states. On February 15, 2002, Steakhouse Partners, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. During his first stint at Regal, from 1985 through 1996, Mr. Woo was President of Regal. While at Regal, Mr. Woo was responsible for acquisitions, feasibility analyses, financing, and the overall coordination of all development and construction projects with an emphasis on residential single-family homes and multiple residential units. Mr. Woo also managed over $300 million of real estate development projects in the western United States while at Regal. Mr. Woo has wide experience in accounting, tax, and management advisory services, actively practicing in a mid-size CPA firm for a period of ten years. Mr. Woo graduated from the University of California, Berkeley, with a Bachelor of Science Degree in Accounting and Finance and is a licensed Certified Public Accountant in California.

        WALTER TIMOSHENKO.    Since 2010, Mr. Timoshenko has served as Chief Operating Officer for NYBKW, LLP, an accounting and consulting firm in New York where he oversees operations, management, marketing, and client service. Prior to joining NYBKW, LLP, Mr. Timoshenko provided independent management, operations, marketing and related consulting services to public and private companies beginning in late 2009. From 2002 until late 2009, Mr. Timoshenko served as the Chief Marketing Officer at Weiser LLP, a top 25 U.S. accounting and consulting firm headquartered in New York City, New York. At Weiser LLP, he served on the firm's Group Executive Board, and directed marketing, communications, and research efforts and served as an advisor on strategic marketing issues. As an associate member of the American Bar Association, Mr. Timoshenko has taught courses and held seminars and training sessions on management, operations, leadership, strategic marketing, negotiating, and networking. In 2002, Mr. Timoshenko developed the Annual Firm Marketing Forum for the American Institute of Certified Public Accountants and served as its first chairman. Named one of the "Top 100 Most Influential People" by Accounting Today, Mr. Timoshenko served as Director of Marketing at a leading media and entertainment law firm on the east coast and as a Director of

Marketing & Practice Development at a leading regional accounting and consulting firm, and has held management positions with Grey Advertising's LHVB Advertising Agency. Mr. Timoshenko graduated summa cum laude from St. John's University.

DIRECTOR INDEPENDENCE

        No director or executive officer of the Company is related to any other director or executive officer, and none of the Company's officers or directors hold any directorships in any other public company. The Company's board of directors has made the affirmative determination that a majority of the Company's board members are independent directors in compliance with the applicable listing rules of The NASDAQ Stock Market ("NASDAQ"). The nominees who are independent directors as determined by the board of directors are Ms. Hubbard and Messrs. Isaacman, Nicholas, Woo, and Timoshenko.

        In reaching its determination that Mr. Isaacman is an independent director under applicable NASDAQ rules, the board of directors considered fees paid of approximately $21,000 to Isaacman, Kaufman & Painter, P.C. for legal services rendered by it to the Company during the fiscal year ended March 31, 2011, as well as fees paid of approximately $163,000 to the firm by Mr. Weiner's spouse for legal services rendered by it to Mr. Weiner's spouse that are wholly unrelated to the Company or its business. Mr. Isaacman is a senior member of Isaacman, Kaufman & Painter, P.C. and may be deemed to benefit directly or indirectly from the payment of such fees to the law firm to the extent of his membership interest in the law firm. Based on the foregoing, the board of directors has concluded that the fees paid to Isaacman, Kaufman & Painter, P.C. by the Company and Mr. Weiner's spouse do not impact Mr. Isaacman's status as an independent director under NASDAQ rules.

        To the knowledge of the board of directors, there are no other transactions between the Company and any of its executive officers or directors, or among any of them, whether direct or indirect, that were considered by the board of directors in connection with its determination of director independence under applicable Securities and Exchange Commission and NASDAQ rules.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

        The members of the audit committee are Melissa Hubbard (Chair), David Nicholas, and Hiram Woo. The Company's board of directors has determined that each of the members of its audit committee is independent and that Mr. Woo is an "audit committee financial expert" within the meaning of the regulations of the Securities and Exchange Commission and the applicable rules of NASDAQ.

        The purpose of the audit committee is to assist the board of directors in its oversight of the integrity of the financial statements of the Company, the Company's compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company's internal audit function and the independent auditors. The audit committee, in performing its functions, among other things (i) oversees the work and compensation of the independent auditor, (ii) reviews the scope of the independent auditor's audit examination, including its engagement letter, prior to the annual audit, and reviews and approves the audit fees agreed upon and any permitted non-audit services to be provided by the independent auditors, (iii) recommends to the board of directors the retention or replacement of the independent auditors, which report solely and directly to the audit committee, and (iv) reviews and approves the internal corporate audit staff functions. The formal report of the audit committee for the fiscal year ended March 31, 2011 is set forth below under the caption "Report of the Audit Committee of the Board of Directors."

        The audit committee operates under a formal written charter that governs its duties and standards of performance. A current copy of the audit committee's charter is available on the Company's web site at www.noof.com, in the Investor Relations portion of the site.

Compensation Committee

        The members of the compensation committee are Walter Timoshenko (Chair) and Hiram Woo, each of whom is independent under the applicable rules of NASDAQ. The committee, pursuant to its charter, has the authority to make findings and recommendations for final approval to the Company's Eligible Directors—those directors who satisfy the necessary criteria to be considered at the time of any executive compensation determination (i) an "Independent Director" as defined in NASDAQ Rule 5605(a)(2), (ii) a "non-employee director" as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an "outside director" as that term is defined for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

        To assist the compensation committee with its responsibilities for the fiscal year ended March 31, 2010 and the fiscal year ended March 31, 2011, it retained in early 2010 the services of Compensation Resources, Inc., which was tasked with providing the compensation committee with a competitive market analysis of base salary, total cash compensation and total direct compensation for the Company's executive officers, which included an historical analysis of the Company's executive officer compensation. Compensation Resources was also engaged to conduct a study of publicly traded companies to determine, among other things, the competitive service fee arrangements for comparable boards of directors and their committees within the media industry and for similarly-sized companies in Colorado.

        The compensation committee has the power, subject to the prior approval of the Eligible Directors, to prescribe, amend, and rescind rules, to the extent allowable under the NASDAQ and other regulatory guidance, relating to the Company's equity incentive plans, to grant stock options and other awards under the New Frontier Media, Inc. 2010 Equity Incentive Plan (the "2010 Equity Incentive Plan"), and to interpret and otherwise administer the Company's equity incentive plans. The compensation committee is also responsible for providing its report regarding the Company's Compensation Discussion and Analysis that is to be included in the Company's annual report on Form 10-K and proxy statement, which report is included herein under the caption "Compensation Committee Report", for reviewing and monitoring succession plans for the chief executive officer and the Company's other executive officers, and for reviewing appropriate insurance coverage for directors and officers.

        The compensation committee may delegate its authority to one or more subcommittees of the compensation committee, but does not have the authority to delegate any of its authority regarding the consideration and recommendation of executive officer and director compensation unless the subcommittee is comprised solely of two or more outside directors. There is currently no subcommittee of the compensation committee.

        The compensation committee operates under a formal written charter that governs its duties and standards of performance. A current copy of the compensation committee's charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

Nominations Committee

        The nominations committee members are Alan Isaacman (Chair) and Walter Timoshenko, each of whom is independent under applicable NASDAQ rules. The nominations committee (i) considers, and recommends to the board of directors, individuals for election as directors, (ii) recommends to the board of directors individuals for appointment on committees of the board of directors, (iii) makes recommendations to the board of directors regarding any changes to the size of the board of directors or any committee, and (iv) performs such other duties or responsibilities expressly delegated to the nominations committee by the board of directors relating to the nomination of board of directors or committee members.

        The nominations committee uses a variety of methods for identifying and evaluating nominees for director. Our nominations committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominations committee through shareholders, management, current members of the board of directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates. Additional information concerning the Nominations Committee's processes and procedures, and positions regarding diversity on the board of directors, follows under the caption "Consideration of Director Nominees".

        The nominations committee operates under a formal written charter that governs its duties and standards of performance. A copy of the charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Recommendations and Nominees, and Evaluation of Incumbent Directors

        Shareholders wishing to recommend candidates for election to the board of directors by the nominations committee at an annual meeting must do so by completing a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Company's secretary upon written request) and a written representation and agreement (in the form provided by the Company's secretary upon written request) that such proposed nominee satisfies the criteria set forth below to: New Frontier Media, Inc., 6000 Spine Road, Suite 100, Boulder, Colorado 80301, Attention: Corporate Secretary. Any such notice must, for any given annual meeting, be delivered to the Company's secretary not more than 150 days prior and not less than 120 days prior to the date of the preceding year's annual meeting. Such nominating shareholder shall demonstrate in the questionnaire that the director nominee (i) is capable of demonstrating to the reasonable satisfaction of the board of directors or a committee thereof, in its sole discretion, an understanding of basic financial statements, (ii) is over 21 years of age, (iii) has relevant business experience (taking into account the business experience of the other directors) and high moral character, in each case as determined by the board of directors or a committee thereof, in its sole discretion, (iv) satisfies such other criteria for service on the board of directors as may be publicly disclosed from time to time by the corporation, (v) has provided any other information concerning the persons recommended that must be disclosed in proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended, and (vi) has included a consent signed by each person recommended stating that he or she consents to serve as a director of the Company if elected. The nominations committee retains the right to modify these minimum qualifications from time to time.

        In considering any person recommended by one of the Company's shareholders, the nominations committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the board of directors. Any shareholder nominee recommended by the nominations committee and proposed by the board of directors for election at an annual meeting of shareholders will be included in the Company's proxy statement for that annual meeting.

        In evaluating an incumbent director whose term of office is set to expire, the nominations committee reviews such director's overall service to the Company during such director's term, including the number of meetings attended, level of participation, quality of performance, and any transactions with the Company engaged in by such director during his or her term. In instances where it may be necessary to select a new director nominee, the nominations committee would use its network of contacts to compile a list of potential candidates, engage the assistance of a professional search firm to assist it in the identification of qualified candidates if appropriate under the circumstances, and consider nominees recommended by our shareholders or management. The nominations committee does not distinguish between nominees recommended by our shareholders and those recommended by other parties. The nominations committee would thereafter determine whether a nominee would qualify as an Eligible Director, as described above, and would satisfy the applicable criteria for an audit committee financial expert. The nominations committee would then meet to consider the candidates and their respective qualifications, ultimately choosing an appropriate candidate by majority vote.

Director Qualifications and Diversity

        Our nominations committee evaluates and recommends candidates for membership on the board of directors consistent with criteria established by the committee and the board of directors. The nominations committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess, other than as described above under the caption "Shareholder Recommendations and Nominees, and Evaluation of Incumbent Directors". When considering a potential non-incumbent candidate, however, the nominations committee will factor into its determination the following qualities of a candidate: educational background, diversity of professional experience and personal background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders. Our nominations committee also applies principles of diversity in its consideration of candidates for board of directors positions. In addition to considering characteristics such as race, gender and national origin, the committee also considers a variety of other characteristics, such as business and professional experience, education and skill, all leading to differences of viewpoint and other individual qualities that contribute to board of director heterogeneity. This has resulted in a diverse group of talented and capable members on our board of directors, as described in more detail below. The nominations committee retains the right to modify these minimum qualifications from time to time.

        The board of directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have senior leadership experience at major domestic companies. In these positions, they have also gained core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. Our directors also have an understanding of corporate governance practices and trends, which provides insight to different business processes, challenges, and strategies. Further, the Company's directors also have other industry and professional experience that makes them valuable members, such as experience in marketing, media, law and accounting, which provides diverse insight into strategic and operational issues faced from time to time by the Company.

        The nominations committee and the board of directors believe that the above-mentioned attributes, along with the leadership skills and other experiences of its board of directors members described below, provide the Company with a diverse range of perspectives and judgment necessary to guide the Company's strategies and monitor their execution. Informing the nominations committee's decisions in recommending the nominees for re-election to the board of directors were the following pertinent items relative to each director's background.

        Michael Weiner brings to the board of directors years of industry experience, building the Company from its inception to its public company status today. Mr. Weiner's leadership, drive, motivational skills, negotiation abilities, and focus on the Company's success and direction also provides the board of directors valuable insight when seeking to guide the Company into the future for the benefit of all of its shareholders.

        Ms. Hubbard is a practicing attorney who has a background in mergers and acquisitions and securities laws, which provides the Company and its management with legal insight into the Securities and Exchange Commission rules and regulations, as well as on-going business transaction-related matters. Her experience in a law firm environment, as well as her network of industry professionals, also enables her to assist the Company's management with its outside legal fees, while at the same time ensuring that the Company is retaining top quality external legal counsel for its transactional and other matters requiring legal resources. As a woman on the Company's board of directors, Ms. Hubbard also brings a diverse perspective to discussions about the Company's business and business strategies.

        Alan Isaacman is a practicing commercial litigation attorney specializing in, among other areas, First Amendment rights, and provides valuable perspective as to how these rights relate to the Company's industry. This legal expertise provides the board of directors with additional insight about the legal issues facing the Company and its industry from time to time, enabling the board of directors to navigate more nimbly than might otherwise be the case with regard to issues affecting the Company's business and prospects.

        David Nicholas is a long-time cable industry market participant with significant insight into that industry and its direction as a whole. Mr. Nicholas has valuable business relationships and contacts within the Company's several major customers. Coupled with his understanding of the technical side of the Company's business, Mr. Nicholas brings to the board of directors an objective business perspective that is invaluable to the Company as it manages its relationships with its customers and endeavors to expand those and other relationships in the industry.

        Hiram J. Woo brings to bear his experience as a certified public accountant and prior experience as a manager or officer in other public corporations to inform his decisions in the performance of his duties on the board of directors of the Company. His accounting and other experience enables him to provide additional guidance and insight to potential business transactions, budgeting analyses, financial projections, and the preparation and review of the Company's financial statements and relationships with outside and, when applicable, governmental auditors.

        Walter Timoshenko has many years of marketing experience through both electronic and traditional media, including in the areas of advertising, public and press relations, and internal and external communications. Together with his experience in organizational behavior, particularly with respect to motivating employees, negotiating compensation, managing departments, training personnel, and attracting, retaining and developing top performers, Mr. Timoshenko provides additional leadership and insight to the Company with respect to its compensation decisions, both performance based and discretionary. His background and firsthand knowledge of professional services firms, especially regarding engagement pricing and related practices, also provides management with an additional resource for negotiations and relations with its own professional services firms. His understanding of the service side of accounting and law provides additional insight into project bids and completion timeframes, engagement management, billable hours, blended rates, and final reports and deliverables.

BOARD AND COMMITTEE MEETINGS

        During the Company's fiscal year ended March 31, 2011, the board of directors held five meetings, the compensation committee held four meetings, the audit committee held four meetings and the nominations committee held two meetings. In addition, the independent members of the board of the directors held five meetings in executive session. None of the Company's incumbent directors attended less than 75% of the board meetings or meetings of the board committees on which he or she served during the last completed fiscal year.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

        The Company's directors are encouraged, but not required, to attend the annual meeting of shareholders. All of our directors attended the 2010 annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Shareholders may direct any communications intended for the board of directors to the Company's Chief Legal Officer, Marc Callipari, Esq., at mcallipari@noof.com, by facsimile to (303) 444-0848, or by mail to New Frontier Media, Inc., 6000 Spine Road, Suite 100, Boulder, Colorado 80301.

        This centralized process assists the board of directors in reviewing and responding to shareholder communications in an appropriate manner. If a shareholder wishes to direct any communication to a specific board member, the name of that board member should be noted in the communication. The board of directors has instructed the Company's Chief Legal Officer to forward shareholder correspondence only to the intended recipients, and has also instructed the Chief Legal Officer to review all shareholder correspondence and, in his discretion, refrain from forwarding any items deemed to be of a commercial or frivolous nature or otherwise inappropriate for the board of directors' consideration. Any such items may be forwarded elsewhere in the Company for review and possible response. This process has been approved by a majority of our independent directors.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Alan Isaacman	$90,000	$90,000
Melissa Hubbard	$90,000	$90,000
Walter Timoshenko	$97,500	$97,500
David Nicholas	$87,500	$87,500
Hiram Woo	$95,000	$95,000

(1)
Each director who is not a Company employee receives for performance to the Company of general board of director services, including attendance at regular and special board meetings, an annual fee of $80,000, payable in equal quarterly installments. Each such director receives an additional annual fee of $7,500 for each currently constituted board committee on which the director serves, and the chairman of each such committee receives an additional annual fee of $2,500 for such service. If at any time the board deems it appropriate to form a new board committee, the independent members of the board shall, in their sole discretion, determine appropriate compensation for directors performing such additional services. Each director is also reimbursed for reasonable expenses incurred in connection with the services provided as a member of the board and its committees. Each director may also receive discretionary share-based compensation awards as recommended from time to time by the board's compensation committee and approved by a majority of the then independent members of the board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules of the Securities and Exchange Commission require our directors and executive officers and beneficial owners of more than 10% of our common stock to file reports, within specified time periods, indicating their holdings of and transactions in our common stock and derivative securities. Based solely on a review of such reports provided to us and written representations from such persons regarding the necessity to file such reports, we are not aware of any failures to file reports or report transactions in a timely manner during our fiscal year ended March 31, 2011.

CORPORATE GOVERNANCE

        The Company operates according to a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with those responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and will continue to make adjustments from time to time to ensure compliance in this area. Information regarding our corporate governance that is not provided below is described elsewhere in this proxy statement.

Corporate Governance Guidelines

        The Company has adopted Corporate Governance Guidelines that are intended to promote the functioning of the board of directors and its committees and to set forth, among other things, the duties, responsibilities and qualifications of the members of the board of directors. A copy of the Corporate Governance Guidelines is available on our website at www.noof.com, in the Investor Relations portion of the site.

Code of Ethics

        All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management. Each of these codes is available for review under the Corporate Governance link in the Investor Relations portion of the Company's website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules promulgated under the Securities Exchange Act of 1934, as amended. Violations of either code of ethics may be reported anonymously to the Company's audit committee through a link in the Investor Relations section of our website at www.noof.com.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE AND RISK OVERSIGHT

        Our Company is led by Mr. Michael Weiner, who co-founded the Company and has served as our Chairman and Chief Executive Officer since January 2004. Since becoming a public company, all of our Chief Executive Officers have simultaneously served as chairman of our board of directors. Our board of directors comprises Mr. Weiner and five other directors who have been determined to be independent directors under the applicable rules of the NASDAQ. The board also has three standing committees: an audit committee; a nominations committee; and a compensation committee. Each of the committees is composed solely of independent directors with each committee having an independent director serving as chair.

        Our Company's bylaws do not require that the roles of Chairman and Chief Executive Officer be combined, but we believe our Company and its shareholders have been well-served by this leadership model. Having a single person lead the Company and the board of directors provides clear leadership, helps to maintain a uniform management vision for the Company and the board of directors and creates efficiency in the Company's management. Pursuant to Securities and Exchange Commission and NASDAQ rules, regularly scheduled executive sessions of independent directors are also held at least annually. Such meetings promote open discussion by the independent directors, enabling them to serve as a check on management, if necessary. The meetings of the independent directors are chaired by a presiding director, who is an independent director appointed by the independent directors then participating in the meeting.

        Our independent audit committee is responsible for oversight of the risk assessment and risk management functions of the Company, including discussing with management the Company's major risk exposures and the steps management has taken to monitor and control such exposures. While the audit committee has primary responsibility for oversight of risk management and assessment, the entire board of directors is involved in this process. Additionally, each board of directors committee evaluates the specific risks within its area of responsibility.

        One of the responsibilities of our board of directors and its independent nominations committee is to evaluate the effectiveness of the board of directors and make recommendations regarding its organization and operation. While we recognize that different board leadership structures may be appropriate for different companies, we believe our current leadership structure, as described above, provides the most effective form of leadership for our Company at this time. We believe that our directors provide effective oversight of risk management through the board of directors' regular dialogue with Company management and assessment of specific risks within each committee's areas of responsibility.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        Our executive compensation program is designed to attract, retain, and motivate superior executive talent, to align their interests with those of our shareholders and to support our growth and profitability. Consistent with those purposes, our compensation philosophy embodies the following principles:

  •
  the compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals, and provide for consequences for underperformance;

  •
  compensation should reflect differences in position and responsibility;

  •
  compensation should be comprised of a mix of cash and equity-based components that align the short- and long-term interests of our executives with those of our shareholders; and

  •
  the compensation program should be understandable and transparent.

        In structuring a compensation program that implements these principles, we developed the following objectives for our executive compensation program:

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  overall compensation levels should be competitive and should be set at levels necessary to attract and retain talented leaders and motivate them to achieve superior results;

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  a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, in particular with respect to our two most senior executive officers;

  •
  total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating and financial goals and strategic initiatives;

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  the number of different elements in our compensation program should be limited, and those elements should be understandable and effectively communicated to executive officers and shareholders; and

  •
  compensation should be set at levels that promote a sense of equity among all employees and appropriate stewardship of corporate resources, while giving due regard to our industry and any premiums that may be necessary in order to attract top talent at the executive level.

        In 2010, our compensation committee engaged Compensation Resources, Inc. ("Compensation Resources") to assist it in confirming that the pay-for-performance objectives of our executive compensation program were effective and modifying our compensation program to the extent necessary to promote enhanced implementation of our compensation philosophy and principles. In its report to the compensation committee and board of directors, Compensation Resources compared the compensation paid to our executive officers and the co-presidents of our wholly-owned subsidiary MRG Entertainment, Inc. to three peer groups composed of publicly traded companies, with a fourth peer group composed of publicly traded companies developed for use specifically for comparative purposes only for the MRG Entertainment officers. The peer groups were determined by Compensation Resources after detailed research efforts following its in-depth interviews with the executive officers and board of directors of the Company regarding, among other things, the scope of the Company's business and operations. The peer groups were also required to be composed of companies satisfying, as applicable for a particular peer group, industry group, geographic location or revenue specific criteria. Private companies were excluded because the relevant data with respect to such companies is difficult to obtain and confirm for accuracy. The goal of the peer group analysis was to provide an indication of central tendency in executive compensation in the marketplace in which the Company competes.

        The first peer group was composed of the following relatively similar-situated media industry focused public companies with annual revenues ranging from $25 million to $140 million: (1) 4kids Entertainment Inc.; (2) Beasley Broadcast Group Inc.; (3) Image Entertainment Inc.; (4) Outdoor Channel Holdings Inc.; (5) Players Network; (6) Private Media Group Inc.; (7) Ricks Cabaret International Inc.; and (8) VCG Holding Corp. The second peer group was composed of the following Colorado public companies with revenues ranging from $20 million to $170 million: (1) Aerogrow International Inc.; (2) Allied Motion Technologies; (3) Birner Dental Management Services Inc.; (4) Capsource Financial Inc.; (5) Century Casinos Inc.; (6) Evergreen Energy Inc.; (7) Global Employment Holdings Inc.; (8) Global Med Technologies Inc.; (9) Hallador Energy Co.; (10) Incentra Solutions Inc.; (11) Isonics Corp.; (12) Parent Co.; (13) Ramtron International Corp.; (14) Real Goods Solar, Inc.; (15) Rocky Mountain Chocolate Factory Inc.; (16) Royal Gold Inc.; (17) Silicon Mountain Holdings; (18) Simtek Corp.; and (19) United Western Bancorp Inc. The third peer group was composed of the following public companies engaged in the Company's industry irrespective of size: (1) Atlantic Broadband Finance, LLC; (2) CKX Inc.; (3) Crown Media Holdings Inc.; (4) Discovery Communications Inc.; (5) Dreamworks Animation Inc.; (6) Gemstar-TV Guide International Inc.; (7) Playboy Enterprises Inc.; (8) RCN Corp.; (9) RHI Entertainment Inc.; (10) Tivo Inc.; and (11) World Wrestling Entertainment Inc. The fourth peer group was composed of the following public companies engaged in the motion picture production industry: (1) Ante4, Inc.; (2) China Cablecom Holdings Ltd.; (3) Image Entertainment Inc.; (4) Multiband Corp.; (5) Point.360; (6) Rentrak Corp.; and (7) Secured Digital Applications. Each of these peer groups was selected to ascertain where our historical compensation practices were relative to market levels.

        Compensation Resources' quantitative analyses for these purposes included comparisons of executive base salary compensation, total cash compensation (base salary plus bonus), and total direct compensation (total cash compensation plus long-term incentive awards), as well as short- and long-term incentive targets and relative dilution levels for such awards, during 2009. The Compensation Resources report confirmed in its analysis that the executive officers of the Company were within or below the market consensus range (which takes into account among other things the mean, median and regression calculations for determining consensus) in all areas of compensation analyzed except that the Chief Executive and Chief Technology Officers were above the base salary market consensus by approximately $47,000 and $23,000, respectively. With the other compensation components included in the analysis, however, our Chief Executive Officer's total direct compensation was more than $200,000 below the market consensus and more than $20,000 below the low end of the market consensus range, and our Chief Technology Officer's total direct compensation was within the range of market consensus and more than $25,000 below the high end of the market consensus range.

        The Compensation Resources report also highlighted elements of our historical pay-for-performance objectives that could be improved, which included recommendations that the Company increase the percentage of compensation for the executive officers represented by pre-established, objective, performance-based criteria. The report also acknowledged that the economic downturn impacting the market since late 2008 has significantly reduced or eliminated the motivational element of many of the Company's outstanding stock options. With regard specifically to executive officer ownership of Company equity, in particular in light of the outstanding stock option values, the Compensation Resources report recommended that the Company consider developing and adopting stock ownership guidelines for the executive officers in an effort to better align their interests with the interests of the shareholders generally (noting that Mr. Weiner held already a reasonable amount of stock for that purpose). The compensation committee continues to work to develop proposals for consideration by the Eligible Directors and the full board of directors with respect to those areas of executive compensation where Compensation Resources made recommendations for improvement or change, and the discussions ensuing from such efforts informed the compensation committee's recommendations of executive officer bonuses for fiscal 2011 and base salary recommendations for fiscal 2012.

        All decisions regarding compensation of our executive officers have been presented by our compensation committee and ratified by the Eligible Directors on our board of directors.

Elements of Executive Compensation and Attendant Risks

Elements

        Our executive compensation program is comprised of:

  •
  base salary;

  •
  performance-based cash bonus incentives;

  •
  long-term equity incentive awards;

  •
  perquisites; and

  •
  post-employment compensation arrangements.

        These elements of compensation are supplemented by the opportunity to participate in benefit plans that include employer matching contributions and are generally available to all of our employees, such as our 401(k) plan.

Risks

        With respect to the performance-based cash bonus incentives and long-term equity incentive awards in particular, the compensation committee is cognizant of the possibility that if they are not effectively structured, executive officers could be motivated unintentionally to take unnecessary or excessive risks, even if well-intentioned, to achieve the objectives recommended by the committee and approved by the Eligible Directors for payouts of their respective cash bonuses and increase share value in order to capitalize on the potential underlying value of their respective equity awards. For example, if performance-based cash bonus targets are set at levels believed by the executive officers unlikely to be reasonably achieved, either in whole or in part, they may be more inclined to find novel, but possibly less sound, avenues to improve company performance that may ultimately prove detrimental to the Company. Such may be the case in instances where performance targets are not achieved or are achieved only at modest levels over a period of years. In addition, if equity incentive awards such as stock options are significantly underwater and therefore perceived to be of little or no value, as a result of general market conditions or otherwise, greater risks may be taken in order to improve stock prices to increase the value of the equity awards rather than the long-term health of the enterprise. While our compensation committee has no reason to believe that any of our executive officers would take such risks, its aim is to monitor the components of each executive officer's incentive compensation package and make adjustments annually with the goal that management is not unintentionally motivated to take unnecessary risks but rather motivated to promote the best interests of the Company and its shareholders as a whole.

Base Salary

        We provide our executive officers with a base salary under negotiated employment agreements to provide them with a fixed amount of compensation for services rendered during a fiscal year. We believe this is consistent with competitive practices and will help assure our retention of, and attract from time to time as needed and in light of our industry, new, qualified leadership in those positions. We intend to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience, taking into consideration changes from time to time in the consumer price index and whether competitive adjustments are necessary to assure retention. Consideration is also given, in each case, to (1) the historical results achieved by each executive officer and the Company during each executive officer's tenure as well as historical compensation received by each executive officer during such tenure, (2) whether each such officer is enhancing the team-oriented nature of the executive officer group, (3) the potential of each executive officer to achieve future success, (4) the perceived contributions and value added by each executive officer to the success of the enterprise as a whole, and (5) the scope of responsibilities and experience of each executive officer. In addition, evaluations are made regarding the competencies of each executive officer that are considered essential to our success.

        With respect to the executive officer compensation decisions for the fiscal year ended March 31, 2011, the compensation committee evaluated the historical performance of each of our executive officers for all periods prior to the fiscal year ended March 31, 2011 before making any determination whether to recommend changes to their base salaries under their respective amended and restated employment agreements. It was observed as a result of the evaluation that the executive officer team has been working particularly hard in recent years and devoting extraordinary effort during this unusually difficult economic downturn to maintain our Company's position as a market leader in its industry. Notwithstanding the financial performance of the Company as a whole during this period of global recession, the executive team has improved performance and expanded its presence internationally and solidified its position in the market domestically. The executive officers who do not have the same opportunities to increase revenues (the chief legal officer and chief financial officer) performed exceedingly well in reducing overhead and expenses and finding ways to better the bottom line. Finally, the entire team has been tireless in its efforts to create new models for growth and profitability for its existing content, and has been particularly active in its focus on new areas of expansion in the Company's and other related industries that would generate additional revenues and open up new opportunities for improving shareholder value.

        In its discussions with and recommendations to the Eligible Directors, the compensation committee also took into consideration the market data provided by Compensation Resources, the information obtained from the evaluations of historical performance, and the compensation committee's beliefs regarding, among other things, the importance of the executive officers' roles in our success as an enterprise, the difficulty we would experience in finding comparable replacements given our industry, perceived continuing competitive pressures in the marketplace for high-caliber executive talent and, with respect to our chief executive officer and president specifically, the significant role played by each of them in maintaining and expanding our relationships with our major customers and managing our relationships with investors and the market.

        In furtherance of the foregoing objectives and based in substantial part upon the foregoing considerations, as well as the decisions made with respect to year-end bonuses and salary increases in the last fiscal year that were paid as a result of the foregoing efforts and successes, it was determined that there would be no increase in base salaries for our named executive officers for the fiscal year ending March 31, 2012. Base salaries remain subject, however, to the compensation committee's discretion to recommend to the Eligible Directors increases in future periods.

Performance-Based Cash Bonus Incentives

        Our rationale behind performance-based cash incentive compensation is rooted in our desire to encourage achievement of goals established for our short- and long-term financial and operating results, and to reward our executive officers for consistent or exceptional performance in achieving or assisting us in achieving or exceeding such goals. Bonus opportunities for our chief executive officer and our president are based one-third and one-quarter, respectively, on the achievement of performance based criteria established within 90 days after the beginning of each fiscal year by our compensation committee and Eligible Directors, with the remaining percentages of available bonus opportunities being determined in the discretion of the compensation committee and Eligible Directors based on each executive officer's individual performance as measured against objective and subjective criteria established by the recommendation of the compensation committee and ratification by the Eligible Directors at the time of the bonus award. Our other named executive officers are eligible only for discretionary bonuses as may be recommended by the compensation committee and approved by our Eligible Directors.

        We generally offer performance based bonuses to the eligible named executive officers, who we believe to have the most direct impact on the Company's performance each year, in percentages indicating the impact each such executive officer is expected to make relative to the other executive officer in that respect. In the case of our chief executive officer, however, the compensation committee and Eligible Directors currently believe it is important to maintain discretion over the largest portion of the bonus opportunity to ensure that that portion of the bonus is paid only if the contributions are perceived by the compensation committee and Eligible Directors to have directly impacted the Company's performance in a particular year. Our named executive officer bonus opportunities are capped as provided below under the caption "Executive Compensation—Employment Contracts of Named Executive Officers".

        No discretion is exercised to increase or decrease payouts with respect to that portion of any bonus that is based on pre-established, objective performance criteria. Additionally, no performance based bonuses have been awarded since they have been implemented in 2007, as none of the performance criteria have been satisfied during the applicable performance periods. Notwithstanding the lack of payouts and acknowledging the impact of the economic downturn on the Company's performance, the compensation committee and Eligible Directors continue to believe that the goals the eligible executive officers are being motivated to attain in order to achieve the performance based criteria, especially in light of the downward adjustments made to the performance targets for the fiscal year ended March 31, 2010, are appropriate and have not been set so high as to have the unintended consequence of motivating them to consider shorter term paths to achieve the goals that could be counterproductive to the Company's long-term success.

        Taking into consideration the current market conditions as well as other factors, including the report of Compensation Resources and executive officer and Company performance during the past few completed fiscal years relative to the targeted financial categories, the compensation committee and Eligible Directors determined that the performance-based objective bonus criteria for the fiscal year ending March 31, 2012 be based upon increases in the following financial categories: (1) net revenue increases of 10% over the prior year's net revenue; (2) pretax operating earnings after interest expense and before bonuses and extraordinary or special items of 66% over the prior year's results; and (3) share price increases at fiscal year end 2012 of 10% over the prior year end share price. Each category will be given equal weight in the determination of whether the full bonus opportunity is achieved, with each comprising approximately 33% of the performance-based bonus target. As mentioned above with respect to prior year periods, no discretion will be exercised to increase or decrease payouts with respect to that portion of any bonus that is based on pre-established, objective performance criteria for the fiscal year ending March 31, 2012.

        The compensation committee and Eligible Directors believe it is important that the targets should be perceived by the eligible executive officers to be, upon the exertion of extra effort and hard work, reasonably attainable during the current fiscal year. Absent such perception, the committee and Eligible Directors believe that the eligible executive officers might not be motivated by the bonus opportunity, which, given the current state of the economy generally, could be viewed by them to be unattainable and therefore illusory.

        With respect to the discretionary portion of the annual incentive bonuses, the compensation committee and Eligible Directors do not use a fixed formula in determining annual payouts, but do link them to financial objectives of importance to the Company, including revenue and earnings growth, return on invested capital, and creation of shareholder value. The compensation committee and Eligible Directors focus on individual performance, which enables them to differentiate among executives and emphasize the link between personal performance and compensation. Given the Company's relative success during the last two years, in comparison to the Company's peers, of the executive officers' performance, our committee suggested and the Eligible Directors approved for the fiscal year ended March 31, 2011, discretionary cash bonuses to each of our chief executive officer, president, chief technology officer, chief financial officer and chief legal officer in the amount of $300,000, $350,000, $35,000, $30,000 and $30,000, respectively, in order to reward prior efforts and motivate them to continue to work exceedingly hard to achieve the goals and objectives of the Company.

Long-Term Equity Incentives

        The compensation committee and Eligible Directors believe that basing a portion of executive compensation on equity incentives aligns the executive officers' goals with those of our shareholders and encourages long-term retention and operational and financial success. Accordingly, the Company places emphasis on compensation tied to the market price of our common stock, designing equity compensation grants in a manner intended to allow our executive officers to earn additional compensation based on the appreciation of our common stock value over time.

        In that regard, based in part on a review of the Company's outstanding equity awards and current market price information for the Company's shares of common stock underlying outstanding equity awards, as well as information received from the Company's compensation consultants, including the Altman Group (which provided input into the terms of our 2010 Equity Incentive Plan), our compensation committee and Eligible Directors determined that many of the outstanding equity incentive awards are no longer providing the motivating effect originally contemplated. Therefore, consistent with the foregoing policies and beliefs, the committee and Eligible Directors granted in December 2009 additional stock options under the Company's then effective 2007 Stock Incentive Plan with exercise prices above fair market value relative to the then current, economic downturn adjusted, market price for our common stock. It was believed that such grants were necessary not only to align the executive officers' interests with shareholders, but to do so in a manner that would eliminate or limit the motivation for the executive officers to take unnecessary risks in order to make the historical equity awards again valuable.

        Subsequent to the grant of such awards, the Company adopted our 2010 Equity Incentive Plan to replace the 2007 Stock Incentive Plan, and the 2010 Equity Incentive Plan was approved by our shareholders at last year's annual shareholders meeting. No equity awards were granted under the 2010 Equity Incentive Plan during the Company's fiscal year ended March 31, 2011. The Eligible Directors did, however, approve grants of new awards to the executive officers in April 2011 in an effort to further motivate them to raise our common stock share value over time, but without taking unnecessary or excessive risk in order to achieve the desired goal in too short a period of time. Subject to the approval of the Eligible Directors, the compensation committee may in the future recommend the grant of additional awards or make other forms of equity incentive awards under the 2010 Equity Incentive Plan, including restricted stock awards, to our executive officers in an effort to motivate them further as intended and consistent with their beliefs on the topic.

Perquisites

        We provide our executive officers perquisites to enhance, in a cost-efficient manner, our executives' compensation packages and to make them more attractive to our executive officers relative to our competition. Perquisites are also provided to enable and motivate our executive officers to perform more easily and routinely services on behalf of the Company when they are out of the office. The perquisites provided to our executive officers include automobile allowances, payment of long-term disability insurance premiums, reimbursement for cable or direct broadcast services at home, reimbursement for high-speed internet service at home, airport terminal airline club membership fees, utilization of administrative employees for non-work related matters (e.g., personal household errands) of the chief executive officer and president and, in the case only of our chief executive officer, payment of long-term care insurance premiums.

Post-Employment Compensation

        All of our executive officers are employed on an "at will" basis, meaning we or any executive officer may terminate employment at any time. As such, there is no contractual notice period required prior to termination of employment and there is no requirement to pay severance outside the contractual requirements of each executive officer's employment agreement. The employment agreements with our executive officers, as amended to date, provide for the payment of additional compensation, accelerated vesting of outstanding stock options, and benefit continuation in the event of a termination of employment without cause by the Company or by the executive officer because of a material diminution in the executive officer's title, position or responsibilities, a reduction in the executive officer's then current base salary, or, after a change in control of the Company, the relocation of our executive offices outside of the Boulder, Colorado area. The severance and change in control payment arrangements were agreed upon in order to maintain management stability, especially during times of organizational stress due to possible business transactions facing the Company that could have resulted in a change of ownership, and to ensure that our executive officers are either acknowledged by a future owner as valuable executives going forward or rewarded for their efforts in creating value in connection with any such change in control transaction.

Other Compensation

        Our executive officers are also eligible to participate in our 401(k) plan on the same terms as our other employees. We provide matching contributions to the same extent for our executive officers as we do for our other employees.

Management's Role in Establishing Executive Compensation

        Management plays an important role in assisting our compensation committee in determining the compensation arrangements for our executive officers to be recommended for approval by our Eligible Directors. Important aspects of the role include:

  •
  evaluating employee performance;

  •
  suggesting to the compensation committee business performance targets and objectives;

  •
  providing invaluable insight to the compensation committee regarding management's perceptions of whether the Company's performance-based incentives and long-term equity incentive awards are having the intended motivating effect on management; and

  •
  recommending salary and bonus levels and equity awards.

        During this process, our executive officers may be asked to provide guidance to the compensation committee and Eligible Directors regarding background information for our strategic objectives, an evaluation of the performance of our executive officers, and compensation recommendations as to the executive officers. Members of the compensation committee and other Eligible Directors met informally with our executive officers throughout the year to discuss compensation matters and compensation policies, and more frequently with our chief executive officer to obtain insight regarding the day to day performance of each of the other executive officers. Each executive officer also has the opportunity to negotiate the terms of their respective employment agreements as they come up for renewal from time to time.

Limits on the Deductibility of Compensation and Other Regulatory Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1.0 million paid to named executive officers other than our chief financial officer is not deductible unless it is performance-based and satisfies the conditions of the exemption. While our compensation committee and board of directors considers all compensation paid to our named executive officers to be performance-based, not all of the compensation paid to them historically meets the definition of "performance-based" compensation in Section 162(m). Equity compensation awarded to our named executive officers is designed to qualify as performance-based compensation under Section 162(m), but discretionary cash bonuses recommended by the compensation committee and approved by the Eligible Directors will not qualify. Our compensation committee and board of directors believe, however, that retaining discretion in determining some bonus awards within the parameters of the performance goals is essential to their overall responsibilities. While the compensation committee and Eligible Directors will continue to consider the impact of Section 162(m) on our compensation program, they reserve the right to pay nondeductible compensation in the future if they determine that it is appropriate to do so. It is our policy to review all compensation plans and policies against accounting, securities and tax regulations, including Internal Revenue Code Section 162(m), Internal Revenue Code Section 409A, and FASB ASC 718.

COMPENSATION COMMITTEE REPORT

        Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K for its last completed fiscal year.

  Walter Timoshenko (Chair)
  Hiram J. Woo

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(5)	All Other Compensation ($)		Total ($)
Michael Weiner	2011	600,000	300,000	—	41,877	(1)	941,887
Chairman of the Board and Chief	2010	600,000	200,000	140,715	34,522	(1)	975,237
Executive Officer	2009	600,000	—	593,595	41,298	(1)	1,234,893
Grant Williams	2011	285,000	30,000	—	22,534	(3)	337,534
Chief Financial Officer	2010	250,000	—	18,762	21,758	(3)	290,520
	2009	208,154	—	—	8,596		216,750
Ken Boenish	2011	500,000	350,000	—	33,556	(2)	883,556
President	2010	500,000	275,000	140,715	32,985	(2)	948,700
	2009	500,000	—	395,730	31,794	(2)	927,524
Scott Piper	2011	300,000	35,000	—	23,829	(3)	358,829
Chief Technology and Information	2010	275,000	—	18,762	23,136	(3)	316,898
Officer	2009	237,981	—	65,955	6,308		310,244
Marc Callipari	2011	275,000	30,000	—	20,342	(3)	325,342
Chief Legal Officer	2010	250,000	—	18,762	20,616	(3)	289,378
	2009	210,154	—	65,955	7,222		283,331
Marc Greenberg(6)	2011	228,846	—	—	220,766	(4)	449,612
Former Co-President MRG Entertainment, Inc.
Richard Goldberg(7)	2011	311,538	—	—	164,697	(4)	476,235
Former Co-President MRG Entertainment, Inc.

(1)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term care and long-term disability insurance, cable/direct broadcast and home broadband services, Company contributions to 401(k) plan, and airport terminal airline club membership fees.

(2)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, Company contributions to 401(k) plan, and airport terminal airline club membership fees.

(3)
Amount includes car allowance, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, and Company contributions to 401(k) plan.

(4)
Amount includes car allowance, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, and Company contributions to 401(k) plan. Amount also includes severance payments in the amount of $198,068 and $142,160 paid to Messrs. Greenberg and Goldberg, respectively.

(5)
Reflects the aggregate grant date fair value of grants of stock options to each of the listed officers in the years shown. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the year ended March 31, 2011 that are included in our appended annual report attached hereto as Appendix A.

(6)
Mr. Greenberg's employment with MRG Entertainment, Inc., a wholly-owned subsidiary of the Company, was terminated without cause on October 10, 2010. As a result of the aggregate amount of compensation paid to Mr. Greenberg during the fiscal year ended March 31, 2011 pursuant to his employment agreement, he is required by applicable rules of the Securities and Exchange Commission to be included in this table and therefore deemed a named executive officer for the purposes of reporting executive compensation for the fiscal year ended March 31, 2011.

(7)
Mr. Goldberg's employment with MRG Entertainment, Inc. was terminated without cause on December 1, 2010. As a result of the aggregate amount of compensation paid to Mr. Goldberg during the fiscal year ended March 31, 2011 pursuant to his employment agreement, he is required by applicable rules of the Securities and Exchange Commission to be included in this table and therefore deemed a named executive officer for the purposes of reporting executive compensation for the fiscal year ended March 31, 2011.

Employment Contracts of Named Executive Officers

        The Company has entered into employment agreements with each of our named executive officers. The agreements with each of Messrs. Weiner and Boenish expire on March 31, 2015, and the agreements with the other named executive officers expire on March 31, 2014. The agreements provide for base salaries and discretionary bonuses and, with respect to the chief executive officer and president, performance-based bonuses (based on pre-established objective criteria). For the fiscal year ending March 31, 2012, base salaries for Messrs. Weiner, Boenish, Williams, Callipari and Piper will remain at their prior fiscal year levels as follows: $600,000, $500,000, $285,000, $275,000 and $300,000, respectively. The base salaries are subject to increases during the employment terms at the discretion of our compensation committee, subject to approval by the Eligible Directors. Aggregate bonus targets have been capped through fiscal year 2013 for Messrs. Weiner and Boenish at their applicable base salaries. The performance based portion comprises one-third of Mr. Weiner's aggregate bonus target and one-quarter of the aggregate bonus target for Mr. Boenish. The compensation committee recommends, subject to approval by the Eligible Directors, whether to award discretionary bonuses. Except with respect to Mr. Williams, the employment agreements of our executive officers contain covenants not to compete and not to solicit employees of the Company for a period of one year following the date upon which the executive officer ceases to be paid any compensation by the Company (during the employment term in the cases of Messrs. Boenish and Callipari). Additional information regarding the employment arrangements with our named executive officers is provided above under the caption "Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation and Attendant Risks."

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Michael Weiner	112,500	(1)	112,500	(1)	4.67	04/02/2018
Chairman of the Board and Chief Executive Officer	75,000	(2)	75,000	(2)	2.15	12/15/2019
Grant Williams	10,000	(3)	—		8.71	10/16/2016
Chief Financial Officer	15,000	(4)	5,000	(4)	5.25	12/17/2017
	10,000	(2)	10,000	(2)	2.15	12/15/2019
Ken Boenish	75,000	(5)	—		7.84	06/14/2014
President	75,000	(5)	—		8.62	06/14/2014
	225,000	(6)	—		6.42	07/12/2015
	75,000	(1)	75,000	(1)	4.67	04/02/2018
	75,000	(2)	75,000	(2)	2.15	12/15/2019
Scott Piper	15,000	(7)	—		9.42	02/05/2017
Chief Technology and Information Officer	12,500	(1)	12,500	(1)	4.67	04/02/2018
	10,000	(2)	10,000	(2)	2.15	12/15/2019
Marc Callipari	10,000	(8)	—		8.40	09/26/2016
Chief Legal Officer	12,500	(1)	12,500	(1)	4.67	04/02/2018
	10,000	(2)	10,000	(2)	2.15	12/15/2019
Marc Greenberg(9)	—		—		—	—
Former Co-President MRG Entertainment, Inc.
Richard Goldberg(10)	—		—		—	—
Former Co-President MRG Entertainment, Inc.

(1)
Granted on April 2, 2008 and exercisable in 25% annual increments beginning on April 2, 2009.

(2)
Granted on December 15, 2009 and exercisable in 50% annual increments beginning on December 15, 2010.

(3)
Granted on October 16, 2006.

(4)
Granted on December 17, 2007 and exercisable in 25% annual increments beginning December 17, 2008.

(5)
Granted on June 14, 2004.

(6)
Granted on July 12, 2005.

(7)
Granted on February 5, 2007.

(8)
Granted on September 26, 2006.

(9)
Mr. Greenberg's employment with MRG Entertainment, Inc. was terminated without cause on October 10, 2010.

(10)
Mr. Goldberg's employment with MRG Entertainment, Inc. was terminated without cause December 1, 2010.

POTENTIAL PAYMENTS UPON TERMINATION

        The following table shows potential payouts upon various termination scenarios for our named executive officers, assuming termination as of March 31, 2011.

Name	Benefit	Termination by the Company without Cause or by the executive for Good Reason ($)(1)(3)		Termination After Change in Control ($)(2)(3)
Michael Weiner	Severance pay	2,400,000		2,400,000
Chief Executive Officer	Bonus payment	—		250,000
	Health and welfare	15,322		15,322
	Vesting of outstanding options	—	(4)	—	(4)
Grant Williams	Severance pay	855,000		855,000
Chief Financial Officer	Bonus payment	—		15,000
	Health and welfare	15,322		15,322
	Vesting of outstanding options	—	(4)	—	(4)
Ken Boenish	Severance pay	2,000,000		2,000,000
President	Bonus payment	—		312,500
	Health and welfare	13,027		13,027
	Vesting of outstanding options	—	(4)	—	(4)
Scott Piper	Severance pay	900,000		900,000
Chief Technology and Information	Bonus payment	—		17,500
Officer	Health and welfare	22,495		22,495
	Vesting of outstanding options	—	(4)	—	(4)
Marc Callipari	Severance pay	825,000		825,000
Chief Legal Officer	Bonus payment	—		15,000
	Health and welfare	22,495		22,495
	Vesting of outstanding options	—	(4)	—	(4)
Marc Greenberg(5)	Severance pay	—		—
Former Co-President of MRG	Bonus payment	—		—
Entertainment, Inc.	Health and welfare	—		—
	Vesting of outstanding options	—		—
Richard Goldberg(6)	Severance pay	—		—
Former Co-President of MRG	Bonus payment	—		—
Entertainment, Inc.	Health and welfare	—		—
	Vesting of outstanding options	—		—

(1)
The amounts represent severance benefits under the employment agreements of our named executive officers in the event an executive's employment is terminated (a) by the employer without cause (subject to the applicable officer's execution of a written release in favor of employer), (b) by the executive for a material breach by the employer of executive's employment agreement, or (c) by the executive for good reason (material diminution in position or responsibility). Following any such termination, in addition to any accrued entitlements (for example, accrued but unpaid base salary) and immediate vesting of all outstanding options, the executive officer would be entitled to continue to receive the executive officer's base salary for the duration of the employment period (or, if longer, 24 months in the case of the chief executive officer and 18 months in the case of the other executive officers). Additionally, the executive officers would continue to be entitled to receive substantially equivalent benefits for the duration of the employment period. In addition, if any such termination occurs during our fourth fiscal quarter, any bonus for eligible executives based on pre-established objective criteria would be prorated based upon the number of months worked in the fiscal year if the executive officer achieved, or is on track to achieve, the applicable criteria.

(2)
The amounts represent payments if termination occurs by the executive officers after a change in control for any of the following reasons: (i) assignment of duties not reasonably consistent with the named executive officer's position, duties, responsibilities, titles or offices prior to the change in control; (ii) relocation of the Company's executive offices outside of the Boulder, Colorado area; (iii) material change in the then effective title of the named executive officer; or (iv) any reduction in the executive's then current base salary. Except as described below, our named executive officers are entitled under their employment agreements to receive the benefits described in note (1) above following a voluntary termination of employment by them for the reasons described above after a change in control. In the event of any such voluntary termination, eligible named executive officers would also be entitled to a lump-sum payment (rather than salary continuation) equal in amount to the executive officer's base salary for the remaining term of the employment agreement or 18 months (24 months in the case of the chief executive officer), whichever is greater, and an amount equal to one year's bonus as measured by the average annual bonus awarded to the executive officer during the two preceding full bonus years.

(3)
Notwithstanding the above described severance and change in control arrangements, in the event that any of the named executive officers is at the time of their employment termination a "specified employee" within the meaning of Section 1.409A-1(i) of the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, all of such payments shall be delayed until six months after the date of such termination, except that during such six-month period we will make all payments provided for under the agreements to the extent that they do not exceed two times the lesser of the named executive officer's prior year annualized compensation and the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the termination occurs, and any amounts deferred as provided herein shall be paid in a lump-sum amount at the expiration of such six-month period.

(4)
The estimated benefit from the vesting of outstanding options was calculated by multiplying the number of unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on March 31, 2011, which was $1.77, and the exercise price of the option.

(5)
Mr. Greenberg's employment with MRG Entertainment, Inc. was terminated without cause on October 10, 2010.

(6)
Mr. Goldberg's employment with MRG Entertainment, Inc. was terminated without cause December 1, 2010.

LIMITS ON LIABILITY AND INDEMNIFICATION

        The Company's amended and restated articles of incorporation, as amended, eliminate, in the absence of fraud, the liability of our executive officers and directors to the Company and its shareholders for any profit realized by them from or through any contract, lease or other dealing with the Company. The Company's amended and restated bylaws provide that, to the fullest extent permitted by the Colorado Business Corporation Act, as amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, unless the breach or failure involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act, as amended, or the articles of incorporation of the Company (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the Company concerning any acts or omissions concerning any proceeding other than in the right of the Company or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the Company or of a shareholder. Our amended and restated articles of incorporation, as amended, and amended and restated bylaws further provide for indemnification by the Company of its officers and directors to the fullest extent permitted by Colorado law.

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company under the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Messrs. Woo and Timoshenko served on the compensation committee of the board of directors during the Company's fiscal year ended March 31, 2011. Neither of such directors has been an employee or officer of the Company. During the Company's last completed fiscal year, none of the Company's executive officers served on the compensation committee or board of directors of another entity whose executive officers served on the Company's compensation committee or board of directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth, as of March 31, 2011, the number of shares of our common stock to be issued upon exercise of outstanding options, warrants, and rights, the weighted average exercise price of outstanding options, warrants, and rights, and the number of securities available for future issuance under our 2010 Equity Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,171,177	$5.17	1,175,000
Equity compensation plans not approved by security holders	—	$—	—

Total	2,171,177	$5.17	1,175,000

 TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTION POLICY

        The audit committee of our board of directors has adopted by resolution policies and procedures for the review, approval or ratification of all transactions involving the Company and any "related person" as defined under applicable rules of the Securities and Exchange Commission. The policy covers any related person transaction that meets or is expected to meet the minimum dollar threshold for disclosure in the proxy statement under such applicable rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Under the policy:

  •
  Any proposed related person transaction must be reported to one of the Company's authorized officers: the chief executive officer, the chief financial officer or the chief legal officer, and reviewed and approved by the audit committee, after full disclosure of the related person's interest in the transaction, whenever practicable prior to effectiveness or consummation of the transaction.

  •
  If any of the authorized officers determines that advance approval of a transaction is not practicable under the circumstances, the audit committee shall review the transaction, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next audit committee meeting or at its next meeting following the date that such transaction comes to the attention of an authorized officer.

  •
  An authorized officer may present any transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the audit committee at the next audit committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee and ratified by the Eligible Directors, pursuant to the compensation committee charter.

  •
  When reviewing a related person transaction, the audit committee will consider all relevant information available to it, and the audit committee may approve or ratify such transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

RELATED PERSON TRANSACTIONS

        There were no transactions involving the Company and any "related person" as defined under applicable rules of the Securities and Exchange Commission during the fiscal year ended March 31, 2011, that were required to be disclosed herein pursuant to applicable rules of the Securities and Exchange Commission.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known as of June 30, 2011 regarding beneficial ownership of our common stock by our directors and executive officers listed in the summary compensation table under the heading "Executive Compensation", who we refer to as our named executive officers, each beneficial owner (based upon our review of documents filed by them with the Securities and Exchange Commission under Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended) of 5% or more of the outstanding shares of the Company's common stock, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed a beneficial owner of a security if that person, directly or indirectly, has or shares voting or investment power over the security. In addition, a person is deemed a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security, as described above, within 60 days, including through the exercise of stock options or warrants or through conversion of a security. Shares of common stock issuable within 60 days of June 30, 2011 upon exercise or conversion of outstanding stock options, warrants, or convertible instruments are deemed outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person, but are not deemed outstanding for purposes of computing the percentage of the class owned by any other person. None of the shares shown as beneficially owned by the executive officers or directors have been pledged as security. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them, subject to community property laws. We have calculated the percentages based on 19,201,018 shares of common stock outstanding as of the close of business on June 30, 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
Michael Weiner	500,912	(1)	2.6%
Ken Boenish	573,500	(2)	2.9%
Scott Piper	43,750	(3)	*
Grant Williams	36,000	(4)	*
Marc Callipari	38,750	(5)	*
Alan Isaacman	345,000	(6)	1.8%
Melissa Hubbard	132,500	(7)	*
David Nicholas	98,860	(8)	*
Walter Timoshenko	20,500		*
Hiram Woo	57,790	(9)	*
Rich Goldberg	364,285	(10)	1.9%
Marc Greenberg	227,795	(11)	1.2%
All current executive officers and directors as a group (10 Persons)	1,847,562	(12)	9.1%
Logkloof Limited	2,324,731	(13)	12.1%
Sir Walter Raleigh House 48-50 Esplanade St. Helier, Jersey JEI 4HH

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
FMR LLC	1,949,400	(14)	10.2%
82 Devonshire Street Boston, MA 02109
Baker Street Capital L.P	1,891,976	(15)	9.9%
12400 Wilshire Blvd, Suite 940 Los Angeles, CA 90025
Robeco Investment Management, Inc.	1,591,118	(16)	8.3%
909 Third Avenue New York, NY 10022
Renaissance Technologies LLC	1,089,500	(17)	5.7%
800 Third Avenue New York, NY 10022

*
Represents less than 1%.

(1)
Includes the right to acquire within 60 days 243,750 shares of common stock upon the exercise of currently outstanding stock options.

(2)
Includes the right to acquire within 60 days 562,500 shares of common stock upon the exercise of currently outstanding stock options.

(3)
Represents shares of common stock that may be acquired within 60 days upon exercise of currently outstanding stock options.

(4)
Includes the right to acquire within 60 days 35,000 shares of common stock upon the exercise of currently outstanding stock options.

(5)
Includes the right to acquire within 60 days 38,750 shares of common stock upon the exercise of currently outstanding stock options.

(6)
Includes the right to acquire within 60 days 75,000 shares of common stock upon the exercise of currently outstanding stock options.

(7)
Includes the right to acquire within 60 days 85,000 shares of common stock upon the exercise of currently outstanding stock options.

(8)
Includes the right to acquire within 60 days 80,000 shares of common stock upon the exercise of currently outstanding stock options.

(9)
Includes the right to acquire within 60 days 50,000 shares of common stock upon the exercise of currently outstanding stock options.

(10)
Based solely on a Form 3 filed by Mr. Goldberg on July 7, 2010.

(11)
Based solely on a form 3 filed by Mr. Greenberg on July 7, 2010.

(12)
Includes the right to acquire within 60 days 1,213,750 shares of common stock upon the exercise of currently outstanding stock options.

(13)
Based solely on a Schedule 13D/A filed by Longkloof Limited on February 24, 2011. Includes 1,921,000 shares of common stock held by Longkloof Limited and 403,731 shares of common stock held by Miles Limited. An individual who is affiliated with Mile End Limited also serves as an executive board member of the holding company of Longkloof Limited and, consequently, Longkloof may be deemed to have voting control and investment discretion over securities owned by Mile End Limited. Each of Longkloof Limited and Mile End Limited has sole voting and dispositive power with respect to the shares of the Company's common stock it holds.

(14)
Based solely on a Schedule 13G/A filed by FMR LLC on February 16, 2010, each of FMR LLC and Edward C. Johnson 3d has sole dispositive power and no voting power over these shares. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is also the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 1,949,400 shares of the common stock outstanding. Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(15)
Based solely on a Schedule 13D filed by Baker Street Capital L.P. on March 22, 2011. As the general partner of Baker Street Capital L.P., Baker Street Capital Management may be deemed to beneficially own 1,891,976 shares owned by Baker Street Capital L.P. As the managing member of Baker Street Capital Management, Vadem Perelman may be deemed to beneficially own 1,891,976 Shares owned by Baker Street Capital L.P. By virtue of his position with Baker Street Capital Management, Mr. Perelman has the sole power to vote and dispose of the shares of common stock held by Baker Street Capital L.P.

(16)
Based solely on a Schedule 13G/A filed by Robeco Investment Management, Inc. on February 14, 2011. Robeco Investment Management, Inc. reports sole dispositive power over 1,591,118 shares of common stock and sole voting power over 1,186,256 shares of commons stock.

(17)
Based solely on a Schedule 13G/A filed by Renaissance Technologies LLC on February 11, 2011. Each of Renaissance Technologies LLC and RENAISSANCE TECHNOLOGIES HOLDINGS CORPORATION has sole voting and dispositive power over these shares.

 PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT AUDITORS

        Grant Thornton LLP has been the principal accounting firm for the Company since November 2001. The board of directors recommends that you vote your shares FOR ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the 2012 fiscal year.

        Ratification of the selection of Grant Thornton LLP by our shareholders is not required by law. As a matter of policy, however, such selection is being submitted to the shareholders for ratification at the annual meeting (and it is the present intention of our audit committee and board of directors to continue this policy). If the shareholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

        The Company anticipates that representatives of Grant Thornton LLP will attend the annual meeting for the purpose of responding to appropriate questions. At the annual meeting, the representatives of Grant Thornton LLP will be afforded an opportunity to make a statement if they so desire.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Company's audit committee reviews the Company's financial reporting process on behalf of our board of directors. The board of directors has adopted a written charter for the audit committee, and it and its audit committee has re-evaluated it in connection with the filing of the Company's annual report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the annual report on Form 10-K with the Company's management and independent registered public accounting firm, Grant Thornton LLP. The Company's management is responsible for the financial statements and the reporting process, including our system of internal control over financial reporting. Grant Thornton LLP is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States. Grant Thornton LLP is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. The audit committee has also considered whether, and determined that, the independent registered public accounting firm's provision of other non-audit services to the Company is compatible with maintaining its independence.

        Based on the review and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended March 31, 2011, for filing with the Securities and Exchange Commission.

    Melissa Hubbard (Chair)
    David Nicholas
    Hiram J. Woo

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements and reviews of the financial statements included in the Company's quarterly reports on Form 10-Q were approximately $376,000 in fiscal year 2011 and approximately $370,000 in fiscal year 2010. For the fiscal years 2011 and 2010, such fees included the audit of the Company's annual financial statements and review of the financial statements included in the Company's quarterly reports on Form 10-Q filed for such fiscal years.

Audit-Related Fees

        The aggregate fees billed for assurance and related services rendered by Grant Thornton LLP that are reasonably related to the performance of the audit or review of the Company's financial statements not reported above were approximately $19,000 in each of fiscal years 2011 and 2010. These fees were principally related to the audit of the Company's 401(k) plan.

Tax Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning were approximately $114,000 in fiscal year 2011 and approximately $168,000 in fiscal year 2010.

All Other Fees

        There were no other fees billed for products offered or professional services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2011 and 2010.

Audit Committee Pre-Approval Policy

        The audit committee reviews and pre-approves all audit and permitted non-audit services provided by our independent registered public accounting firm on a case-by-case basis. Our chief financial officer is responsible for presenting the audit committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The chair of the audit committee has the authority to pre-approve any additional audit or permitted non-audit services provided to the Company. Any such additional audit or permitted non-audit services pre-approved by the chair are presented to, and ratified by, the entire audit committee at the next regularly scheduled meeting of the audit committee.

AVAILABILITY OF REPORT ON FORM 10-K

        Our audited consolidated financial statements are reproduced in Appendix A to this proxy statement and are included in our annual report on Form 10-K for the fiscal year ended March 31, 2011 filed with the Securities and Exchange Commission. Upon your written request, we will provide to you a complimentary copy of our 2011 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission. Your request should be mailed to New Frontier Media, Inc., Attention: Chief Legal Officer, 6000 Spine Road, Suite 100, Boulder, Colorado 80301. A complimentary copy may also be obtained at the internet website maintained by the Securities and Exchange Commission at www.sec.gov, or by visiting our internet website at www.noof.com and clicking on "Investor Relations," then on "SEC Filings."

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies and intermediaries. The Company does not engage in householding. A number of brokers and other intermediaries with account holders who are our shareholders, however, may be householding our shareholder materials, including this proxy statement and the accompanying appended annual report. In that event, a single proxy statement and appended annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by the intermediaries from the effected shareholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate proxy statement to the broker or other intermediary and to us at: New Frontier Media, Inc., Attention: Corporate Secretary, 6000 Spine Road, Suite 100, Boulder, Colorado 80301, or by calling us at (303) 444-0900. Shareholders who hold their shares through brokers or other intermediaries and who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

By order of the board of directors,

Michael Weiner
Chief Executive Officer and Secretary

Dated: July 15, 2011

 APPENDIX A

        This Appendix A was reproduced primarily from Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on June 3, 2011. You can obtain a free copy of the complete text of our Form 10-K by following the directions in our proxy statement under the caption "Availability of Report on Form 10-K."

        We are a leader in transactional television and the distribution of independent and general motion picture entertainment. Our Company is organized into the four reporting segments. Our Transactional TV segment delivers nine full-time transactional adult-themed pay-per-view, or PPV, networks to cable and satellite operators throughout the U.S. and Latin America. We are also a leading provider of video-on-demand, or VOD, adult content on cable and satellite platforms in the U.S., Canada, Latin America and Europe. Our PPV and VOD services reach over 190 million network homes domestically and an additional 22 million network homes internationally. Depending on the technological sophistication and geographic location of our customers, we have the ability to provide our customers with either PPV services, VOD services, or a combination of both PPV and VOD services. The Transactional TV segment does not produce the content it distributes to its customers.

        Our Film Production segment produces original motion pictures and events that are distributed in the U.S. and internationally on premium movie channels, such as Cinemax® and Showtime®. This segment also distributes its produced content to many of the same VOD and PPV customers that conduct business with our Transactional TV segment. The content produced by the Film Production segment primarily includes two broad categories of content: 1) erotic thrillers; and 2) horror films. Through Lightning Entertainment Group, the Film Production segment also represents the work of a full range of independent mainstream film producers in markets throughout the world. From time to time, this segment also provides contract production services to major Hollywood studios.

        Our Direct-to-Consumer segment generates revenue primarily through the distribution of content through its consumer websites, and our Corporate Administration segment includes costs that are not directly associated or allocated to the other operating segments.

        Biographical information concerning our executive officers other than Mr. Weiner, our chief executive officer and secretary, is provided below. Biographical information regarding Mr. Weiner and our other directors is incorporated by reference to their biographies included under the caption "Proposal One—Election of Directors—Information About the Nominees" in our definitive proxy statement to which this appendix is attached. All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management, each of which codes are available for review under the Corporate Governance link in the Investor Relations portion of our website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules promulgated under the Securities Exchange Act of 1934, as amended, and NASDAQ rules.

EXECUTIVE OFFICERS OF THE REGISTRANT.

Name	Age	Position
Ken Boenish	44	President
Marc Callipari	43	Chief Legal Officer
Scott Piper	48	Chief Technology and Information Officer
Grant Williams	35	Chief Financial Officer

        Ken Boenish.    Mr. Boenish is a 20-year veteran of the cable television industry. In October 2000, he was named President of the Transactional TV segment and in June 2005 he was named President of New Frontier Media. Mr. Boenish joined New Frontier Media as the Senior Vice President of Affiliate Sales in February 1999. Prior to joining the New Frontier Media, Inc., Mr. Boenish was employed by Jones Intercable ("Jones") from 1994 to 1999. While at Jones he held the positions of National Sales Manager for Superaudio, a cable radio service serving more than 9 million cable customers. He was promoted to Director of Sales for Great American Country, a then new country music video service, in 1997. While at Great American Country, Mr. Boenish was responsible for adding more than 5 million new customers to the service while competing directly with Country Music Television, a CBS cable network. From 1988 to 1994 he sold cable television advertising on systems owned by Time Warner, TCI, COX, Jones, Comcast and other cable systems. Mr. Boenish holds a bachelors degree from St. Cloud State University.

        Marc Callipari.    Mr. Callipari joined New Frontier Media in August 2006 as the Vice President of Legal Affairs and shortly thereafter was promoted to Chief Legal Officer. He is responsible for New Frontier Media's legal, human resources and risk management functions. Mr. Callipari started his legal career over 17 years ago in Washington, D.C. where he practiced commercial litigation from 1994 to 1999 with a large, international law firm and a boutique litigation firm. More recently, he served as captive outside and then in-house counsel to Level 3 Communications, an unaffiliated international communications company, from 1999 to 2006, where he was responsible for a wide range of world-wide litigation and transactional matters, including the negotiation of several multi-million dollar telecommunication infrastructure asset purchases and sales. He graduated from the University of San Diego School of Law in 1994, is a member of the Colorado, Virginia and District of Columbia Bars and has been admitted to practice before numerous federal courts throughout the United States.

        Scott Piper.    Mr. Piper joined New Frontier Media in February 2007 as Chief Technology and Information Officer. Mr. Piper has been an information technology professional for approximately 20 years and has held senior leadership roles for the past 12 years. He has extensive experience in infrastructure design and delivery for large scale enterprises, including the implementation of over fifteen customer contact centers, some with as many as 1,500 seats. He was responsible for one of the first successful large voice over internet protocol ("VoIP") contact centers in the U.S. Prior to joining New Frontier Media, Mr. Piper was employed from 1994 to 2006 by EchoStar Satellite L.L.C. ("EchoStar"). While employed in a variety of roles during his tenure at EchoStar, he most recently held the title of Vice President of IPTV. Mr. Piper was also responsible for the launch of DISH Network's web based entertainment portal prior to his departure. Mr. Piper holds a Bachelor of Science in Marketing and Finance from the University of Colorado and a Masters in Science in Telecommunications from the University of Denver.

        Grant Williams.    Mr. Williams has served as Chief Financial Officer since April 2008. Mr. Williams served as the Corporate Controller of New Frontier Media from October 2006 until April 2008. From February 2004 until October 2006, Mr. Williams was employed by eFunds Corporation and served in various senior manager roles, including management of Securities and Exchange Commission filings and correspondence; financial contract management for significant transactions including business acquisitions, business dispositions, and debt financing; and financial management and analysis of the company's corporate costs. Prior to February 2004, Mr. Williams was employed by Ernst and Young, LLP as a manager within the assurance and advisory services group. Mr. Williams holds a Bachelor of Accountancy from the University of Oklahoma and is a Certified Public Accountant in Colorado and Arizona.

PART II.

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

MARKET INFORMATION

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "NOOF".

        The following table sets forth the range of high and low sales prices for our common stock for each quarterly period indicated, as reported on the NASDAQ Global Select Market:

Quarter Ended	High	Low	Quarter Ended	High	Low
June 30, 2010	$2.15	$1.54	June 30, 2009	$2.95	$1.52
September 30, 2010	1.90	1.35	September 30, 2009	2.50	1.87
December 31, 2010	2.04	1.58	December 31, 2009	2.18	1.75
March 31, 2011	2.18	1.67	March 31, 2010	2.40	1.76

        The high and low sales prices per share as reported on the NASDAQ Global Select Market on May 25, 2011, were $1.53 and $1.45, respectively. As of May 25, 2011, there were approximately 3,000 beneficial owners and approximately 170 holders of record of New Frontier Media's common stock.

ISSUER PURCHASES OF EQUITY SECURITIES

        From time to time, we have executed stock repurchase programs and stock purchase agreements based on current market conditions and our capital and financial position. This activity is conducted in a manner intended to comply with the safe harbor provisions of Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, and to minimize the impact of any purchases upon the market for our securities. Repurchased shares are returned to authorized but unissued shares of common stock in accordance with Colorado law.

        In June 2008, our Board of Directors extended a share repurchase plan allowing for the repurchase of approximately 1.1 million shares of common stock through June 2010. During the six month period ended September 30, 2008, we substantially completed the share repurchase plan and repurchased approximately 1.1 million shares for a total purchase price of approximately $4.3 million. On November 14, 2008, we entered into a Stock Purchase Agreement pursuant to which a shareholder agreed to sell and we agreed to purchase approximately 2.6 million shares of our common stock for a cash purchase price of $1.55 per share or an aggregate purchase price for all of the shares of approximately $4.1 million. We funded the acquisition of the shares with available cash. On March 11, 2009, we purchased through one broker in an unsolicited single block trade approximately 0.5 million shares of our common stock for a cash purchase price of $1.30 per share, or an aggregate purchase price for all of the shares of approximately $0.7 million. The acquisition was funded with available cash.

        On August 28, 2009, we announced that our Board of Directors adopted a new stock repurchase program. Under the program, we may purchase with available cash and cash from operations up to 1.0 million shares of our outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permit. The program will expire in March 2012. As of March 31, 2011, we had purchased approximately 0.3 million shares of our common stock under the plan for a total purchase price of approximately $0.5 million. No common stock purchases were made during the fourth quarter of fiscal year 2011. As of March 31, 2011, approximately 0.7 million shares of common stock remain authorized for repurchase under the stock repurchase plan.

STOCK PERFORMANCE GRAPH

        The following graph compares the 5 year cumulative total return provided to shareholders of New Frontier Media, Inc.'s common stock relative to the cumulative total returns of the S&P SmallCap 600 index and two peer group indexes. Peer Group 1 reflects the peer group used in the immediately preceding fiscal year ended March 31, 2010. The Peer Group 1 index has historically included Playboy Enterprises Inc. (Playboy) and Private Media Group, Inc. (Private); however, the Peer Group 1 index as presented in the below table only includes Private because Playboy became a privately held company in March 2011. Comparable data for the full 5 year cumulative total return period ended March 31, 2011 is therefore unavailable for Playboy. The Peer Group 2 index represents a newly selected peer group index for the 5 year cumulative total return period ended March 31, 2011 and includes: Outdoor Channel Holdings, Inc., Private, Rick's Cabaret International, Inc., and VCG Holding Corp. We changed from the Peer Group 1 index to the Peer Group 2 index because we do not believe that one company, Private, reflects a reasonable index of issuer peers. We believe the index based on the companies included in the Peer Group 2 index reflects a reasonable peer group based on the peer issuers' industry and line of business. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our common stock, in the peer group indexes, and the index on March 31, 2006 and its relative performance is tracked through March 31, 2011.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among New Frontier Media, Inc., The S&P SmallCap 600 Index
And Two Peer Groups

*
$100 invested on 3/31/06 in stock or index, including reinvestment of dividends.

        Copyright© 2011 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

        The stock price performance included in this graph is not necessarily indicative of future stock price performance.

        In accordance with the rules and regulations of the SEC, the above performance graph shall not be deemed to be "soliciting material" or deemed to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, notwithstanding any general incorporation by reference of this report into any other filed document.

ITEM 6.    SELECTED FINANCIAL DATA.

FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share amounts)

	Year Ended March 31,
	2011(4)	2010(3)	2009(2)	2008	2007(1)
Net revenue	$48,709	$50,428	$52,595	$55,911	$63,271
Income (loss) from continuing operations	$(760)	$(1,113)	$(2,970)	$8,836	$12,309
Income (loss) from continuing operations per basic share(5)	$(0.04)	$(0.06)	$(0.13)	$0.37	$0.51
Income (loss) from continuing operations per diluted share(5)	$(0.04)	$(0.06)	$(0.13)	$0.37	$0.51
Weighted average diluted shares	19,291	19,481	22,039	24,148	24,355
Total assets	$61,473	$61,813	$68,539	$83,661	$88,216
Long-term liabilities	$635	$837	$1,863	$2,013	$3,684
Cash dividends declared per share of common stock	$—	$—	$—	$0.50	$0.60

(1)
Beginning in the first quarter of fiscal year 2007, we adopted new standards that changed the accounting for employee equity incentive plans requiring the recognition of share-based compensation. See Note 3—Employee Equity Incentive Plans within the Notes to Consolidated Financial Statements for additional information.

(2)
We incurred goodwill impairment charges of $10.0 million and film cost impairment charges of $1.1 million associated with the Film Production segment during fiscal year 2009. See Note 5—Goodwill and Other Identifiable Intangible Assets and Note 8—Film Costs within the Notes to Consolidated Financial Statements for additional information.

(3)
We incurred goodwill impairment charges of $4.9 million, film cost impairment charges of $1.2 million, and charges to increase the allowance for unrecoverable accounts of $0.8 million associated with the Film Production segment during fiscal year 2010. See the Recoupable Costs and Producer Advances discussion in Note 1—Organization and Summary of Significant Accounting Policies as well as Note 5—Goodwill and Other Identifiable Intangible Assets and Note 8—Film Costs within the Notes to Consolidated Financial Statements for additional information.

(4)
We incurred film cost impairment charges of $2.2 million and charges to increase the allowance for unrecoverable accounts of $0.8 million associated with the Film Production segment during fiscal year 2011. See the Recoupable Costs and Producer Advances discussion in Note 1—Organization and Summary of Significant Accounting Policies as well as Note 8—Film Costs within the Notes to Consolidated Financial Statements for additional information.

(5)
Amounts reflect per share information attributable to New Frontier Media, Inc. shareholders.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

INTRODUCTION

        Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is intended to provide the readers of our accompanying consolidated financial statements with a narrative discussion about our business. The MD&A is provided as a supplement to the consolidated financial statements and accompanying notes and should be read in conjunction with those financial statements and accompanying notes. Our MD&A is organized as follows:

  •
  Overview.  General description of our business and operating segments as well as trends, challenges, strategies and objectives.

  •
  Critical Accounting Policies and Estimates.  Discussion of accounting policies that require critical judgments and estimates.

  •
  Results of Operations.  Analysis of our consolidated results of operations for the three years presented in our financial statements for each of our operating segments: Transactional TV, Film Production, Direct-to-Consumer, and Corporate Administration.

  •
  Liquidity and Capital Resources.  Analysis of changes in our cash flows, discussion of our financial condition and discussion of our potential sources and uses of liquidity.

  •
  Contractual Obligations and Off-Balance Sheet Arrangements.  Overview of contractual obligations, commitments, off-balance sheet arrangements and contingent liabilities outstanding as of March 31, 2011, including expected payment schedule.

  •
  Recent Accounting Pronouncements.  Accounting pronouncements that have been recently issued.

        This annual report on Form 10-K includes forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. All statements regarding trend analysis and our expected financial position and operating results, business strategy, financing plans and the outcome of contingencies are forward-looking statements. Forward-looking statements are also identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "could," "will," "would," "will be," "will continue," "will likely result," and similar expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

        Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to: 1) retain our four major customers and related revenue that accounted for approximately 46% of our total revenue during the fiscal year ended March 31, 2011; 2) maintain the license fee structures currently in place with our customers; 3) maintain our pay-per-view (PPV) channel and video-on-demand (VOD) shelf space with existing customers; 4) compete effectively with our current competitors and potential future competitors that distribute adult content to U.S. and international cable multiple system operators (MSOs) and direct broadcast satellite (DBS) providers; 5) retain our key executives; 6) produce film content that is well received by our Film Production segment's customers; 7) comply with current and future regulatory developments both domestically and internationally; and 8) successfully compete against other forms of adult and non-adult entertainment such as pay and free adult-oriented internet websites and adult-oriented premium channel content. Our actual results could also differ materially from our forward-looking

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

statements if the general economic environment, consumer discretionary spending or other conditions continue to be unfavorable or further deteriorate. The foregoing list of factors is not exhaustive. For a more complete list of factors that may cause results to differ materially from projections, please refer to the Risk Factors section of this Form 10-K.

OVERVIEW

        We are a provider of transactional television services and a distributor of general motion picture entertainment. Our key customers include large cable and satellite operators, premium movie channel providers and major Hollywood studios. We distribute content worldwide. Our three principal businesses are reflected in the Transactional TV, Film Production and Direct-to-Consumer operating segments. Our Transactional TV segment distributes adult content to cable and satellite operators who then distribute the content to retail consumers via VOD and PPV technology. We earn revenue by receiving a contractual percentage of the retail price paid by consumers to purchase our content on customers' VOD and PPV platforms. The Transactional TV segment has historically been our most profitable segment. The Film Production segment generates revenue through the distribution of mainstream content to large cable and satellite operators, premium movie channel providers and other content distributors. This segment also periodically provides contract film production services to major Hollywood studios (producer-for-hire arrangements). The Film Production segment incurred operating losses in fiscal years 2011, 2010 and 2009 primarily due to impairment charges. Our Direct-to-Consumer segment primarily generates revenue from membership fees earned through the distribution of adult content to consumer websites. The Direct-to-Consumer segment has historically incurred operating losses and is expected to continue to incur operating losses for the foreseeable future; however, we have been focused on returning the segment to profitability through efforts described below. Our Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc.

        The business models of each of our segments are summarized below.

Transactional TV Segment

        The Transactional TV segment is focused on the distribution of content to consumers via MSO and DBS customers' VOD and PPV services. We earn revenue by receiving a percentage (sometimes referred to as a split) of the total retail purchase price paid by consumers to purchase our content on customers' VOD and PPV platforms. Revenue growth can occur when we launch our services to new cable MSOs or DBS providers primarily in international markets, when the number of digital subscribers for systems where our services are currently distributed increases, when we launch additional services or replace our competitors' services on existing customer cable and DBS platforms, and when our proportional buy rates improve relative to our competitors. Alternatively, our revenue could decline if we were to experience lower consumer buy rates, as has been the case with the recent general economic downturn, if consumers migrate to other forms of entertainment such as pay and free adult-oriented internet websites which we believe may also be occurring as a result of the economic downturn, if our customers pay us a smaller percentage of the consumer retail purchase price, if additional competitive channels are added to our customers' platforms or if our existing customers remove or replace our services on their platform.

        Beginning in fiscal year 2009, we focused the Transactional TV segment's growth efforts on expanding distribution into international markets. The expansion of the Transactional TV segment's distribution into international markets continues to be one of our primary focuses for growth within the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

segment. We currently distribute content in international markets including North America, Europe, Latin America and Asia. The Transactional TV segment's international revenue during the fiscal years ended March 31, 2011, 2010 and 2009 was approximately $5.9 million, $3.6 million and $1.0 million, respectively. The large majority of the international growth within the Transactional TV segment has occurred though the distribution of content to VOD platforms.

        In fiscal year 2011, we executed transponder agreements that allow us to distribute PPV channels in Latin America and Europe. The annual cost of the leased transponders is approximately $0.6 million and is expected to increase as we expand the quantity of PPV channels that we distribute internationally. We plan to focus on executing new PPV distribution agreements with customers in the future to further expand the Transactional TV segment's international growth. Although the initial transponder costs associated with the international PPV expansion are higher relative to the costs to distribute content to international VOD platforms, the international PPV transponder costs are fixed rather than variable relative to the related revenue. Comparatively, the transport costs associated with the international VOD distribution are variable relative to revenue.

        Throughout fiscal year 2011, the Transactional TV segment's costs increased as a result of our efforts to expand our international distribution. The increase in expenses occurred within various areas of the Transactional TV segment's cost structure including transponder and uplink costs; content and distribution rights amortization; employee costs for sales, programming, and content production; depreciation of equipment; and business development consulting. We expect the higher cost structure of the segment will continue in future periods in order to support the international expansion efforts. If our international distribution and related revenue increase, we expect to experience improvements in our gross and operating margins as a result of the generally fixed cost structure. If our efforts to increase revenue through international expansion are not successful or occur at a slower pace than expected, the segment could experience a further decline in gross and operating margins.

        Transactional TV segment revenue during fiscal year 2011 as compared to the prior fiscal year experienced the following trends:

  •
  Domestic VOD revenue, which represented approximately 48%, or $17.2 million, of the Transactional TV segment's total revenue during fiscal year 2011, declined slightly by 2% as compared to the prior year results. The stabilization in the domestic VOD revenue in fiscal year 2011 contrasts an 18% decline in revenue in fiscal year 2010 as compared to fiscal year 2009. Throughout fiscal year 2011, we have made adjustments to our programming mix and have launched new content packages with our existing customers. We believe these efforts have contributed to the stabilization of the domestic VOD revenue in fiscal year 2011.

  •
  Domestic PPV revenue, which represented approximately 34%, or $12.3 million, of the Transactional TV segment's total revenue during fiscal year 2011, declined primarily due to lower revenue from the largest DBS provider in the U.S. In November 2009, the customer decreased its distribution of our channels from three channels to two channels. Also contributing to the decline in revenue was lower buy rates among DBS and top 10 cable MSO consumers. As discussed in more detail below, we believe consumers that have historically purchased our content with discretionary income have reduced their spending on our content, eliminated their acquisition of our content, and/or are viewing content through less expensive alternatives such as low-cost and free internet websites, which has resulted in a decline in our domestic PPV revenue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

    Although we have made adjustments on domestic VOD platforms in order to stabilize that revenue, we do not have flexibility to make similar adjustments on domestic PPV platforms due to the linear nature of PPV distribution. PPV services consist of linear channel products, so consumers that receive an individual PPV service have only one available movie option through that service at a specific viewing time. As a result, our ability to make significant changes in product mix and packages is limited as compared to the VOD service, which provides consumers with a large variety of movie options at any specific viewing time.

  •
  International revenue was $5.9 million in fiscal year 2011 and increased approximately 64% as compared to the prior year. Approximately 78% of the international revenue generated in fiscal year 2011 was from the distribution of content to VOD platforms. International revenue was higher primarily as a result of new customer launches, an increase in the quantity of content distributed to existing customers, an improvement in our content performance with existing customers, and adjustments to customer menu structures.

        We believe that as a result of the economic downturn, domestic consumers that have historically purchased our content are purchasing less of our content or are viewing content through less expensive alternatives such as low-cost and free internet websites. These conditions have put pressure on the Transactional TV segment's domestic revenue and caused unfavorable performance over the past three years. It is reasonably possible that difficult economic conditions will persist or worsen, which could cause our Transactional TV segment results to be materially adversely impacted. Although we believe that the deterioration in the economy has negatively impacted the Transactional TV segment's results, it is not possible for us to quantify or reasonably estimate the financial impact. We have remained focused on maintaining our competitive market position by offering a wide range of high-quality content as well as adjusting our content mix and distributing new content packages, and we believe our product is superior to other product offerings in the industry.

        Our Transactional TV segment is reliant on discretionary consumer purchases of our content. When consumers spend less of their discretionary income on non-essential expenses such as our content, it adversely impacts our business. Additionally, our content is a relatively expensive choice of entertainment as compared to other options including mainstream content that is available on our customers' platforms and adult content that is available on off-platform media such as the internet. We believe the high price of our content is causing consumers to purchase less of our content or purchase other comparable content through alternative media. In order to confirm this assumption and determine whether reducing the price of our content could improve overall gross revenue, we are performing price tests with certain customers to determine whether decreasing the price of our content could generate an increase in the buy volume sufficient to maintain or increase total gross revenue. Although the initial results of the price tests are positive, there remains uncertainty regarding the optimum price for our products. As a result, we plan to continue testing various pricing and packaging models with several of our larger customers in order to compile sufficient data to recommend changes to our customers.

        When considering the future operating results of the Transactional TV segment, we believe the following challenges and risks could adversely impact the segment's future operating results:

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  declines in new and existing consumer buys of adult TV services due to a migration to other lower-cost or free adult media services such as the internet;

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  adverse impacts to our business from a continued decline in discretionary consumer spending as a result of less favorable economic conditions or otherwise;

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

  •
  slowing growth of the overall adult entertainment category and limited incremental distribution opportunities within the U.S.;

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  reductions in opportunities to gain domestic market share due to our customers' efforts to maintain competition among platform programmers;

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  challenges associated with our continued expansion into international markets and our inexperience with international customers, buy rates, and consumer habits;

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  increased pressure from customers that threaten to remove one or more of our channels or content from their platform if we do not reduce the revenue percentages we receive or provide minimum guarantees;

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  increased VOD competition from established adult entertainment companies or new entrants such as production studios and internet-based distributors because the barriers of entry for this product line are low; and

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  continued product commoditization.

        In addition to the above noted risks, our agreements typically allow our customers to make significant changes to our distribution (such as reduce the quantity of our VOD content or remove one or more PPV channels from the platform) and may be terminated on relatively short notice without penalty. If one or more of our cable MSO or DBS operators changes our distribution terms, terminates or does not renew our agreements, or does not renew the agreements on terms as favorable as those of our current agreements, our financial position and results of operations could be materially adversely affected.

        All the above mentioned challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. Nevertheless, we believe that we are well-positioned to mitigate the impact of these risks and challenges. However, not all the risks and challenges can be managed by us because the ultimate outcome will be decided by other parties such as our customers.

        During fiscal year 2012 and future periods, we believe that the Transactional TV segment could experience revenue growth if we can successfully manage and are not materially adversely impacted by the challenges and risks previously mentioned. We currently expect future growth in the segment to occur if we are successful with the following objectives:

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  continuing our international distribution expansion into new and existing geographic locations;

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  improving the value proposition for consumers, such as reducing the retail price of our content to increase buy volume;

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  replacing our competitors' PPV channels with our channels on both existing and new customer platforms;

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  increasing the proportional VOD hours we receive on existing customer platforms;

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  gaining new carriage on emerging consumer electronic platforms such as connected televisions, Blu-ray players, and gaming consoles;

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  transitioning cable MSO and DBS providers to less edited content standards; and

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  improving the mix of programming.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Film Production Segment

        The Film Production segment has historically derived the majority of its revenue from two principal businesses: (1) the production and distribution of original motion pictures including erotic thrillers and horror movies (collectively, owned content); and (2) the distribution of third party films where we act as a sales agent for the product (repped content). This segment also periodically provides contract film production services to certain major Hollywood studios (producer-for-hire arrangements).

        We generate revenue by licensing our owned content for a one-time fee to free TV, premium TV and other domestic and international distributors. We also leverage our existing relationships with Transactional TV segment customers and license the Film Production segment's owned content to domestic and international cable MSO and DBS providers through revenue percentage arrangements that are structured in a similar manner to our Transactional TV segment agreements. The revenue percentages we receive from cable MSO and DBS providers for the Film Production segment content are higher than the revenue percentages we receive for our Transactional TV segment content primarily due to the mainstream nature of the content. However, the retail price for our mainstream content is lower than our Transactional TV segment content, so the per-buy revenue per transaction is often the same as the Transactional TV segment.

        We generate repped revenue through sales agency arrangements whereby we earn a sales commission and marketing fees by selling mainstream films on behalf of film producers. The Film Production segment has established relationships with independent mainstream filmmakers and represents these filmmakers' movies primarily through Lightning Entertainment Group, Inc. Beginning in late fiscal year 2009, we leveraged our existing Transactional TV segment customer relationships and began distributing repped content on VOD platforms through several domestic cable MSOs. We are also distributing repped content films to retail markets through distribution partners.

        The Film Production segment periodically acts as a contract film producer for major Hollywood studios. Through these producer-for-hire arrangements, we provide services and incur costs associated with the film production. Once the film has been delivered to the customer, we earn a fee for our services. Although we maintain no ownership rights for the produced content, we are responsible for the management and oversight of the production. We do not produce these movies unless we have an executed agreement with a customer. These services have historically generated a gross margin of between 5% and 20%. However, our historical performance may not be representative of producer-for-hire performance in the future.

        Film Production segment revenue during fiscal year 2011 as compared to the prior fiscal year experienced the following trends:

  •
  Owned content revenue declined primarily due to a $0.8 million decline in VOD revenue due to lower consumer spending as described above in the Transactional TV segment discussion. Revenue also declined because the prior year results included approximately $0.4 million in revenue from the delivery of a horror film to a pay television customer, and no similar revenue recurred during fiscal year 2011. The declines in revenue were partially offset by a $0.7 million increase in revenue from the delivery of the fourth installment of an episodic series, whereas only a partial delivery of films from the third installment of an episodic series occurred in the prior fiscal year. We plan to pursue episodic productions in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

  •
  Repped content revenue improved due to our distribution of mainstream content to domestic VOD platforms. Revenue also increased due to the distribution of content to home video, retail DVD and other markets through our arrangements with mainstream film distributors. Partially offsetting the increases in revenue was a reduction in one-time repped distribution revenue, and we believe the decline is due to a reduction in spending by our customers in response to the continuation of the challenging film market conditions.

  •
  Producer-for-hire and other revenue in fiscal year 2011 included approximately $3.3 million of revenue from film production services completed in the third quarter of the fiscal year. The fiscal year 2011 results also included approximately $0.7 million of revenue related to completing the production of films from another producer-for-hire arrangement that generated a portion of its revenue in the fourth quarter of fiscal year 2010 and the remaining revenue in the first quarter of fiscal year 2011. This same producer-for-hire arrangement generated approximately $1.3 million of revenue in the fourth quarter of fiscal year 2010. The fiscal year 2010 results also included $2.6 million of revenue from a separate producer-for-hire arrangement that was completed in the fourth quarter of that fiscal year. We intend to continue to pursue producer-for-hire arrangements in the future.

        When considering the future operating results of the Film Production segment, we believe the following challenges and risks could adversely impact this segment's operating results:

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  declines in new and existing consumer VOD buys of our erotic owned content due to a migration to other lower-cost or free adult services such as the internet;

  •
  adverse impacts to our business from a continued depression or additional decline in discretionary consumer spending as a result of less favorable economic conditions;

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  the identification and execution of owned content deals with premium movie channels could become less frequent;

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  increased competition to our owned content from more explicit adult film offerings;

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  adverse impacts to our business resulting from the departures of the segment's Co-Presidents during fiscal year 2011; and

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  we are making larger producer advances and incurring more significant costs for repped content films with larger production budgets and we may be unable to recover these advances and costs through the future sale of the films.

        The impact of these challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. Nevertheless, we believe that we are well-positioned to mitigate the impact of these risks and challenges. However, not all the risks and challenges can be managed by us because the ultimate outcome will be decided by other parties such as our customers.

        During fiscal year 2012 and in future periods, we will focus on improving the revenue we generate from this segment through the following strategic initiatives:

  •
  generating incremental mainstream VOD repped content revenue by distributing higher quality films with recognized actors and actresses through domestic cable MSOs;

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  generating incremental mainstream repped content revenue by distributing higher quality films to retail markets through our arrangements with mainstream film distributors;

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

  •
  improving the buy rates of VOD owned content on cable MSO and DBS platforms through the same methods utilized by our Transactional TV segment;

  •
  expanding the quantity of owned episodic series content deals we execute with premium movie channels; and

  •
  identifying new opportunities to provide producer-for-hire services to major Hollywood studios.

        Beginning in fiscal year 2009, the film markets were significantly impacted by the economic downturn. As a result, the Film Production segment's customers reduced their content acquisition budgets. We believe this occurred because customers were relying on their existing libraries to reduce spending and costs. These changes significantly impacted the Film Production segment operating results during the third quarter of fiscal year 2009 and as a result, we made material revisions to the segment's internal forecasts resulting in a $10.0 million goodwill impairment charge. We also recorded film cost impairment charges of approximately $1.1 million during the third quarter of fiscal year 2009 as a result of the economic downturn. During fiscal year 2010, the Film Production segment results were consistent with our internal budgets excluding the impact of the goodwill and other impairment and related charges. However, conditions continued to be unfavorable in the film markets where we distribute content, and we believed these challenging conditions would continue for the foreseeable future. As a result, the five year internal forecast for the Film Production segment was revised downward in connection with the year end goodwill impairment testing which resulted in a goodwill impairment charge of $4.9 million. We also recorded film cost impairment charges of approximately $1.2 million and an increase in the allowance for unrecoverable accounts of approximately $0.8 million during fiscal year 2010 associated with the unfavorable film market conditions.

        During fiscal year 2011, owned content films continued to underperform as compared to our expectations. Additionally, the former Co-Presidents of the segment departed. As a result, we adjusted downward the expected future performance of certain owned content films which resulted in film cost impairment charges of $2.2 million. We also recorded an increase in the allowance for unrecoverable accounts of $0.8 million because certain recoupable costs and producer advances associated with repped content films were not expected to be recovered. If challenging conditions within the film markets persist or worsen, the operating results of the Film Production segment could be materially adversely impacted.

Direct-to-Consumer Segment

        Our Direct-to-Consumer segment generates revenue primarily by selling memberships to our adult consumer websites. We have experienced declines in the Direct-to-Consumer segment revenue, which we believe is due to a decline in consumer spending as a result of the unfavorable economic conditions as well as the availability of free and low-cost internet content. We expect this segment will continue to incur operating losses for the foreseeable future; however, we have launched additional consumer websites and executed other actions in an effort to improve the segment's performance in the future.

        The Direct-to-Consumer segment also operated an internet protocol television (IPTV) set-top box business beginning in late fiscal year 2008. Customers of the IPTV set-top box product could obtain content directly through the internet and view the content on television. In the fourth quarter of fiscal year 2010, we discontinued the operations of the IPTV business model as a result of underperformance in fiscal year 2010. See Note 18—Discontinued Operations within the Notes to Consolidated Financial Statements for further discussion on our discontinuation of the IPTV set-top box business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Corporate Administration Segment

        The Corporate Administration segment reflects all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer operating segments. These costs include, but are not limited to, legal expenses, accounting expenses, human resource department costs, insurance expenses, registration and filing fees with NASDAQ, executive employee costs, and costs associated with our public company filings and shareholder communications. Our focus for this operating segment is balancing cost containment with the need for administrative support.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The methods, estimates, and judgments that we use in applying the accounting policies have a significant impact on the results that we report in the financial statements. Some of the accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We continuously evaluate the methods, estimates and judgments. We believe the following critical accounting policies reflect the more significant judgments, estimates and considerations used in the preparation of the consolidated financial statements:

  •
  the recognition of revenue;

  •
  the recognition and measurement of income tax expenses, assets and liabilities (including the measurement of uncertain tax positions and valuation of deferred tax assets);

  •
  the assessment of film costs and the forecast of anticipated revenue (ultimate revenue), which is used to amortize the Film Production segment's film costs;

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  the determination of the allowance for unrecoverable accounts, which reserves for certain recoupable costs and producer advances that are not expected to be recovered;

  •
  the amortization methodology and valuation of content and distribution rights; and

  •
  the valuation of goodwill, other identifiable intangible and other long-lived assets.

        Each of these critical accounting policies is described in detail below.

Revenue Recognition

        Our revenue consists primarily of fees earned through the distribution of programming content through various media outlets including dedicated PPV channels and VOD categories that are distributed on cable and DBS platforms, premium movie channels, pay and free television channels and other available media outlets. Revenue is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the services have been rendered or delivery conditions as described in the related contract have been satisfied, the license period related to the content has begun and the customer can begin exploitation of the content, the fee is fixed or determinable and collection of fees is reasonably assured. The process involved in evaluating the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

Transactional TV Segment VOD and PPV Services

        The Transactional TV segment's VOD and PPV revenue are recognized based on buys and monthly subscriber counts reported each month by cable MSOs and DBS providers. We earn revenue by receiving a contractual percentage of the retail price paid by consumers of the content. Monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service, which requires management to make monthly revenue estimates based on the Transactional TV segment's historical experience with each customer. The revenue estimates may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports. A 10% change in our estimated revenue as of March 31, 2011 would have affected our net loss by approximately $0.3 million in fiscal year 2011.

Film Production Segment Owned Content Licensing

        Revenue from the licensing of owned content is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the delivery conditions of the completed film have been satisfied as required in the contract, the license period of the arrangement has begun, the fee is fixed or determinable and collection of the fees is reasonably assured. For agreements that involve the distribution of content through VOD and PPV services and retail markets, we are unable to determine or reasonably estimate the revenue earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

Film Production Segment Repped Content Licensing

        We recognize revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned on the total content licensing fee. The producers' share of the licensing fee is recorded as a liability until the balance is remitted to the producer. For agreements that involve the distribution of content through VOD and PPV services and retail markets, we are unable to determine or reasonably estimate the revenue earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

        The agreements entered into with the producers may also provide for a marketing fee that can be earned by us. The marketing fee is stated as a fixed amount and is contractually earned upon collection of sufficient film licensing fees as defined by the contract, the terms of which vary depending on film quality, distribution markets and other factors. We recognize marketing fees as revenue when the amounts become determinable and the collection of the fee has occurred as defined by the respective contract.

Direct-to-Consumer Segment Membership Fees

        Revenue from membership fees is recognized over the life of the membership. We record an allowance for refunds based on expected membership cancellations, credits and chargebacks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Income Taxes

        We make certain estimates and judgments in determining the income tax benefit (expense). These estimates and judgments are used in the determination of tax credits, benefits and deductions, uncertain tax positions, and the calculation of certain tax assets and liabilities which are a result of differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. We also use estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to the income tax benefit (expense) in subsequent periods.

        We are required to evaluate the likelihood that we will be able to recover deferred tax assets. We have no material deferred tax asset valuation allowances and estimate that our deferred tax assets will be recoverable. If these estimates were to change and the assessment indicated we would be unable to recover the deferred tax assets, we would increase the income tax expense in the period of the change in estimate.

        The calculation of long-term taxes payable involves dealing with uncertainties in the application of tax regulations. We account for uncertain tax positions using a two-step approach to recognizing and measuring uncertain tax position liabilities. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and estimates regarding these factors could result in the recognition of an income tax benefit or an additional charge to the income tax expense.

Film Costs

        We capitalize the Film Production segment's costs incurred for film production including costs to develop, acquire and produce films, which primarily consist of salaries, equipment and overhead costs, as well as the cost to acquire rights to films. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value.

        Capitalized film costs are amortized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Ultimate revenue for new films and events is typically estimated using actual historical performance of comparable films that are similar in nature (such as production cost and genre). Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method. Estimates of ultimate revenue are reviewed quarterly and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of the television product.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

        Film costs are reviewed for impairment on a film-by-film basis each quarterly reporting period. We record an impairment charge when the fair value of the film is less than the unamortized cost. Examples of events or circumstances that could result in an impairment charge for film costs include the underperformance of a film as compared to expectations or a downward adjustment in the estimated future performance of a film due to an adverse change in the general business climate. Impairment charges associated with film costs could have a material impact on our financial position and results of operations in future periods.

Fiscal Year 2011 Film Cost Impairments

        During the second and fourth quarters of fiscal year 2011, we recorded impairment expenses of approximately $0.6 million and $1.6 million, respectively, associated with certain owned content films. During our second quarter film performance analysis, we adjusted downward the expected performance for certain films based on a continuation of underperformance as compared to expectations. During our fourth quarter film performance analysis, we adjusted downward the expected results for certain films based on a continued trend of lower than expected film performance and based on the recent departure of the segment's Co-Presidents. As a result, we performed further assessments on the films and determined the fair value of the films was less than the unamortized cost of the films, and the differences were recorded as impairment charges. The impairment charges were recorded in the charge for asset impairments other than goodwill within the Film Production segment. The fair value of the films was estimated by discounting the films' expected future cash flow by the weighted average cost of capital. The weighted average cost of capital was determined by considering comparable companies and their cost of equity, cost of debt, capital structure, and other risk factors specific to the segment. A 10% change in the estimated future cash flows of the impaired films would have immaterially affected our net loss by less than approximately $0.1 million in fiscal year 2011. A 10% change in the weighted average cost of capital would also have immaterially affected our net loss by less than approximately $0.1 million in fiscal year 2011.

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by us that are expected to be subsequently recovered through the collection of fees associated with the licensing of repped content. In connection with the Film Production segment's repped content operations, we enter into sales agency agreements whereby we act as a sales agent for a producer's film (Sales Agency Agreements). These Sales Agency Agreements typically include provisions whereby certain costs that are incurred for promotion related activities will be paid by us on behalf of the producer (such as movie trailer and advertising material costs). We may also pay the producer an advance for the related film prior to the distribution of such film. As we subsequently license the producer's film and license fees are collected, the recoupable costs and producer advances are recovered by us through these license fee collections. License fees typically are not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered.

        Recoupable costs and producer advances are stated at the amounts contractually recoverable through collection of future license fees net of an allowance for unrecoverable accounts. The allowance for unrecoverable accounts reflects any loss anticipated from unrecovered recoupable costs and producer advances. Charges to adjust the allowance for unrecoverable accounts are reflected as a component of operating expenses in the consolidated statements of operations. We evaluate recoupable costs and producer advances on an individual film-by-film basis each quarter based on a number of factors including our historical experience with charges to the allowance, estimates of future license fee

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

collections, estimates of future recoupable costs to be incurred, and the condition of the general economy and film industry as a whole. A 10% change in the allowance for unrecoverable accounts as of March 31, 2011 would have affected our net loss by approximately $0.1 million in fiscal year 2011.

Content and Distribution Rights

        The Transactional TV segment's content and distribution rights library primarily consists of licensed films. We capitalize the costs associated with the content and distribution rights as well as certain editing and production costs and amortize these capitalized costs on a straight-line basis over the lesser of the license term or estimated useful life (generally 5 years). These costs are amortized using a basis that is consistent with the manner in which the related revenue is expected to be recognized. We amortize the cost of content and distribution rights on a straight-line basis because each usage of the films is expected to generate similar revenue, and the revenue for the films is expected to be recognized ratably over the related license term. We regularly review and evaluate the appropriateness of amortizing film costs on a straight-line basis as opposed to an alternative method of amortization such as an accelerated basis. Based on these analyses, we determined that the amortization of the film library costs using a straight-line basis most accurately reflects the manner in which the revenue for the related films will be recognized.

        We periodically review the content library and assess whether the unamortized cost approximates the estimated net realizable value of the library based on expected forecast results. In the event that the unamortized costs exceed the estimated net realizable value of the film library, we will expense the excess of the unamortized costs to reduce the carrying value to the estimated net realizable value.

Goodwill, Other Identifiable Intangible and Long-lived Assets

        We record goodwill when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the operating segment level, which is equivalent to our reporting units, on an annual basis (March 31) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include, but are not limited to, a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment in the determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using considerations of various valuation methodologies which could include income and market valuation approaches. The income approach involves discounting the reporting unit's projected free cash flow at its weighted average cost of capital, and the market approach considers comparable publicly traded company valuations and recent merger and acquisition valuations. The analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts; estimation of the long-term rate of growth; determination of the weighted average cost of capital; and other similar estimates. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. We allocate goodwill to each reporting unit based on the reporting unit expected to benefit from the related acquisition and/or combination.

        As an overall test of the reasonableness of the estimated fair value of the reporting units and the consolidated Company, we also perform a reconciliation of the fair value estimates for the reporting units to our market capitalization. The reconciliation considers a control premium based on merger and acquisition transactions within the media and entertainment industry and other available information. A

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the traded price per share (i.e., market capitalization), in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from cost savings and revenue enhancements.

        Other identifiable intangible assets subject to amortization have primarily included amounts paid to acquire non-compete agreements with certain key executives, contractual and non-contractual customer relationships, intellectual property rights, patents and websites. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives which is typically five years. Other identifiable intangible asset balances are removed from the gross asset and accumulated amortization amounts in the period in which they become fully amortized or impaired and are no longer in use. For intellectual property and patents, the assets are not removed until our legal claim to the assets has expired.

        We continually review long-lived assets that are held and used and other identifiable intangible assets that are subject to amortization for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of such assets, we consider whether the estimated undiscounted future net cash flows of the individual assets are less than the related assets' carrying value and if so, we record an impairment loss for the excess recorded carrying value of the asset as compared to its fair value.

Fiscal Year 2011 Goodwill Impairment Testing

        We performed annual goodwill impairment testing for the Transactional TV segment as of March 31, 2011 using the income and market valuation approaches. The projected results used in the income valuation approach included estimates of revenue, cost of sales, operating expenses, content acquisitions, capital expenditures and other related cash flows and activities over a five year future period, and the cash flows were discounted by a risk adjusted discount rate. The market valuation approach required us to estimate and consider market multiples for companies considered to be comparable to ours and although there was a lack of comparable public companies to consider for the market valuation approach, we believe the comparable companies considered are reasonably similar to our operations. The income valuation approach was more heavily weighted than the market valuation approach because (a) there was a lack of comparable public companies to consider for the market valuation approach, and (b) the income valuation approach was more representative of our unique operating performance characteristics relative to the comparable companies considered in the market valuation approach.

        We assumed an average annual growth rate of 10% based on both company-specific and general economic risk, and we used a weighted average cost of capital of 26% for the risk adjusted discount rate. The weighted average cost of capital was determined by considering comparable companies and their cost of equity, cost of debt, capital structure, and other risk factors specific to the segment. Based on the testing, the fair value of the Transactional TV segment exceeded the carrying value by approximately 39%. A 1% change in the growth rate would cause the percentage by which the segment's fair value exceeded the carrying value to change by approximately 200 basis points. A 1% change in the weighted average cost of capital would cause the percentage by which the segment's fair value exceeded the carrying value to change by approximately 500 basis points. If the five year projected future performance of the Transactional TV segment as estimated in the income valuation approach is adjusted downward or is lower than expected in the future, we could be required to record a goodwill impairment charge.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

        Due to the continued pressure on our stock price, our market capitalization was less than the total New Frontier Media, Inc. shareholders' equity balance as of March 31, 2011. As an overall test of the reasonableness of the estimated fair value of the reporting units and consolidated Company, a reconciliation of the fair value estimates for the reporting units to our market capitalization based on the 30-day average closing price of our stock was also performed as of March 31, 2011. The reconciliation reflected an implied control premium of 67%, which is reflective of historical merger and acquisition transactions involving comparable companies as well as other relevant information. Based on the reconciliation, our fair value was in excess of the total New Frontier Media, Inc. shareholders' equity balance by approximately 29%, and there was no indicator of goodwill impairment. A 1% change in the control premium would cause the percentage by which the fair value exceeded the shareholders' equity balance to change by approximately 100 basis points.

RESULTS OF OPERATIONS

Transactional TV Segment

        The following table sets forth certain financial information for the Transactional TV segment for each of the three fiscal years presented (amounts may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2011	2010	2009	'11 vs '10	'10 vs '09
Net revenue
VOD	$21.7	$20.4	$22.2	6%	(8)%
PPV	13.6	16.1	19.5	(16)%	(17)%
Other revenue	0.5	0.8	0.8	(38)%	0%

Total	35.9	37.4	42.6	(4)%	(12)%

Cost of sales	12.8	11.9	11.5	8%	3%

Gross profit	23.1	25.5	31.1	(9)%	(18)%

Gross profit %	64%	68%	73%

Operating expenses	12.1	10.3	9.5	17%	8%

Operating income	$10.9	$15.1	$21.6	(28)%	(30)%

Net Revenue

VOD

        International VOD revenue increased during fiscal year 2011 by approximately $1.6 million as compared to fiscal year 2010. International revenue was higher primarily as a result of new customer launches, an increase in the quantity of content distributed to existing customers, an improvement in our content performance with existing customers, and adjustments to customer menu structures. Domestic VOD revenue experienced a minimal decline during fiscal year 2011 of $0.3 million, or 2%, as compared to the prior fiscal year. Based on our results in the second through fourth quarters of fiscal year 2011, it appears that the domestic VOD performance has generally stabilized in contrast to a declining trend in the prior fiscal year as described in more detail below. We believe the stabilization in the domestic VOD revenue was due to adjustments we made to our programming mix and our distribution of new content packages. If the current economic conditions including high unemployment

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

and lower consumer discretionary spending persist or worsen, our domestic VOD performance could be materially adversely impacted.

        The decline in VOD revenue during fiscal year 2010 as compared to fiscal year 2009 was due to a reduction in revenue from several of the largest cable MSOs in the U.S. We believe the decline was due to a reduction in discretionary consumer spending in response to the economic downturn. We believe consumers that historically purchased our content with discretionary income reduced or eliminated their acquisition of our content or viewed adult content through less expensive or free alternatives such as pay and free internet websites in response to the economic downturn. The decline in revenue was also due to a settlement of paid and unpaid historical amounts with a domestic MSO customer in fiscal year 2009 that resulted in $0.9 million of additional revenue, and no similar settlement occurred in fiscal year 2010. Partially offsetting the decline in revenue was (a) a $2.1 million increase in revenue primarily associated with new international VOD distribution, (b) a $0.6 million increase in domestic VOD revenue associated with distribution to a new cable MSO customer in the eastern U.S., and (c) a $0.4 million increase in revenue from domestic telecommunication companies associated with their growth in subscribers.

PPV

        PPV revenue was lower during fiscal year 2011 as compared to fiscal year 2010 due to a decline in revenue of $1.8 million from the largest DBS platform in the U.S. primarily from the loss of a channel on that platform in November 2009. Revenue was also lower due to a decline in revenue from domestic DBS and top 10 cable MSO customers. We believe consumers that have historically purchased our content with discretionary income have reduced their spending on our content, eliminated their acquisition of our content, or are viewing content through less expensive alternatives such as low-cost and free internet websites, which has resulted in a decline in our domestic PPV revenue. Although we have made adjustments on domestic VOD platforms in order to stabilize that revenue, we do not have flexibility to make similar adjustments on domestic PPV platforms due to the linear nature of PPV distribution. As a result, the decline in consumer spending has had a larger unfavorable impact on our domestic PPV revenue as compared to our domestic VOD revenue. Partially offsetting the decline in revenue was a $0.7 million increase in international PPV revenue from our expansion into international markets primarily in Latin America.

        Revenue from our PPV distribution declined during fiscal year 2010 as compared to fiscal year 2009 primarily due to a decrease in revenue from the two largest DBS providers and other top ten cable MSOs in the U.S., which we believe was due to the general economic downturn and related reduction in discretionary consumer spending. Revenue also declined by approximately $0.6 million due to our loss of a third channel on the largest DBS provider in the U.S. in November 2009. The decline in revenue was partially offset by a $0.6 million increase in revenue associated with new international launches in Latin America.

Other Revenue

        Other revenue primarily includes revenue from advertising on our PPV channels and from content distribution fees. Other revenue declined during fiscal year 2011 as compared to fiscal year 2010 due to a general decline in advertising and distribution activity. We believe customers reduced or eliminated their spending on these services as a method to decrease expenses in response to the challenging economic conditions. Other revenue in fiscal year 2010 was consistent with fiscal year 2009.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Cost of Sales

        Our cost of sales primarily consists of expenses associated with our digital broadcast infrastructure; satellite uplinking; satellite transponder leases; programming acquisition and monitoring activities; VOD transport; amortization of content and distribution rights; depreciation of property and equipment; and related employee costs.

        Cost of sales increased during fiscal year 2011 as compared to fiscal year 2010 primarily due to (a) a $0.4 million increase in content and distribution rights amortization from a general increase in acquisitions and the development of new and unique content incurred in an effort to improve domestic buy rates and support international expansion, (b) a $0.3 million increase in transponder and uplink costs associated with the PPV channel launches in Latin America and Europe, (c) a $0.2 million increase in employee costs to support content programming analysis, and (d) a $0.2 million increase in costs from accelerating depreciation expense for certain tenant improvement assets. We shortened the estimated lives of the related tenant improvement assets in anticipation of vacating our current corporate and digital broadcast facilities prior to the end of the lease terms and moving to a new building during the first half of fiscal year 2012. The increases in costs were partially offset by a decline in transport expenses from executing a new domestic transport agreement that contained more favorable financial terms.

        Cost of sales increased during fiscal year 2010 as compared to fiscal year 2009 primarily due to (a) a $0.1 million increase in transport costs to support the increase in international and domestic VOD distribution, (b) a $0.2 million increase in transponder and uplink costs to support additional domestic PPV channel offerings, and (c) a $0.2 million increase in content and distribution amortization expense associated with licensing higher quality content to attract additional consumer purchases.

Operating Expenses and Operating Income

        The increase in operating expenses during fiscal year 2011 as compared to fiscal year 2010 was primarily due to (a) a $0.5 million increase in employee costs to support the development of new content packages and to strengthen the international sales expansion efforts, (b) a $0.3 million increase in depreciation and maintenance expenses from purchasing storage equipment to support our international growth and the increase in domestic content distribution, (c) a $0.3 million increase in expenses primarily from fully impairing certain content and distribution rights assets that no longer met our quality standards for distribution, (d) a $0.2 million increase in business development consulting costs incurred in an effort to grow our international revenue, (e) a $0.1 million increase in costs from accelerating depreciation expense for certain tenant improvement assets, (f) a $0.1 million increase in costs because the same prior year period included a gain from a vendor settlement that did not recur during fiscal year 2011, and (g) a $0.1 million increase in legal costs from a vendor settlement. Operating income for fiscal year 2011 was $10.9 million as compared to $15.1 million in fiscal year 2010.

        Operating expenses increased during fiscal year 2010 as compared to fiscal year 2009 primarily due to (a) a $0.4 million increase in consulting fees from new business development efforts in international markets, and (b) a $0.4 million increase in advertising and promotion costs incurred in an effort to improve domestic revenue. Operating income for fiscal year 2010 was $15.1 million as compared to $21.6 million in fiscal year 2009.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Operating Lease for New Facility

        In October 2010, we entered into an operating lease agreement to rent an approximately 48,500 square foot facility and expect to complete occupancy of the facility in July 2011. We expect that the leased facility will be primarily used by the Transactional TV, Direct-to-Consumer and Corporate Administration segments, and the new facility will replace our digital broadcast and corporate facilities. The landlord of the new facility will assume our current digital broadcast facility lease in connection with the new operating lease agreement. The initial term of the agreement expires in January 2022 and provides for options to extend the term of the lease if agreed upon by the landlord and us. In connection with our leasing of the new facility, we reduced the remaining estimated useful lives of certain tenant improvements related to the corporate and digital broadcast facilities we currently occupy because we expect to vacate the buildings prior to the conclusion of the original lease agreements. As a result, we incurred an increase in depreciation expense in each of the Transactional TV segment's cost of sales and operating expenses of approximately $0.1 million during each of the third and fourth quarters of fiscal year 2011. We expect to incur a similar increase in depreciation expense in the first quarter of fiscal year 2012. We also expect to incur a charge in the first quarter of fiscal year 2012 within the Transaction TV segment's operating expenses of approximately $0.8 million associated with vacating our digital broadcast facility and assigning the remaining lease and related obligations to the landlord of the new facility. The total remaining lease and related obligations assumed by the new facility landlord will be reflected as a reduction in our rental expense on a straight-line basis over the term of the new facility lease. Additionally, we expect to incur a $0.3 million charge in the second quarter of fiscal year 2012 from vacating our current corporate facility prior to the end of the lease term, and the charge is expected to be included in the operating expenses of our segments with the majority of the charge being reflected within the Transactional TV segment. See the Cash Flows from Investing Activities of Continuing Operations discussion within the Liquidity and Capital Resources section of the MD&A for additional information on the cash flow impact from the new facility.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Film Production Segment

        The following table sets forth certain financial information for the Film Production segment for each of the three fiscal years presented (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2011(1)	2010(2)	2009(3)	'11 vs '10	'10 vs '09
Net revenue
Owned content	$4.9	$5.5	$6.7	(11)%	(18)%
Repped content	2.8	2.2	1.3	27%	69%
Producer-for-hire and other revenue	4.2	4.3	0.5	(2)%	#

Total	12.0	12.0	8.6	0%	40%

Cost of sales	6.4	6.6	3.6	(3)%	83%

Gross profit	5.6	5.4	5.0	4%	8%

Gross profit %	47%	45%	58%

Operating expenses	7.1	10.9	15.9	(35)%	(31)%

Operating loss	$(1.5)	$(5.4)	$(10.9)	72%	50%

(1)
The fiscal year 2011 operating expenses included $2.2 million in film cost impairment charges and charges to increase the allowance for unrecoverable accounts of $0.8 million. These items are discussed in more detail below.

(2)
The fiscal year 2010 operating expenses included a $4.9 million goodwill impairment charge, $1.2 million in film cost impairment charges, and charges to increase the allowance for unrecoverable accounts of $0.8 million. These items are discussed in more detail below.

(3)
The fiscal year 2009 operating expenses included a $10.0 million goodwill impairment charge and $1.1 million in film cost impairment charges. These items are discussed in more detail below.

#
Represents an increase or decrease in excess of 100%.

Net Revenue

Owned Content

        The decrease in owned content revenue during fiscal year 2011 was due to a $0.8 million decline in VOD revenue due to lower consumer spending as described above within the Transactional TV segment discussion. Revenue also declined because the prior fiscal year 2010 results included approximately $0.4 million in revenue from the delivery of a horror film to a pay television customer, and no similar revenue recurred during fiscal year 2011. The declines in revenue were partially offset by a $0.7 million increase in revenue from the delivery of the fourth installment of an episodic series, whereas only a partial delivery of films from the third installment of an episodic series occurred in the prior fiscal year.

        Owned content revenue declined during fiscal year 2010 as compared to fiscal year 2009 primarily due to a $0.9 million decline in revenue from premium cable channel customers related to the delivery

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

of episodic series. We recognized revenue in fiscal year 2010 from a premium cable channel customer for the remaining partial delivery of the third installment of an episodic series, whereas in fiscal year 2009, we recognized the full revenue from the delivery of the second installment of an episodic series as well as revenue from the initial partial delivery of the third installment of an episodic series. Also contributing to the decline in revenue in fiscal year 2010 was lower revenue from the second largest DBS provider in the U.S. because fewer films were distributed on that platform in fiscal year 2010 as compared to the prior fiscal year.

Repped Content

        Repped content revenue includes revenue from the licensing of films that we represent (but do not own) under domestic and international sales agency relationships with various film producers.

        Repped content revenue increased during fiscal year 2011 due to $0.4 million in incremental revenue from the distribution of repped content on domestic VOD platforms. Revenue also increased by approximately $0.2 million due to additional revenue from the distribution of content to home video, retail DVD and other retail markets through our arrangements with mainstream film distributors.

        The increase in repped content revenue in fiscal year 2010 as compared to fiscal year 2009 was primarily due to (a) a $0.4 million increase in revenue from the new distribution of repped content on domestic VOD platforms and through retail DVD markets, and (b) a $0.2 million increase in revenue from the distribution of content to home video and other retail markets through our arrangements with mainstream film distributors. We also believe that our ability to represent and distribute mainstream films with widely recognized actors and actresses has contributed to the improvement in repped content revenue as compared to the prior fiscal year.

Producer-for-hire and Other Revenue

        Producer-for-hire and other revenue relates to amounts earned through producer-for-hire arrangements, music royalty fees and the delivery of other miscellaneous film materials to distributors.

        Fiscal year 2011 producer-for-hire and other revenue included approximately $3.3 million of revenue from the completion of a producer-for-hire arrangement for a major Hollywood studio. We also recognized approximately $0.7 million of revenue from the final delivery of films from another producer-for-hire arrangement that began production and delivery in fiscal year 2010 as discussed below.

        Fiscal year 2010 producer-for-hire and other revenue included approximately $2.6 million of revenue from our completion of a producer-for-hire arrangement for a major Hollywood studio. We also recognized approximately $1.3 million of revenue associated with the initial delivery of films from a second producer-for-hire arrangement. We did not generate any producer-for-hire revenue in fiscal year 2009.

Cost of Sales

        Cost of sales is primarily comprised of the amortization of owned content film costs as well as delivery and distribution costs related to that content. These expenses also include costs incurred to provide producer-for-hire services.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

        Cost of sales was lower in fiscal year 2011 as compared to fiscal year 2010 due to a $0.5 million decline in film cost amortization from lower owned content revenue and from generating a larger proportion of revenue from higher margin films. The decrease in cost of sales was partially offset by a $0.4 million increase in production costs associated with producer-for-hire services. The producer-for-hire services in fiscal year 2011 generated comparable revenue as the services rendered in fiscal year 2010; however, the production costs associated with the fiscal year 2011 services were higher due to the production of a higher quality film. Film cost amortization as a percentage of the related owned content revenue during fiscal year 2011 was 42% as compared to 47% during fiscal year 2010. The decline in the film cost amortization as a percentage of the owned content revenue was due to the above mentioned generation of a larger proportion of revenue from higher margin films during fiscal year 2011.

        Cost of sales increased during fiscal year 2010 as compared to fiscal year 2009 due to $3.2 million of producer-for-hire costs associated with the completion of a producer-for-hire arrangement and the partial delivery of films related to a second producer-for-hire arrangement. The increase in costs was partially offset by a decline in film cost amortization consistent with the decline in owned content revenue. Film cost amortization as a percentage of the related owned content revenue during fiscal year 2010 was 47% as compared to 39% during fiscal year 2009. Film cost amortization as a percentage of owned content revenue increased because the prior fiscal year included a larger proportion of revenue from older films whose costs had been fully amortized.

Operating Expenses and Operating Loss

        Operating expenses during fiscal year 2011 included $2.2 million in film cost impairment charges, which are discussed in more detail below. Operating expenses also included $0.8 million in expenses to increase the allowance for unrecoverable accounts to reserve for certain recoupable costs and producer advances that are not expected to be recovered. Employee costs were higher in fiscal year 2011 as compared to fiscal year 2010 by approximately $0.1 million primarily from severance expenses associated with the departure of certain employees, and consulting costs increased by approximately $0.1 million from the provision of services related to strategic planning. Comparatively, the fiscal year 2010 results included a $4.9 million goodwill impairment charge, $1.2 million in film cost impairment charges, and $0.8 million in charges to increase the allowance for unrecoverable accounts. We may incur film cost impairment charges and charges to increase our allowance for unrecoverable accounts in the future if our content underperforms relative to our expectations. The Film Production segment incurred an operating loss of $1.5 million in fiscal year 2011 as compared to an operating loss of $5.4 million in fiscal year 2010.

        Operating expenses declined during fiscal year 2010 as compared to fiscal year 2009 primarily because the fiscal year 2009 results included a $10.0 million goodwill impairment charge and $1.1 million in film cost impairment charges whereas the fiscal year 2010 results included a $4.9 million goodwill impairment charge and $1.2 million in film cost impairment charges. These impairment charges are discussed in additional detail below. Operating expenses in fiscal year 2010 also included approximately $0.8 million of expenses to increase the allowance for unrecoverable accounts because we estimated the amounts would not be recovered through future sales of the related repped content. Operating expenses declined in fiscal year 2010 by approximately $0.4 million due to a reduction in tradeshow and travel costs associated with efforts to further reduce expenses in response to the economic downturn. The Film Production segment incurred an operating loss of $5.4 million in fiscal year 2010 as compared to an operating loss of $10.9 million in fiscal year 2009.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Goodwill Impairment Charges

        We did not perform a goodwill impairment analysis for the Film Production segment as of March 31, 2011 because the segment's goodwill was fully impaired in fiscal year 2010.

        As part of our prior fiscal year end procedures, we performed a goodwill impairment analysis as of March 31, 2010. We engaged an independent firm to assist us in performing the impairment test and considered the income and market valuation approaches in determining the estimated fair value of the Film Production segment. Using these methods, we determined that the estimated fair value of the Film Production segment was less than its carrying value as of March 31, 2010. We then performed additional analysis to estimate the implied fair value of goodwill by first allocating the estimated fair value of the Film Production segment to the tangible and identifiable intangible assets and liabilities of the operating segment. The excess of the estimated fair value over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Based on this analysis, we recorded a goodwill impairment charge in the fourth quarter of fiscal year 2010 of $4.9 million to reduce the Film Production segment's goodwill from $4.9 million to the implied fair value of goodwill of zero. Although the fiscal year 2010 performance of the Film Production segment was consistent with our internal forecasts (excluding the impact of impairment and related charges), conditions within the film markets continued to be challenging. Based on our historical and current experience within the film production markets and in connection with our year end annual goodwill impairment test, we modified our five year forecast for the Film Production segment downward to reflect our estimate that film market conditions would remain depressed and decline further. As a result of our downward adjustment to the five year forecast, we incurred a goodwill impairment charge in fiscal year 2010.

        During the third quarter of fiscal year 2009, we determined that continued adverse changes in the business climate and material revisions to the Film Production segment's internal three year forecasts based on lower than expected revenue for the third quarter of fiscal year 2009 were events that could indicate that the fair value of the reporting unit was less than its carrying amount. We therefore engaged an independent firm to assist us in performing an impairment test. The income and market valuation approaches were considered in determining the estimated fair value of the Film Production segment. Using these methods, we determined that the estimated fair value of the Film Production segment was less than its carrying value at December 31, 2008. We then performed additional analysis to estimate the implied fair value of goodwill. Based on this analysis, we recorded a goodwill impairment charge during the third quarter of fiscal year 2009 of $10.0 million to reduce the Film Production segment's goodwill from $14.9 million to the implied fair value of goodwill of $4.9 million.

Film Cost Impairment Charges

        During the second and fourth quarters of fiscal year 2011, we recorded impairment expenses of approximately $0.6 million and $1.6 million, respectively, associated with certain owned content films. During our second quarter film performance analysis, we adjusted downward the expected performance for certain films based on a continuation of underperformance as compared to expectations. During our fourth quarter film performance analysis, we adjusted downward the expected results for certain films based on a continued trend of lower than expected film performance and based on the recent departure of the segment's Co-Presidents. As a result, we performed further assessments on the films and determined the fair value of the films was less than the unamortized cost of the films, and the differences were recorded as impairment charges. The impairment charges were recorded in the charge for asset impairments other than goodwill within the Film Production segment. The fair value of the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

films was estimated by discounting the films' expected future cash flow by the weighted average cost of capital.

        During the fourth quarter of fiscal year 2010, we recorded impairment expenses of approximately $1.2 million associated with several owned content films. As part of our quarterly film performance analysis and in connection with our annual goodwill impairment analysis, we estimated that conditions within the film markets would continue to be challenging and adjusted downward the Film Production segment's forecasts as well as certain estimated future film performance. As a result, we recorded impairment charges of approximately $1.2 million representing the difference in the unamortized film costs and the estimated fair value of the related films. This difference was recorded as a charge for asset impairments other than goodwill within the Film Production segment's operating expenses. The fair value of the films was estimated by discounting the film's projected cash flow by the weighted average cost of capital.

        During the third quarter of fiscal year 2009, we recorded impairment expenses of approximately $1.1 million associated with several owned content films. During that quarter and as part of our quarterly film performance analysis, we determined that downward adjustments to the estimated performance of the films should be recorded as a result of adverse changes to the business climate. As a result, we recorded impairment charges of approximately $1.1 million representing the difference in the unamortized film costs and the estimated fair value of the films. This difference was recorded as a charge for asset impairments other than goodwill within the Film Production segment's operating expenses. The fair value of the films was estimated by discounting the film's projected cash flow by the weighted average cost of capital.

Direct-to-Consumer Segment

        The following table sets forth certain financial information for the Direct-to-Consumer segment for each of the three fiscal years presented (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2011	2010	2009	'11 vs '10	'10 vs '09
Net revenue
Net membership	$0.8	$0.9	$1.2	(11)%	(25)%
Other revenue	—	0.1	0.2	#	(50)%

Total	0.8	1.0	1.5	(20)%	(33)%

Cost of sales	1.2	1.4	0.9	(14)%	56%

Gross profit (loss)	(0.4)	(0.3)	0.5	(33)%	#

Operating expenses	0.7	0.6	0.9	17%	(33)%

Operating loss	$(1.1)	$(0.9)	$(0.3)	(22)%	#

#
Represents an increase or decrease in excess of 100%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Net Revenue

        We believe the decline in net membership revenue during fiscal year 2011 and 2010 as compared to the prior fiscal years was primarily due to the economic downturn and a related reduction in consumer spending.

        Other revenue primarily relates to the sale of content to other webmasters. We also believe other revenue declined during fiscal years 2011 and 2010 as compared to the prior fiscal years as a result of the general economic downturn and a related reduction in consumer spending.

Cost of Sales

        Cost of sales consists of expenses associated with credit card processing, bandwidth, traffic acquisition, content amortization, depreciation of property and equipment and related employee costs.

        Costs of sales in fiscal year 2011 declined as compared to fiscal year 2010 primarily due to the impact of cost reduction efforts. The increase in cost of sales during fiscal year 2010 as compared to fiscal year 2009 was primarily due to additional employee costs incurred in an effort to improve our website membership revenue.

Operating Expenses and Operating Loss

        Operating expenses in fiscal year 2011 included general increases in administrative costs of approximately $0.2 million including higher legal, advertising and facility expenses. Operating expenses were also higher by approximately $0.2 million due to settlement expenses associated with a payment processing vendor and software licensing vendor. Operating expenses in the prior fiscal year 2010 included $0.3 million in other identifiable intangible asset impairment charges as discussed in further detail below, and no materially similar impairment charges were incurred in fiscal year 2011. The Direct-to-Consumer segment incurred operating losses of $1.1 million and $0.9 million during the fiscal years ended March 31, 2011 and 2010, respectively.

        Operating expenses declined during fiscal year 2010 as compared to fiscal year 2009 primarily as a result of a $0.3 million reduction in website maintenance fees. Operating expenses were also lower because the fiscal year 2009 results included a $0.2 million settlement expense associated with a vendor and no similar expenses were incurred in fiscal year 2010. The decline in operating expenses was partially offset by $0.3 million in other identifiable intangible asset impairment charges discussed in further detail below. The Direct-to-Consumer segment incurred an operating loss of $0.9 million in fiscal year 2010 as compared to $0.3 million in fiscal year 2009.

Other Identifiable Intangible Assets Impairment Charges

        During the fourth quarter of fiscal year 2010, we determined that certain internally developed websites and related software used to manage our consumer websites no longer met our quality standards. Additionally, the software did not provide sufficient support or functionality for content management, database interface, consumer facing websites, or accumulation or reporting of website traffic. As a result, we ceased using the websites and software, and we determined the websites and software would not provide us with service potential in the future. As a result, we recorded impairment charges of $0.3 million to reduce the fair value of the websites and related software to zero.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Corporate Administration

        The following table sets forth certain financial information for the Corporate Administration segment for each of the three fiscal years presented:

	(In millions) Year Ended March 31,			Percent Change
	2011	2010	2009	'11 vs '10	'10 vs '09
Operating expenses	$9.5	$8.8	$9.9	8%	(11)%

        The increase in Corporate Administration segment expenses during fiscal year 2011 as compared to fiscal year 2010 was primarily due to (a) a $0.3 million increase in bonus accruals primarily for certain executive officers, (b) a $0.2 million increase in employee costs from certain annual salary increases, (c) a $0.1 million increase in stock option expenses related to awards issued in the third and fourth quarters of fiscal year 2010, and (d) a $0.1 million increase in legal expenses associated with ordinary course litigation matters.

        Corporate Administration segment expenses declined in fiscal year 2010 as compared to fiscal year 2009 primarily due to (a) a $0.7 million decline in audit, accounting and related third-party advisor fees from ongoing cost reduction efforts, (b) a $0.1 million decline in external legal fees, and (c) a $0.1 million decline in tradeshow and travel costs. Operating expenses also declined as a result of our efforts to renegotiate our contracts with vendors in order to obtain more favorable fee structures.

Other Income (Expense) and Income Tax Benefit (Expense)

Other Income (Expense)

        The following table sets forth certain financial information for other income (expense) for each of the three fiscal years presented:

	(In millions) Year Ended March 31,			Percent Change
	2011	2010	2009	'11 vs '10	'10 vs '09
Other income (expense)	$0.1	$(0.2)	$0.4	#	#

#
Represents an increase or decrease in excess of 100%.

        Amounts included in other income (expense) primarily relate to interest expense on our line of credit borrowings; interest expense on our uncertain tax positions; and interest income from our cash and cash equivalents.

        The change in other income (expense) during fiscal year 2011 as compared to fiscal year 2010 was primarily due to a decline in interest expense on our line of credit borrowings. Interest expense declined as a result of the full year impact of reducing the related line of credit principal balance during the second half of fiscal year 2010 and from further reductions in the principal balance during fiscal year 2011. Also contributing to the change was the reversal of interest expense in fiscal year 2011 associated with the reversal of uncertain tax position liabilities due to the expiration of the statute of limitations. There was no similar reversal of interest expense during fiscal year 2010.

        The change in other income (expense) in fiscal year 2010 as compared to fiscal year 2009 primarily occurred because the fiscal year 2009 results included the reversal of approximately $0.4 million of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

interest expense associated with the reversal of uncertain tax position liabilities due to the expiration of the statute of limitations. There was no similar reversal of interest expense during fiscal year 2010. Also contributing to the change was an increase in interest expense in fiscal year 2010 associated with a higher outstanding line of credit principal balance throughout the fiscal year. There was no outstanding line of credit principal balance in fiscal year 2009 until the third quarter of that fiscal year.

Income Tax Benefit (Expense)

	(In millions) Year Ended March 31,			Percent Change
	2011	2010	2009	'11 vs '10	'10 vs '09
Income tax benefit (expense)	$0.3	$(0.8)	$(3.9)	#	(79)%

        During the third quarter of fiscal year 2011, the statute of limitations expired on approximately $0.2 million of uncertain tax position liabilities. As a result, we recorded a reduction in our income tax expense of $0.2 million. Additionally, we increased our income tax expense during fiscal year 2011 by approximately $0.1 million in connection with changes in certain estimates related to permanent tax differences between our tax expense for financial reporting purposes and the amount used for income tax purposes. No other discreet items had a material impact on our tax rate during fiscal year 2011.

        During fiscal year 2010, we performed a research and development tax credit study. The study considered fiscal years for which amended or current tax returns could be filed. We concluded that we were eligible for research and development tax credits that would result in a reduction in the income tax expense for the noted fiscal years as follows (in thousands):

March 31,
2009(1)	$217
2008(1)	169
2007	129
2006	86

Total	$601

(1)
Approximately $25,000 and $3,000 of research and development tax credits during the fiscal years ended March 31, 2009 and 2008, respectively, related to discontinued operations.

        We filed amended and current tax returns during the third quarter of fiscal year 2010 for each of the fiscal years noted above and included the research and development tax credits identified in the study. As a result of the filings, we recorded a reduction in the income tax expense of $0.6 million during the third quarter of fiscal year 2010. We also estimated in fiscal year 2010 that we would utilize research and development tax credits during fiscal year 2010 of between $0.1 million and $0.2 million. Additionally, we recorded a goodwill impairment charge of $4.9 million within our Film Production segment in the fourth quarter of fiscal year 2010, and the impairment charge was a non-deductible expense for purposes of the fiscal year 2010 tax return. No other discreet items had a material impact on our tax rate during fiscal year 2010.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

        During fiscal year 2009, we recorded a goodwill impairment charge of $10.0 million within our Film Production segment. The impairment charge was a non-deductible expense for purposes of our fiscal year 2009 tax return. Additionally, the statute of limitations expired on approximately $1.6 million of uncertain tax positions in fiscal year 2009. This reversal of uncertain tax positions resulted in a $0.4 million reduction in income tax expense and a $0.4 million reversal of related interest expense during the third quarter of fiscal year 2009. No other discreet items had a material impact on our tax rate during fiscal year 2009.

        See Note 9—Income Taxes within the Notes to Consolidated Financial Statements for additional information on our income taxes.

Discontinued Operations

        The Direct-to-Consumer segment acquired certain intellectual property rights to an IPTV set-top box and other identifiable intangible assets in late fiscal year 2008 in an effort to expand the product lines that are delivered directly to consumers. Based primarily on (a) lower than expected subscriber additions for the IPTV business model during the second half of fiscal year 2009, (b) the significant downturn in economic conditions and related reduction in consumer spending during the second half of fiscal year 2009, and (c) slower than expected development of new product lines, we restructured the Direct-to-Consumer segment operations as it related to new product lines. In connection with the restructuring and an analysis of the future expected benefits from the operations, we determined that certain other identifiable intangible assets associated with the related new product lines were impaired and recorded $0.9 million in other identifiable intangible asset impairment charges in the fourth quarter of fiscal year 2009. Additionally, several contracts were cancelled prior to the end of the related term in connection with the restructuring and as a result, we also incurred an early contract termination fee of approximately $0.2 million in the fourth quarter of fiscal year 2009 which was paid in April 2009.

        During fiscal year 2010, we entered into arrangements with third-party affiliates to distribute the IPTV set-top box in Europe and the U.S. Throughout fiscal year 2010, these affiliates marketed the IPTV set-top box product through a variety of advertising programs including print, billboards and other miscellaneous media. The performance of the IPTV set-top box business in fiscal year 2010 was lower than expected and as a result, we implemented a plan to discontinue the operations of the IPTV set-top box business in the fourth quarter of fiscal year 2010. As a result, we recorded inventory obsolescence impairment charges of $0.1 million and equipment impairment charges of $0.1 million. We do not expect to incur material expenses or cash flows in the future associated with the discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

        Our current priorities for the use of our cash and cash equivalents are:

  •
  investments in processes intended to improve the quality and marketability of our products;

  •
  funding our operating and capital requirements; and

  •
  funding, from time to time, opportunities to enhance shareholder value, whether in the form of repurchase of shares of our common stock, cash dividends or other strategic transactions.

        We anticipate that our existing cash, cash equivalents and cash flows from operations will be sufficient during the next 12 months to satisfy our operating requirements. We also anticipate that we

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

will be able to fund our estimated outlay for capital expenditures, repayment of outstanding debt and other related purchases that may occur during the next 12 months through our available cash, cash equivalents and our expected cash flows from operations during that period.

        In summary, our cash flows from continuing operations were as follows:

	(In millions) Year Ended March 31,
	2011	2010	2009
Net cash provided by operating activities of continuing operations	$7.6	$6.5	$10.7
Net cash used in investing activities of continuing operations	(5.0)	(1.1)	(1.8)
Net cash used in financing activities of continuing operations	(1.0)	(3.2)	(8.0)

Cash Flows from Operating Activities of Continuing Operations

        Cash provided by operating activities of continuing operations during fiscal year 2011 as compared to fiscal year 2010 was primarily impacted by the following:

  •
  a decrease in cash flows from lower operating income (excluding the impact of goodwill, impairment and related charges) primarily associated with the Transactional TV segment's performance; and

  •
  a comparable increase in cash flows from collections of outstanding accounts receivable balances primarily associated with the Film Production segment's completion of an episodic series and a producer-for-hire arrangement. The production cash outflows for these arrangements occurred in the prior fiscal year, and the increase in cash flows from these collections was reflected within the change in the accounts receivable, film costs and deferred producer-for-hire costs accounts.

        Cash provided by operating activities of continuing operations during fiscal year 2010 as compared to fiscal year 2009 was primarily impacted by the following:

  •
  the decline in the operating income (excluding the impact of goodwill, impairment and related charges) primarily associated with the Transactional TV segment's performance;

  •
  a $3.8 million comparable decrease in cash flows from accounts receivable collections because fiscal year 2009 benefited from the collection of certain Transactional TV and Film Production segment customer balances and similar collections did not recur in fiscal year 2010;

  •
  a $0.5 million decrease in cash flows from the use of funds for the Film Production segment's producer-for-hire services; and

  •
  a $4.1 million comparable increase in cash flows related to recoupable costs and producer advances because we generated a net recovery of these funds in fiscal year 2010 whereas the prior fiscal year reflected net cash outflows.

        Cash provided by operating activities of continuing operations during fiscal year 2011 was significantly higher as compared to the operating loss incurred as a result of asset impairment and other charges. Cash from operating activities was also higher as compared to the operating loss incurred during fiscal year 2011 because we collected cash from the completion of an episodic series and from producer-for-hire services during fiscal year 2011, but the production cash outflows from these arrangements occurred in the prior fiscal year. Cash from operating activities during fiscal years

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

2010 and 2009 was significantly higher as compared to the related operating income (loss) incurred primarily as a result of goodwill, asset impairment and other charges.

Cash Flows from Investing Activities of Continuing Operations

        Cash from investing activities of continuing operations during fiscal year 2011 included $5.0 million of cash used to purchase property and equipment. Approximately $1.3 million of the cash outflows relate to building improvements incurred for a new leased facility discussed in more detail below. The remaining cash outflows for property and equipment were incurred primarily to purchase storage, transponder receiver, and other broadcast and distribution equipment. The storage and other broadcast and distribution equipment was purchased to support the Transactional TV segment's international growth and expanded domestic content distribution. The transponder receiver equipment was purchased to supplement a change in the Transactional TV segment's transponder services, which is expected to stabilize or reduce domestic transponder costs in the future.

        In October 2010, we entered into an operating lease agreement to rent an approximately 48,500 square foot facility. We plan to relocate our corporate and digital broadcast facilities to the new facility, with occupancy scheduled to be completed in July 2011. During fiscal year 2011, we incurred approximately $1.3 million in cash outflows for building improvements and $0.1 million in cash outflows for equipment in connection with the planned occupancy of the new facility. We expect to incur an additional $2.0 million in investing cash outflows for building improvements and $1.2 million in investing cash outflows for equipment related to the new facility during fiscal year 2012. We also expect to receive approximately $1.7 million of operating cash inflows in fiscal year 2012 associated with a tenant improvement allowance. We are continuing to review and may modify our relocation plans in the future, and modifications to our plans could result in a material change to the expected cash outflows associated with the relocation.

        Cash from investing activities of continuing operations during fiscal year 2010 included approximately $0.1 million of cash received from net redemptions of investments, approximately $1.1 million of cash used to purchase property and equipment, and approximately $0.1 million of cash disbursements associated with purchases of intangible assets within our Direct-to-Consumer segment.

        Cash used in investing activities of continuing operations during fiscal year 2009 reflected approximately $0.8 million of cash received from net redemptions of investments. Approximately $2.3 million of cash was used to purchase property and equipment primarily for additional electronic storage equipment for our Transactional TV segment and to upgrade certain administrative hardware and software, such as our financial reporting system. We also used approximately $0.3 million to purchase intangible assets associated with our internet website operations within the Direct-to-Consumer segment.

Cash Flows from Financing Activities of Continuing Operations

        Net cash used in financing activities of continuing operations during fiscal year 2011 consisted of $0.5 million of cash used to reduce the outstanding principal of our line of credit, $0.4 million of cash used to repurchase approximately 0.2 million shares of common stock at an average purchase price of $1.57 per share, and $0.1 million in payments for long-term seller financing related to our purchase of a patent.

        Our cash flows from financing activities of continuing operations during fiscal year 2010 were primarily impacted by net payments to reduce the outstanding principal of our line of credit of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

$3.0 million. Also impacting the cash flows from financing activities was $0.1 million used to repurchase approximately 62,000 shares of common stock at an average purchase price of $1.99 per share, and $0.1 million in payments for long-term seller financing related to our purchase of a patent.

        Net cash used in financing activities of continuing operations during fiscal year 2009 included $9.1 million for the purchase of approximately 4.3 million shares of our common stock and $3.0 million in payments for cash dividends that were declared in the fourth quarter of fiscal year 2008 and paid in the first quarter of fiscal year 2009. We borrowed $4.0 million from our line of credit to support our working capital needs.

Stock Repurchase and Cash Dividends

Stock Repurchase

        In June 2008, our Board of Directors extended a share repurchase plan allowing for the repurchase of approximately 1.1 million shares of common stock through June 2010. During the six month period ended September 30, 2008, we substantially completed the share repurchase plan and repurchased approximately 1.1 million shares for a total purchase price of approximately $4.3 million. The repurchased shares were returned to authorized but unissued shares of common stock in accordance with Colorado law.

        In November 2008, we entered into a Stock Purchase Agreement pursuant to which a shareholder agreed to sell and we agreed to repurchase approximately 2.6 million shares of our common stock for a cash purchase price of $1.55 per share or an aggregate purchase price for all of the shares of approximately $4.1 million. We funded the acquisition of the shares with available cash.

        In March 2009, we repurchased through one broker in an unsolicited single block trade approximately 0.5 million shares of our common stock for a cash purchase price of $1.30 per share, or an aggregate purchase price for all of the shares of approximately $0.7 million. The acquisition was funded with available cash.

        In August 2009, our Board of Directors adopted a new stock repurchase program. Under the program, we were authorized to purchase with available cash and cash from operations up to 1.0 million shares of outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permit. The program will expire in March 2012. We have repurchased approximately 0.3 million shares through this repurchase program as of March 31, 2011 for a total purchase price of approximately $0.5 million.

Cash Dividends

        As of March 31, 2008, we had a dividend payable of $3.0 million that was subsequently paid in April 2008. The Board of Directors did not declare a quarterly dividend during fiscal year 2009, 2010, or 2011, and the payment of future quarterly dividends is at the discretion of the Board of Directors. We currently have no plans to effect any further dividends; however, we will continue to evaluate available methods to enhance shareholder value, whether in the form of cash dividends or otherwise.

Borrowing Arrangements

        On December 15, 2010, our former line of credit matured and we renewed the line of credit. The line of credit is secured by certain accounts receivable assets, is scheduled to mature on December 15, 2011, and bears interest at the greater of (a) the current prime rate less 0.125 percentage points per

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

annum, or (b) 5.75% per annum. The line of credit may be drawn from time to time to support our operations and short-term working capital needs, if any. A loan origination fee of 0.5% of the available line was paid upon the execution of the line of credit. The line of credit includes a maximum borrowing base equal to the lesser of 75% of certain accounts receivable assets securing the line of credit or $5.0 million, and the maximum borrowing base as of March 31, 2011 was $4.8 million. The average outstanding line of credit principal balance for the fiscal years ended March 31, 2011 and 2010 was $1.0 million and $3.3 million, respectively. The interest rate on our line of credit during each of the fiscal years ended March 31, 2011 and 2010 was 5.75%.

        The line of credit contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants customary for facilities of this type, including, without limitation, (a) a requirement to maintain a current asset to current liability ratio of at least 1.5 to 1.0, (b) a requirement to maintain a total liability to tangible net worth ratio not to exceed 1.0 to 1.0, (c) prohibitions on additional borrowing, lending, investing or fundamental corporate changes without prior consent, (d) a prohibition on declaring, without consent, any dividends, other than dividends payable in our stock, and (e) a requirement that there be no material adverse change in our current client base as it relates to our largest clients. The line of credit provides that an event of default will exist in certain circumstances, including without limitation, our failure to make payment of principal or interest on borrowed amounts when required, failure to perform certain obligations under the line of credit and related documents, defaults in certain other indebtedness, our insolvency, a change in control, any material adverse change in our financial condition and certain other events customary for facilities of this type. As of March 31, 2011, our outstanding principal balance under the line of credit was $0.5 million, and we were in compliance with the related covenants.

        Historically, we have made borrowings under the line of credit to ensure we maintained a high level of liquidity through the economic downturn and to ensure the funds were available if needed. Although we borrowed funds under the line of credit to strengthen our liquidity, we have maintained cash and cash equivalent balances and generated positive cash flows from operations that are more than sufficient to support our working capital and capital expenditure needs. We do not currently have plans to make significant strategic investments; however, we believe the availability of funds through the line of credit provides us with additional flexibility when considering strategic investments.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligations

        The following table reflects our contractual cash obligations as of March 31, 2011 for each of the fiscal year time periods specified (amounts may not sum due to rounding):

	Payments Due by Period (In millions):
Contractual Obligations	Total	2012	2013 - 2014	2015 - 2016	2017 and thereafter
Operating lease obligations	$15.0	$2.2	$3.6	$3.1	$6.1
Vendor obligations	12.4	3.4	5.5	2.0	1.5
Line of credit	0.5	0.5	—	—	—
Interest payments	0.0	0.0	—	—	—
Employment contract obligations	7.4	3.8	3.6	—	—

Total	$35.3	$9.9	$12.7	$5.1	$7.6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

        During the first quarter of fiscal year 2012, we extended the term of non-cancellable employment contracts with certain executives and other key employees. These employment contracts expire through March 31, 2015. The impact of the extension of the employment contracts, which was not reflected in the above table, was an increase in our commitments under the obligations of approximately $0.4 million, $0.8 million, $1.8 million, and $1.1 million during fiscal years 2012, 2013, 2014 and 2015, respectively.

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because we estimate that the movies will be delivered in the specified time periods. Operating lease obligations also include estimated payments to landlords for real estate taxes, common area maintenance and related payments and are based on historical payments and estimated future payments. Interest payments include anticipated interest obligations on our $0.5 million of outstanding principal from our line of credit and assume the amounts will remain outstanding through the remaining term of the line of credit, December 15, 2011, at an interest rate of 5.75%.

        We maintain non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through fiscal year 2022. Our Transactional TV segment has entered into direct lease agreements that expire through October 2013 with unrelated parties for the use of transponders to broadcast its channels on satellites. We expect to have continued access to transponders subsequent to the expiration of the current leases. In some instances, we are subject to arbitrary refusal of the transponder service by the service provider if that service provider determines that the content being transmitted by us is harmful to the service provider's name or business. Any such service disruption would substantially and adversely affect our financial position and results of operations. We also bear the risk that the access of their networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of the transmissions. Additionally, cable operators may be reluctant to carry less edited or partially edited adult programming on their systems. If any of the above scenarios occurred, it could adversely affect our financial position and results of operations. We had no equipment under capital lease as of March 31, 2011 or 2010.

        From time to time, we enter into arrangements with movie studios to acquire license rights for a fixed and/or minimum quantity of movies over various purchase periods as defined by the agreements. Additionally, we are party to certain uplinking, transport and marketing services that contractually obligate us to receive services over specified terms as per these arrangements. We are also obligated to make future payments associated with our purchase of patent rights. These contractual obligations are reflected in the above table as vendor obligations.

        We have recorded long-term income taxes payable of $0.1 million for uncertain tax positions, reduced by the associated federal deduction for state taxes. We are unable to reliably estimate the timing of future payments, if any, related to these uncertain tax positions. Therefore, the amounts have been excluded from the above table.

Off-Balance Sheet Arrangements

        Our Film Production segment completed producer-for-hire services during fiscal year 2011 related to a movie production in the state of Georgia. Based on the location of the production and other factors, we received certain transferable production tax credits in the state of Georgia. Subsequent to

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

the completion of the production, we entered into an agreement to sell the tax credits for a net purchase price of approximately $0.8 million. If the tax credits are recaptured, forfeited, recovered or otherwise become invalid within a four year period subsequent to our sale of the tax credits, we have agreed to reimburse the buyer for the value of the invalid tax credits as well as any interest, penalties or other fees incurred in connection with the loss of the tax credits. We believe the tax credits are valid and do not expect that we will be required to reimburse the buyer.

Other Contingencies

Uncertain Tax Positions

        We had total unrecognized tax benefits of approximately $0.1 million as of March 31, 2011 that are not expected to be settled within one year and have been classified within long-term taxes payable. If we were to prevail or the uncertainties were settled in our favor for all uncertain tax positions, the net effect is estimated to be a benefit to tax expense of approximately $0.1 million. As of March 31, 2011, we had accrued immaterial amounts of interest expense related to uncertain tax position liabilities. During fiscal year 2011, the statute of limitations expired on approximately $0.2 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in long-term taxes payable and a reduction in our income tax expense. The reduction in the uncertain tax position balance also resulted in the reversal of approximately $35,000 in interest expense. The aggregate change in the uncertain tax position balance during fiscal year 2011 was as follows (in thousands):

Beginning balance as of April 1, 2010	$309
Reversal of prior period tax position from expiration of statute of limitations	(193)

Ending balance as of March 31, 2011	$116

        There were no material changes in our unrecognized tax benefits during fiscal year 2010. During fiscal year 2009, the statute of limitations expired on approximately $1.6 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in the current portion of taxes payable. This reversal of the uncertain tax positions resulted in a $0.4 million reduction in our income tax expense and a $0.4 million reversal of related interest expense. Approximately $1.1 million of the reversal of the uncertain tax position liabilities was recorded as an increase to additional paid-in capital because the amount was originally recorded as a reduction of additional paid-in capital and had no impact on income tax expense.

        We file U.S. federal, state and foreign income tax returns. During fiscal year 2009, we concluded an audit by the Internal Revenue Service (IRS) for the fiscal year 2007, and the IRS proposed no changes to the fiscal year 2007 tax return in connection with the audit. There are currently no tax audits in process with taxing authorities. With few exceptions, we are no longer subject to examination of our federal income tax returns for years prior to fiscal year 2008, and we are no longer subject to examination of our state income tax returns for years prior to fiscal year 2007.

RECENT ACCOUNTING PRONOUNCEMENTS

        See Recently Issued Accounting Pronouncements in Note 1—Organization and Summary of Significant Accounting Policies within the Notes to Consolidated Financial Statements.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        Market Risk.    Our exposure to market risk is principally confined to cash in deposit accounts and money market accounts and, therefore, minimal and immaterial market risk.

        Interest Rate Sensitivity.    Changes in interest rates could impact our anticipated interest income on cash and cash equivalents. An adverse change in interest rates in effect as of March 31, 2011 would not have a material impact on our interest income or cash flows.

        Changes in interest rates could also impact the amount of interest we pay on borrowings under our line of credit. A 10% adverse change in the interest rates on borrowings under our line of credit would not have a material impact on our interest expense or cash flows.

        Foreign Currency Exchange Risk.    We do not have material foreign currency transactions.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        The consolidated financial statements of New Frontier Media, Inc. and its subsidiaries, including the notes thereto and the report of independent accountants therein, commence at page F-2 of this Report and are incorporated herein by reference.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.

ITEM 9A.    CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

        Based on management's evaluation (with the participation of our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO")), as of the end of the period covered by this report, our CEO and CFO have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), are effective to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

        There were no changes to our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management Report on Internal Control over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

        Management assessed our internal control over financial reporting as of March 31, 2011, the end of our fiscal year. Management based its assessment on criteria established in Internal

Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management's assessment included evaluation of elements such as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies, and our overall control environment.

        Based on the assessment, management has concluded that our internal control over financial reporting was effective as of the end of the fiscal year to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles. We reviewed the results of management's assessment with the Audit Committee of our Board of Directors.

Inherent Limitations on Effectiveness of Controls

        Our management, including the CEO and CFO, does not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of the effectiveness of controls to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

ITEM 9B.    OTHER INFORMATION.

        None.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

  New Frontier Media, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of New Frontier Media, Inc. (a Colorado corporation) and subsidiaries (collectively, the "Company") as of March 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss, total equity, and cash flows for each of the three years in the period ended March 31, 2011. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Valuation and Qualifying Accounts—Schedule II. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting as of March 31, 2011. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Frontier Media, Inc. and subsidiaries as of March 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Denver, Colorado
June 3, 2011

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$18,787	$17,187
Restricted cash	109	112
Accounts receivable, less allowances of $173 and $253, respectively	8,695	10,112
Deferred producer-for-hire costs	—	625
Taxes receivable	877	944
Prepaid and other assets	2,569	1,749

Total current assets	31,037	30,729

Property and equipment, net	7,218	4,557
Content and distribution rights, net	11,543	11,316
Recoupable costs and producer advances, less allowances of $1,898 and $1,074, respectively	2,771	3,421
Film costs, net	2,579	5,705
Goodwill	3,743	3,743
Other identifiable intangible assets, net	45	673
Deferred tax assets	1,658	349
Other assets	879	1,320

Total assets	$61,473	$61,813

Liabilities and equity
Current liabilities:
Accounts payable	$1,571	$1,103
Producers payable	1,089	951
Deferred revenue	863	685
Accrued compensation	1,607	1,802
Deferred producer liabilities	1,654	1,377
Short-term debt	500	1,000
Deferred tax liabilities	46	107
Accrued and other liabilities	1,910	1,823

Total current liabilities	9,240	8,848

Taxes payable	116	309
Other long-term liabilities	519	528

Total liabilities	9,875	9,685

Commitments and contingencies (Note 13)
Equity:
Preferred stock, $.10 par value, 4,999 shares authorized, no shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000 shares authorized, 19,201 and 19,432 shares issued and outstanding, respectively	2	2
Additional paid-in capital	55,169	54,929
Accumulated deficit	(3,460)	(2,735)
Accumulated other comprehensive loss	(69)	(68)

Total New Frontier Media, Inc. shareholders' equity	51,642	52,128
Noncontrolling interests	(44)	—

Total equity	51,598	52,128

Total liabilities and equity	$61,473	$61,813

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended March 31,
	2011	2010	2009
Net revenue	$48,709	$50,428	$52,595
Cost of sales	20,486	19,858	15,938

Gross margin	28,223	30,570	36,657

Operating expenses:
Sales and marketing	8,665	8,072	8,559
General and administrative	18,123	16,238	16,519
Charge for goodwill impairment	—	4,856	10,009
Charge for asset impairments other than goodwill	2,599	1,497	1,062

Total operating expenses	29,387	30,663	36,149

Operating income (loss)	(1,164)	(93)	508

Other income (expense):
Interest income	89	49	208
Interest expense	(89)	(243)	(208)
Reversal of interest expense for uncertain tax positions	35	—	429
Other income, net	20	12	2

Total other income (expense)	55	(182)	431

Income (loss) from continuing operations before income tax benefit (expense)	(1,109)	(275)	939
Income tax benefit (expense)	349	(838)	(3,909)

Loss from continuing operations	(760)	(1,113)	(2,970)
Loss from discontinued operations, net of income tax benefit of $5, $391 and $1,313, respectively	(9)	(625)	(2,218)

Net loss	(769)	(1,738)	(5,188)
Add: Net loss attributable to noncontrolling interests	44	—	—

Net loss attributable to New Frontier Media, Inc. shareholders	$(725)	$(1,738)	$(5,188)

Amounts attributable to New Frontier Media, Inc. shareholders:
Loss from continuing operations	$(716)	$(1,113)	$(2,970)
Loss from discontinued operations, net of income tax benefit of $5, $391 and $1,313, respectively	(9)	(625)	(2,218)

Net loss	$(725)	$(1,738)	$(5,188)

Per share information attributable to New Frontier Media, Inc. shareholders:
Basic loss per share:
Continuing operations	$(0.04)	$(0.06)	$(0.13)
Discontinued operations	(0.00)	(0.03)	(0.10)

Net basic loss per share(1)	$(0.04)	$(0.09)	$(0.24)

Diluted loss per share:
Continuing operations	$(0.04)	$(0.06)	$(0.13)
Discontinued operations	(0.00)	(0.03)	(0.10)

Net diluted loss per share(1)	$(0.04)	$(0.09)	$(0.24)

(1)
May not sum due to rounding.

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended March 31,
	2011	2010	2009
Net loss	$(769)	$(1,738)	$(5,188)
Other comprehensive income (loss):
Unrealized gain on investments	—	—	10
Currency translation adjustment	(1)	64	(132)

Total comprehensive loss	(770)	(1,674)	(5,310)
Add: Net loss attributable to noncontrolling interests	44	—	—

Total comprehensive loss attributable to New Frontier Media, Inc. shareholders	$(726)	$(1,674)	$(5,310)

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF TOTAL EQUITY

(in thousands, except per share amounts)

	Common Stock $.0001 Par Value					Total New Frontier Media, Inc. Shareholders' Equity
				Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital				Noncontrolling Interest
	Shares	Amounts						Total Equity
Balance as of March 31, 2008	23,775	$2	$61,854	$4,191	$(10)	$66,037	$—	$66,037
Purchases of common stock	(4,281)	—	(9,058)	—	—	(9,058)	—	(9,058)
Share-based compensation	—	—	902	—	—	902	—	902
Reversal of tax benefit for stock option forfeitures/cancellations	—	—	(54)	—	—	(54)	—	(54)
Reversal of uncertain tax position for capital transaction	—	—	1,058	—	—	1,058	—	1,058
Unrealized gain on investments	—	—	—	—	10	10	—	10
Currency translation adjustment	—	—	—	—	(132)	(132)	—	(132)
Net loss attributable to New Frontier Media, Inc. shareholders	—	—	—	(5,188)	—	(5,188)	—	(5,188)

Balance as of March 31, 2009	19,494	2	54,702	(997)	(132)	53,575	—	53,575
Purchases of common stock	(62)	—	(123)	—	—	(123)	—	(123)
Share-based compensation	—	—	555	—	—	555	—	555
Reversal of tax benefit for stock option forfeitures/cancellations	—	—	(205)	—	—	(205)	—	(205)
Currency translation adjustment	—	—	—	—	64	64	—	64
Net loss attributable to New Frontier Media, Inc. shareholders	—	—	—	(1,738)	—	(1,738)	—	(1,738)

Balance as of March 31, 2010	19,432	2	54,929	(2,735)	(68)	52,128	—	52,128
Purchases of common stock	(231)	—	(363)	—	—	(363)	—	(363)
Share-based compensation	—	—	608	—	—	608	—	608
Reversal of tax benefit for stock option forfeitures/cancellations	—	—	(5)	—	—	(5)	—	(5)
Currency translation adjustment	—	—	—	—	(1)	(1)	—	(1)
Noncontrolling interest	—	—	—	—	—	—	(44)	(44)
Net loss attributable to New Frontier Media, Inc. shareholders	—	—	—	(725)	—	(725)	—	(725)

Balance as of March 31, 2011	19,201	$2	$55,169	$(3,460)	$(69)	$51,642	$(44)	$51,598

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(769)	$(1,738)	$(5,188)
Add: Loss from discontinued operations	9	625	2,218

Loss from continuing operations	(760)	(1,113)	(2,970)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	9,118	8,835	8,706
Share-based compensation	608	555	907
Deferred taxes	(1,374)	(925)	625
Charge for goodwill impairment	—	4,856	10,009
Charge for asset impairments other than goodwill	2,599	1,497	1,062
Reversal of uncertain tax positions	(193)	—	(429)
Reversal of interest expense for uncertain tax positions	(35)	—	(429)
Changes in operating assets and liabilities:
Accounts receivable	1,715	(172)	3,635
Accounts payable	475	(705)	(537)
Content and distribution rights	(4,736)	(4,060)	(4,171)
Film costs	(1,024)	(2,919)	(2,762)
Deferred producer-for-hire costs	625	(566)	(60)
Deferred revenue	198	(60)	(263)
Deferred producer liabilities	277	(593)	1,970
Producers payable	138	1	(62)
Taxes receivable and payable	73	172	1,082
Accrued compensation	(195)	649	(637)
Recoupable costs and producer advances	649	1,578	(2,551)
Other assets and liabilities	(555)	(557)	(2,465)

Net cash provided by operating activities of continuing operations	7,603	6,473	10,660
Net cash used in operating activities of discontinued operations	(34)	(1,061)	(2,155)

Net cash provided by operating activities	7,569	5,412	8,505

Cash flows from investing activities:
Purchases of investments	—	(1,000)	(2,011)
Redemptions of investments	—	1,090	2,846
Purchases of property and equipment	(5,014)	(1,064)	(2,307)
Purchases of intangible assets	(2)	(108)	(297)
Payment of related party note arising from business acquisition	—	—	(21)

Net cash used in investing activities of continuing operations	(5,016)	(1,082)	(1,790)
Net cash provided by (used in) investing activities of discontinued operations	—	9	(906)

Net cash used in investing activities	(5,016)	(1,073)	(2,696)

Cash flows from financing activities:
Payments on short-term debt	(500)	(6,000)	—
Proceeds from short-term debt	—	3,000	4,000
Purchases of common stock	(363)	(123)	(9,058)
Payment of long-term seller financing	(95)	(75)	—
Payment of dividends	—	—	(2,982)

Net cash used in financing activities of continuing operations	(958)	(3,198)	(8,040)
Net cash provided by (used in) financing activities of discontinued operations	—	—	—

Net cash used in financing activities	(958)	(3,198)	(8,040)

Net increase (decrease) in cash and cash equivalents	1,595	1,141	(2,231)
Effect of exchange rate changes on cash and cash equivalents	5	(3)	(45)
Cash and cash equivalents, beginning of year	17,187	16,049	18,325

Cash and cash equivalents, end of year	$18,787	$17,187	$16,049

Supplemental cash flow data:
Interest paid	$57	$246	$73

Income taxes paid	$938	$1,379	$2,452

Noncash investing and financing activities:
Exchange of equipment	$430	$—	$—

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        New Frontier Media, Inc. is a publicly traded holding company for its operating subsidiaries, which are reflected in the Transactional TV, Film Production, Direct-to-Consumer and Corporate Administration segments.

Transactional TV Segment

        The Transactional TV segment generates revenue by providing adult programming to cable multiple system operators (MSOs) and direct broadcast satellite (DBS) providers. The Transactional TV segment is able to provide a variety of editing styles and programming mixes to a broad range of consumers. We earn a percentage of revenue, or split, for each video-on-demand (VOD), pay-per-view (PPV) or subscription that is purchased on customer platforms.

Film Production Segment

        The Film Production segment derives revenue from: a) the production and distribution of original motion pictures including erotic thrillers and horror movies (collectively, owned content), which is provided through MRG Entertainment, Inc.; b) the distribution of third party films where it acts as a sales agent for the product (repped content), which is provided through Lightning Entertainment Group, Inc.; and c) the provision of contract film production services to major Hollywood studios (producer-for-hire arrangements).

Direct-to-Consumer Segment

        The Direct-to-Consumer segment generates revenue primarily by selling memberships to our adult consumer websites. The Direct-to-Consumer segment also historically operated an internet protocol television (IPTV) set-top box business beginning in late fiscal year 2008. We restructured the IPTV operations in the fourth quarter of fiscal year 2009 and discontinued the IPTV operations in the fourth quarter of fiscal year 2010. See Note 18—Discontinued Operations for additional discussion.

Corporate Administration Segment

        The Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production or Direct-to-Consumer segments.

Noncontrolling Interests

        During the third quarter of fiscal year 2011, we entered into an agreement to create an entity within the Transactional TV segment to develop new channel services. We control a majority of the entity's common stock, and our consolidated financial statements include the accounts of the entity. The net loss applicable to the noncontrolling interests of the entity are presented as net loss attributable to noncontrolling interests in the consolidated statements of operations and consolidated statements of comprehensive loss, and the portion of the equity applicable to the noncontrolling interests of the entity are presented as noncontrolling interests in the consolidated balance sheets and consolidated statements of total equity.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of New Frontier Media, Inc. and its wholly owned and majority controlled subsidiaries (collectively herein referred to as New Frontier Media, we, our and other similar pronouns). All intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates

        We are required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require our most significant, difficult and subjective judgments include:

  •
  the estimated revenue for certain Transactional TV segment VOD and PPV services;

  •
  the recognition and measurement of income tax expenses, assets and liabilities (including the measurement of uncertain tax positions and valuation of deferred tax assets);

  •
  the assessment of film costs and the forecast of anticipated revenue (ultimate revenue), which is used to amortize film costs;

  •
  the determination of the allowance for unrecoverable accounts, which reserves for certain recoupable costs and producer advances that are not expected to be recovered;

  •
  the amortization methodology and valuation of content and distribution rights; and

  •
  the valuation of goodwill, other identifiable intangible and other long-lived assets.

        We base our estimates and judgments on historical experience and on various other factors that are considered reasonable under the circumstances, the results of which form the basis for making judgments that are not readily apparent from other sources. Actual results could differ materially from these estimates.

Reclassifications

        Certain prior year amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the current year's presentation. Charges to the allowance for unrecoverable accounts are reflected in the general and administrative line item within operating expenses and were previously reflected in the charge for asset impairments other than goodwill line item within operating expenses. The charges were approximately $0.8 million and $0.2 million during the fiscal years ended March 31, 2010 and 2009, respectively.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, cash in financial institutions and cash equivalents, which are highly liquid investment instruments with original maturities of less than 90 days. We had approximately $0.1 million of cash held in foreign financial institutions as of March 31, 2011.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restricted Cash

        Restricted cash during the periods presented includes amounts that are contractually restricted in connection with agreements between us and certain film producers.

Federal Deposit Insurance Limits

        We maintain cash deposits with financial institutions, which exceed federally insured limits. As of March 31, 2011, we exceeded the federally insured limits by approximately $17.9 million. We periodically assess the financial condition of the institutions and estimate that the risk of any loss from uninsured deposits is low.

Fair Value of Financial Instruments

        The carrying amounts of financial instruments, including cash, cash equivalents, accounts receivable, accounts payable, accrued liabilities, short-term debt, and certain other current assets and liabilities approximate fair value because of their generally short maturities. See Note 4—Fair Value Measurements for additional detail and discussion.

Accounts Receivable

        The majority of our accounts receivable are due from customers in the cable and satellite industries and from the film distribution industry. Credit is extended based on an evaluation of a customer's financial condition and collateral is not required. Accounts receivable are stated at amounts due from customers less an allowance for doubtful accounts. Customer balances that remain outstanding longer than the contractual payment terms are considered past due. We determine our allowance for doubtful accounts on a quarterly basis by considering a number of factors, including the length of time accounts receivable are past due, our previous loss history, the customer's current ability to pay its obligation to us, and the condition of the general economy and the cable, satellite and film distribution industries as a whole. Bad debt is reflected as a component of operating expenses in the consolidated statements of operations. When a specific account receivable is determined to be uncollectible, we reduce both our accounts receivable and allowance for doubtful accounts accordingly.

        Accounts receivable balances associated with the Film Production segment's repped content include the entire license fee due to us from the licensee. Amounts collected for these receivables are disbursed to us and the producers of the licensed films in accordance with the terms of the related producer agreements.

Accrued and Other Liabilities

        Accrued and other liabilities included approximately $0.3 million and $0.5 million of accrued transport fees as of March 31, 2011 and 2010, respectively, and accrued insurance premiums of approximately $0.5 million as of March 31, 2011 and 2010. No other individual current liability amounts within accrued and other liabilities were in excess of 5% of total current liabilities as of March 31, 2011 or 2010.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

        Property and equipment are stated at historical cost less accumulated depreciation. The cost of maintenance and repairs to property and equipment is expensed as incurred, and significant additions and improvements are capitalized. The capitalized costs of leasehold and tenant improvements are depreciated using a straight-line method over the lesser of the estimated useful life of the assets or the expected term of the related leases. All other property and equipment assets are depreciated using a straight-line method over the estimated useful lives of the assets. As of March 31, 2011, the estimated useful lives of property and equipment were as follows:

Furniture and fixtures	3 to 5 years
Computers, equipment and servers	3 to 7 years
Leasehold and tenant improvements	2 to 10 years

Content and Distribution Rights

        The Transactional TV segment's content and distribution rights library primarily consists of licensed films. We capitalize the costs associated with the content and distribution rights as well as certain editing and production costs and amortize these capitalized costs on a straight-line basis over the lesser of the license term or estimated useful life (generally 5 years). These costs are amortized using a basis that is consistent with the manner in which the related revenue is expected to be recognized. We amortize the cost of content and distribution rights on a straight-line basis because each usage of the films is expected to generate similar revenue, and the revenue for the films is expected to be recognized ratably over the related license term. We regularly review and evaluate the appropriateness of amortizing content and distribution rights costs on a straight-line basis as opposed to an alternative method of amortization such as an accelerated basis. Based on these analyses, we determined that the amortization of the capitalized costs using a straight-line basis most accurately reflects the manner in which the revenue for the related films will be recognized.

        We periodically review the content library and assess whether the unamortized cost approximates the estimated net realizable value of the library based on expected forecast results. In the event that the unamortized costs exceed the estimated net realizable value of the film library, we will expense the excess of the unamortized costs to reduce the carrying value to the estimated net realizable value. See Note 7—Content and Distribution Rights for additional detail and discussion on content and distribution rights impairment.

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by us that are expected to be subsequently recovered through the collection of fees associated with the licensing of repped content. In connection with the Film Production segment's repped content operations, we enter into sales agency agreements whereby we act as a sales agent for a producer's film (Sales Agency Agreements). These Sales Agency Agreements typically include provisions whereby certain costs that are incurred for promotion related activities will be paid by us on behalf of the producer (such as movie trailer and advertising material costs). We may also pay the producer an advance for the related film prior to the distribution of such film. As we subsequently license the producer's film and license fees are collected, the recoupable costs and producer advances are recovered by us through these license fee collections.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

License fees typically are not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered.

        Recoupable costs and producer advances are stated at the amounts contractually recoverable through collection of future license fees net of an allowance for unrecoverable accounts. The allowance for unrecoverable accounts reflects any loss anticipated from unrecovered recoupable costs and producer advances. Charges to adjust the allowance for unrecoverable accounts are reflected as a component of operating expenses in the consolidated statements of operations. We evaluate recoupable costs and producer advances on an individual film-by-film basis each quarter based on a number of factors including our historical experience with charges to the allowance, estimates of future license fee collections, estimates of future recoupable costs to be incurred, and the condition of the general economy and film industry as a whole. During the fiscal years ended March 31, 2011, 2010 and 2009, we incurred charges related to the allowance for unrecoverable accounts of approximately $0.8 million, $0.8 million and $0.2 million, respectively.

Film Costs

        We capitalize the Film Production segment's costs incurred for film production including costs to develop, acquire and produce films, which primarily consist of salaries, equipment and overhead costs, as well as the cost to acquire rights to films. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value.

        Capitalized film costs are amortized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Ultimate revenue for new films is typically estimated using actual historical performance of comparable films that are similar in nature (such as production cost and genre). Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method. Estimates of ultimate revenue are reviewed quarterly and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of the television product.

        Film costs are reviewed for impairment on a film-by-film basis each quarterly reporting period. We record an impairment charge when the fair value of the film is less than the unamortized cost. Examples of events or circumstances that could result in an impairment charge for film costs include the underperformance of a film as compared to expectations or a downward adjustment in the estimated future performance of a film due to an adverse change in the general business climate. Impairment charges associated with film costs could have a material impact on our financial position and results of operations in future periods.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        See Note 8—Film Costs for additional detail and discussion on film cost impairments.

Goodwill and Other Identifiable Intangible Assets

        We record goodwill when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the operating segment level, which is equivalent to our reporting units, on an annual basis (March 31) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include, but are not limited to, a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment in the determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using considerations of various valuation methodologies which could include income and market valuation approaches. The income approach involves discounting the reporting unit's projected free cash flow at its weighted average cost of capital, and the market approach considers comparable publicly traded company valuations and recent merger and acquisition valuations. The analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts; estimation of the long-term rate of growth; determination of the weighted average cost of capital; and other similar estimates. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. We allocate goodwill to each reporting unit based on the operating segment expected to benefit from the related acquisition and/or combination.

        As an overall test of the reasonableness of the estimated fair value of the reporting units and the consolidated Company, we also perform a reconciliation of the fair value estimates for the reporting units to our market capitalization. The reconciliation considers a control premium based on merger and acquisition transactions within the media and entertainment industry and other available information. A control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the traded price per share (i.e., market capitalization), in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from cost savings and revenue enhancements.

        Other identifiable intangible assets subject to amortization have primarily included amounts paid to acquire non-compete agreements with certain key executives, contractual and non-contractual customer relationships, intellectual property rights, patents and websites. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives, which is typically five years. Other identifiable intangible asset balances are removed from the gross asset and accumulated amortization amounts in the period in which they become fully amortized or impaired and are no longer in use. For intellectual property and patents, the assets are not removed until our legal claim to the assets has expired. Other identifiable intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of such assets, we consider whether the estimated undiscounted future net cash flows of the individual assets are less than the related assets' carrying value and if so, we record an impairment loss for the excess recorded carrying value of the asset as compared to its fair value. See Note 4—Fair Value Measurements for additional detail and discussion on other identifiable intangible asset impairments.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        See Note 5—Goodwill and Other Identifiable Intangible Assets for additional detail and discussion on goodwill and other identifiable intangible asset impairments.

Long-Lived Assets

        We continually review long-lived assets that are held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of such assets, we consider whether the estimated undiscounted future net cash flows of the individual assets are less than the related assets' carrying value and if so, we record an impairment loss for the excess recorded carrying value of the asset as compared to its fair value. See Note 4—Fair Value Measurements for additional detail and discussion on long-lived asset impairments.

Deferred Producer Liabilities

        Deferred producer liabilities are recorded upon the billing of repped content license fees. Deferred producer liabilities represent outstanding amounts due to the producer or that are to be retained by us upon the collection of license fee amounts related to the sale of repped content by the Film Production segment. In accordance with the Sales Agency Agreements we enter into with repped content producers, when license fees associated with sales of repped content are collected, the amounts are paid to the producer and/or are retained by us. We retain amounts for sales agency commissions, recovery of outstanding recoupable costs and producer advances (Recoupable Costs) or as market fee revenue. The terms of the Sales Agency Agreements provide that collected license fees are distributed to the producer and/or are retained by us based on a specific allocation order as defined by each agreement. The allocation order is dependent on certain criteria including total license fee collections, outstanding Recoupable Costs balances and certain other criteria as specified by the Sales Agency Agreements. As these criteria cannot be reasonably determined until the license fees are collected, the appropriate allocation order of uncollected license fees cannot be established. Accordingly, the uncollected license fee amounts are recorded as deferred producer liabilities until such time as the amounts are collected and the allocation order can be reasonably determined.

Revenue Recognition

        Our revenue consists primarily of fees earned through the distribution of programming content through various media outlets including dedicated PPV channels and VOD categories that are distributed on cable and DBS platforms, premium movie channels, pay and free television channels and other available media outlets. Revenue is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the services have been rendered or delivery conditions as described in the related contract have been satisfied, the license period related to the content has begun and the customer can begin exploitation of the content, the fee is fixed or determinable and collection of fees is reasonably assured. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transactional TV Segment VOD and PPV Services

        The Transactional TV segment's VOD and PPV revenue are recognized based on buys and monthly subscriber counts reported each month by cable MSOs and DBS providers. We earn revenue by receiving a contractual percentage of the retail price paid by consumers of the content. Monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service, which requires management to make monthly revenue estimates based on the Transactional TV segment's historical experience with each customer. The revenue estimates may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports.

Film Production Segment Owned Content Licensing

        Revenue from the licensing of owned content is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the delivery conditions of the completed film have been satisfied as required in the contract, the license period of the arrangement has begun, the fee is fixed or determinable and collection of the fees is reasonably assured. For agreements that involve the distribution of content through VOD and PPV services and retail markets, we are unable to determine or reasonably estimate the revenue earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

Film Production Segment Repped Content Licensing

        We recognize revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned on the total content licensing fee. The producers' share of the licensing fee is recorded as a liability until the balance is remitted to the producer. For agreements that involve the distribution of content through VOD and PPV services and retail markets, we are unable to determine or reasonably estimate the revenue earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

        The agreements entered into with the producers may also provide for a marketing fee that can be earned by us. The marketing fee is stated as a fixed amount and is contractually earned upon collection of sufficient film licensing fees as defined by the contract, the terms of which vary depending on film quality, distribution markets and other factors. We recognize marketing fees as revenue when the amounts become determinable and the collection of the fee has occurred as defined by the respective contract.

Direct-to-Consumer Segment Membership Fees

        Revenue from membership fees is recognized over the life of the membership. We record an allowance for refunds based on expected membership cancellations, credits and chargebacks.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Multiple Element Transactions

        From time to time, we enter into transactions involving multiple elements. These multiple element transactions can involve the licensing of content (i.e., the licensing of multiple titles in a single agreement), the sale of content (i.e., the distribution of multiple titles in a single agreement), the sale of content and contemporaneous purchase of advertising (i.e., receiving a revenue percentage from a cable MSO or DBS operator and purchasing advertising space on that same operator's platform in a single agreement), or the licensing of content and contemporaneous purchase of advertising (i.e., licensing multiple titles and purchasing advertising space in a publication in a single agreement). Multiple element transactions require the exercise of judgment in determining the selling price or fair value of the different elements. The judgments impact the amount of revenue and expenses recognized over the term of the contract, as well as the period in which they are recognized.

        We account for multiple element transactions by first obtaining evidence of the selling price or fair value of the elements. In determining the selling price or fair value of the respective elements, we refer to quoted market prices, historical transactions or comparable transactions. If neither vendor specific objective evidence nor third party evidence is available to determine selling price or fair value, we use our best estimate for individual elements of an arrangement. Based on the determined selling price or fair values of each element of the transaction, the value of the single agreement is allocated to each deliverable based on each element's proportional fair value.

Producer-for-Hire Arrangements

        Our Film Production segment periodically acts as a producer-for-hire for customers. Through these arrangements, we provide services and incur costs associated with the film production and we earn a fee for our services once the film has been delivered to the customer. We maintain no ownership rights for the produced content. Revenue for these arrangements is recognized when persuasive evidence of an arrangement exists as evidenced by an executed contract, the film has been delivered to the customer in accordance with the contract terms, the fee is fixed and determinable and collection is reasonably assured. The costs incurred for production in these arrangements are initially recorded as a deferred cost within the current assets section of the balance sheet, and the deferred costs are subsequently recorded as a cost of sales when we recognize revenue for the related services. During the fiscal years ended March 31, 2011 and 2010, we completed and recognized revenue on producer-for-hire arrangements of $4.0 million and $3.9 million, respectively. We did not recognize any material producer-for-hire revenue during the fiscal year ended March 31, 2009. As of March 31, 2011, we had no deferred costs recorded in connection with producer-for-hire arrangements.

Advertising Costs

        We expense advertising costs, which includes tradeshow and promotional related expenses, as incurred. Advertising costs during the fiscal years ended March 31, 2011, 2010 and 2009 were approximately $2.4 million, $2.3 million and $2.3 million, respectively.

Research and Development Costs

        Costs related to the research, design and development of products are charged to research and development expense as incurred. We did not incur any material research and development costs related to continuing operations during the fiscal years ended March 31, 2011, 2010 and 2009. Research

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and development costs related to discontinued operations during the fiscal year ended March 31, 2011 were immaterial. Research and development costs related to discontinued operations during the fiscal years ended March 31, 2010 and 2009 were approximately $0.2 million and $0.3 million, respectively.

Employee Equity Incentive Plans

        We have an employee equity incentive plan, which is described more fully in Note 3—Employee Equity Incentive Plans. Employee equity awards are accounted for under the fair value method. Accordingly, we measure share-based compensation at the grant date based on the fair value of the award. We use the straight-line attribution method to expense the fair value of the award over the related service period.

        We use the Black-Scholes option pricing model to estimate the fair value of options granted. Volatility assumptions are derived using historical volatility data. The expected term data is stratified between officers and non-officers and determined using the weighted average exercise behavior for these two groups of employees. The dividend yield assumption is based on estimates of dividends to be declared in the future. Share-based compensation expense is based on awards ultimately expected to vest, reduced for estimated forfeitures. Forfeiture rates are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeiture rates are estimated based on historical experience and are stratified between officers and non-officers.

Income Taxes

        We make certain estimates and judgments in determining the income tax benefit (expense). These estimates and judgments are used in the determination of tax credits, benefits and deductions, uncertain tax positions, and the calculation of certain tax assets and liabilities which are a result of differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. We also use estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to the income tax benefit (expense) in subsequent periods.

        We periodically evaluate the likelihood that we will be able to recover deferred tax assets. We have no material deferred tax asset valuation allowances and estimate that our deferred tax assets will be recoverable. If these estimates were to change and the assessment indicated we would be unable to recover the deferred tax assets, we would increase the income tax expense in the period of the change in estimate.

        The calculation of long-term taxes payable involves dealing with uncertainties in the application of tax regulations. We account for uncertain tax positions using a two-step approach to recognizing and measuring uncertain tax position liabilities. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and estimates regarding these factors could result in the recognition of an income tax benefit or an additional charge to the income tax expense.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share

        Basic loss per share is computed on the basis of the weighted average number of common shares outstanding. Diluted loss per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilutive effect of outstanding warrants and stock options. There is no dilutive effect on the diluted loss per share from outstanding warrants or stock options because inclusion of these items would be antidilutive.

Comprehensive Loss

        The comprehensive loss includes all changes in equity (net assets) during the period from non-owner sources. During the periods presented, comprehensive loss includes our net loss, unrealized gain on investments and the cumulative adjustment from foreign currency translation.

Foreign Currency Translations

        The functional currency for all of our U.S. based subsidiaries is the U.S. dollar. The functional currency for our foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rates on the balance sheet dates. Revenues and expenses are translated using the average exchange rates prevailing during the periods presented. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within the equity section of the consolidated balance sheets. Foreign currency transaction gains and losses are reported in the operating expenses section of the consolidated statements of operations.

Recently Issued Accounting Pronouncements

        From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective will not have a material impact on our results of operations and financial position.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—LOSS PER SHARE

        The components of basic and diluted loss per share from continuing operations attributable to New Frontier Media, Inc. shareholders for the three fiscal years ended March 31 were as follows (in thousands, except per share data):

	2011	2010	2009
Loss from continuing operations attributable to New Frontier Media, Inc. shareholders	$(716)	$(1,113)	$(2,970)

Weighted average shares outstanding	19,291	19,481	22,039
Effect of dilutive securities	—	—	—

Weighted average diluted shares	19,291	19,481	22,039

Basic loss per share from continuing operations attributable to New Frontier Media, Inc. shareholders	$(0.04)	$(0.06)	$(0.13)

Diluted loss per share from continuing operations attributable to New Frontier Media, Inc. shareholders	$(0.04)	$(0.06)	$(0.13)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS

Equity Plan

        We adopted the New Frontier Media, Inc. 2010 Equity Incentive Plan (the 2010 Plan) in August 2010. The 2010 Plan replaces the New Frontier Media, Inc. 2007 Stock Incentive Plan. The 2010 Plan was approved by our shareholders, and the purpose of the 2010 Plan is to encourage the further growth and development of the Company by providing equity and related awards to selected directors and employees. The 2010 Plan is also intended to assist in attracting and retaining employees and directors, to optimize profitability and to promote teamwork. Under the 2010 Plan, employees and directors may be granted incentive stock options, restricted stock, bonus stock and other awards, or any combination thereof. There were 1,250,000 shares of our common stock originally authorized for issuance under the 2010 Plan and the maximum number of shares of common stock that may be subject to one or more awards granted to a participant during any calendar year is 312,500. Awards granted under the 2010 Plan that subsequently are forfeited or cancelled may be reissued under the provisions of the 2010 Plan. Awards may be granted to employees and non-employee directors with exercise prices equal to, or in excess of, the fair market value of the underlying common stock at the date of grant. Generally, the stock options vest ratably over a four-year period and expire ten years from the date of grant.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

Share-Based Compensation

        The weighted average estimated fair value of stock option grants and the weighted average assumptions that were used in calculating such values for the three fiscal years ended March 31 were as follows:

	2011	2010	2009
Weighted average estimated fair value per award	$0.77	$0.91	$2.33
Expected term from grant date (in years)	5	5	5
Risk free interest rate	2.0%	2.4%	2.7%
Expected volatility	56%	56%	52%
Expected dividend yield	—%	—%	—%

        Share-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, which considers estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We recognize the expense or benefit from the effect of adjusting the estimated forfeiture rate in the period that the forfeiture estimate changes. The effect of forfeiture adjustments during the fiscal years ended March 31, 2011, 2010, and 2009 was to reduce the related compensation expense by approximately $0.2 million, $0.3 million and $0.2 million, respectively.

        The following table summarizes the effects of share-based compensation from continuing operations resulting from options granted under our equity incentive plans for the three fiscal years ended March 31. This expense from continuing operations was included in cost of sales, sales and marketing expenses, and general and administrative expenses (in thousands, except per share amounts):

	2011	2010	2009
Share-based compensation expense before income taxes	$608	$555	$907
Income tax benefit	(213)	(189)	(363)

Total share-based compensation expense after income tax benefit	$395	$366	$544

Share-based compensation effects on basic and diluted loss per common share	$0.02	$0.02	$0.02

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

        Stock option transactions during the fiscal year ended March 31, 2011 are summarized as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(1) (in thousands)
Outstanding as of March 31, 2010	2,228,902	$5.11
Granted	75,000	1.98
Forfeited/expired	(132,725)	2.37

Outstanding as of March 31, 2011	2,171,177	5.17	6.2	$—

Options exercisable as of March 31, 2011	1,539,052	5.90	5.4	—

Options vested and expected to vest—non-officers	919,426	5.73	5.6	—

Options vested and expected to vest—officers	1,200,039	4.84	6.5	—

(1)
The aggregate intrinsic value represents the difference between the exercise price and the value of New Frontier Media, Inc. stock at the time of exercise or at the end of the period if unexercised.

        During the fiscal year ended March 31, 2010, approximately 28,000 warrants expired. There are no remaining outstanding warrants as of March 31, 2011.

        As of March 31, 2011, there was approximately $0.1 million and $0.4 million of total unrecognized compensation costs for non-officers and officers, respectively, related to stock option grants. The unrecognized compensation cost for non-officers and officers is expected to be recognized over a weighted average period of one year.

NOTE 4—FAIR VALUE MEASUREMENTS

        The hierarchy below lists the three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. Fair value measurements are categorized in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

  •
  Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (such as a Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis

        We measure certain assets, such as goodwill, film costs and other identifiable intangible assets, at fair value on a nonrecurring basis when they are deemed to be impaired. The fair values are determined based on valuation techniques using the best information available and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the asset exceeds its fair value. The following table presents the assets measured at fair value on a nonrecurring basis as of March 31, 2011 (in thousands):

	Level 1	Level 2	Level 3		Net Fair Value
Film costs(1)	$—	$—	$354		$354
Other identifiable intangible assets(2)	—	—	—	*	—
Other long-lived assets(3)	—	—	200		200

Total	$—	$—	$554		$554

*
Fair values were measured using Level 3 inputs, and the fair values were zero.

(1)
Measurement relates to the Film Production segment film cost impairment analysis. See Note 8—Film Costs for additional discussion.

(2)
Measurement relates to the Direct-to-Consumer segment websites. See Note 5—Goodwill and Other Identifiable Intangible Assets for additional discussion.

(3)
Measurement relates to the Transactional TV segment other long-lived assets. The recorded carrying value of an asset was reduced to its estimated fair value based on management's estimates of assumptions that market participants would use in pricing the asset. As a result, we recorded a $0.1 million impairment charge within the charge for asset impairments other than goodwill line item in the consolidated statements of operations.

        The following table presents the assets measured at fair value on a nonrecurring basis as of March 31, 2010 (in thousands):

	Level 1	Level 2	Level 3		Net Fair Value
Goodwill(1)	$—	$—	$—	*	$—
Film costs(2)	—	—	257		257
Other identifiable intangible assets(3)	—	—	—	*	—
Assets held for sale(4)	—	—	134		134
Inventory(4)	—	—	—	*	—

Total	$—	$—	$391		$391

*
Fair values were measured using Level 3 inputs, and the fair values were zero.

(1)
Measurement relates to the Film Production segment goodwill impairment analysis. See Note 5—Goodwill and Other Identifiable Intangible Assets for additional discussion.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—FAIR VALUE MEASUREMENTS (Continued)

(2)
Measurement relates to the Film Production segment film cost impairment analysis. See Note 8—Film Costs for additional discussion.

(3)
Measurement relates to the Direct-to-Consumer segment website and related software impairment analysis. See Note 5—Goodwill and Other Identifiable Intangible Assets for additional discussion.

(4)
Measurement relates to the discontinued IPTV set-top box equipment and inventory impairment analysis. See Note 18—Discontinued Operations for additional discussion.

NOTE 5—GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

        Goodwill is classified within the segment that employs the goodwill in its operations. Changes in the carrying amount of goodwill during the fiscal years ended March 31, 2011 and 2010, by reportable segment, were as follows (in thousands):

	Transactional TV	Film Production	Total
Balance as of March 31, 2009	$3,743	$4,856	$8,599
Impairment	—	(4,856)	(4,856)

Balance as of March 31, 2010	3,743	—	3,743

Balance as of March 31, 2011	$3,743	$—	$3,743

Fiscal Year 2011 Impairment Testing

        We performed an annual impairment test on the Transactional TV segment's goodwill as of March 31, 2011 and engaged a third party valuation firm to assist with the test. The income and market valuation approaches were considered in determining the estimated fair value of the segment. The income valuation approach was more heavily weighted than the market valuation approach because (a) there was a lack of comparable public companies to consider for the market valuation approach, and (b) the income valuation approach was more representative of our unique operating performance characteristics relative to the comparable companies considered in the market valuation approach. The results of the analysis did not indicate any goodwill impairment for the Transactional TV segment.

        Due to the continued pressure on our stock price during the fiscal year ended March 31, 2011, our market capitalization was less than our shareholders' equity balance as of March 31, 2011. As an overall test of the reasonableness of the estimated fair value of our reporting units and consolidated Company, a reconciliation of the fair value estimates for our reporting units to our market capitalization was also performed as of March 31, 2011. The reconciliation considered a reasonable control premium based on merger and acquisition transactions within the media and entertainment industry and other relevant information. Based on the reconciliation, our fair value was in excess of our market capitalization and there was no indicator of additional goodwill impairment.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS (Continued)

Fiscal Year 2010 Impairment Testing

        We performed annual impairment tests for our Transactional TV and Film Production segment goodwill as of March 31, 2010 and engaged a third party valuation firm to assist with the tests. The income and market valuation approaches were considered in determining the estimated fair value of the segments. For our Transactional TV segment, the market valuation approach was more heavily weighted than the income valuation approach because (a) our overall valuation was believed to be primarily based on the performance and results of the Transactional TV segment, and (b) the results of the Transactional TV segment represented the large majority of our overall activity. For our Film Production segment, the valuation methodologies were weighted equally. The results of the analysis did not indicate any goodwill impairment for the Transactional TV segment. The results of the analysis did indicate that the estimated fair value of our Film Production segment was less than the carrying value. We then performed additional analysis to estimate the implied fair value of goodwill. Based on this analysis, we recorded a goodwill impairment charge of $4.9 million to reduce the Film Production segment's goodwill from $4.9 million to the implied fair value of goodwill of zero. Although the fiscal year ended March 31, 2010 performance of the Film Production segment was consistent with our internal forecasts, conditions within the film markets continued to be challenging. As a result, we adjusted the five year forecast for the Film Production segment downward to reflect the expectation that film market conditions would remain depressed and decline further resulting in the goodwill impairment charge.

        Due to the continued pressure on our stock price during the fiscal year ended March 31, 2010, our market capitalization was less than our shareholders' equity balance as of March 31, 2010. As an overall test of the reasonableness of the estimated fair value of our reporting units and consolidated Company, a reconciliation of the fair value estimates for our reporting units to our market capitalization was also performed as of March 31, 2010. The reconciliation considered a reasonable control premium based on merger and acquisition transactions within the media and entertainment industry and other relevant information. Based on the reconciliation, our fair value was in excess of our market capitalization and there was no indicator of additional goodwill impairment.

Fiscal Year 2009 Impairment Testing

        During the third quarter of fiscal year 2009, we determined that continued adverse changes in the business climate and material revisions to the Film Production segment's internal three year forecasts based on lower than expected revenue for the third quarter of fiscal year 2009 were events that could indicate that the fair value of the reporting unit was less than its carrying amount. We therefore performed an impairment test for our Film Production segment as of December 31, 2008 and engaged a third party valuation firm to assist with the test. The income and market valuation approaches were considered in determining the estimated fair value of the segment. The income valuation approach was more heavily weighted than the market valuation approach primarily because (a) the comparable market valuation approach companies were not profitable in certain instances which required us to estimate enterprise value based on revenue multiples and revenue multiples are considered to be a less accurate measure of fair value as compared to alternative measures such as EBITDA, (b) the difference in the revenue multiples for the comparable companies were material and (c) there was a lack of comparability between the reporting unit and comparable companies. The results of the analysis indicated that the estimated fair value of the Film Production segment was less than the carrying value. We then performed additional analysis to estimate the implied fair value of goodwill. Based on this

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS (Continued)

analysis, we recorded a goodwill impairment charge of $10.0 million to reduce the Film Production segment's goodwill from $14.9 million to the implied fair value of goodwill of $4.9 million. We also performed the annual goodwill impairment tests for the Transactional TV and Film Production segments as of March 31, 2009. The valuation methodologies for the Transactional TV and Film Production segments were similar to the methodologies used as of March 31, 2010 and December 31, 2008, respectively. The results of the analysis did not indicate any additional goodwill impairment.

        Due to the deterioration in the overall stock market during the second half of fiscal year 2009, our market capitalization was less than our shareholders' equity balance as of March 31, 2009. As an overall test of the reasonableness of the estimated fair value of our reporting units and consolidated Company, a reconciliation of the fair value estimates for the reporting units to our market capitalization was also performed as of March 31, 2009. The reconciliation considered a reasonable control premium based on merger and acquisition transactions within the media and entertainment industry and other relevant information. Based on the reconciliation, our fair value was in excess of our market capitalization and there was no indicator of additional goodwill impairment.

Other Identifiable Intangible Assets

        Other identifiable intangible assets that are subject to amortization as of March 31 were as follows (in thousands, except weighted average useful life):

		2011				2010
	Weighted Average Useful Life (Years)
		Gross Carrying Amounts	Accumulated Amortization	Impairment	Net	Gross Carrying Amounts	Accumulated Amortization	Impairment	Net
Non-compete agreements	5	$—	$—	$—	$—	$2,131	$(1,739)	$(47)	$345
Contractual/noncontractual relationships	5	—	—	—	—	1,375	(1,146)	—	229
Intellectual property	5	540	(126)	(414)	—	540	(126)	(414)	—
Websites	5	91	(54)	(37)	—	156	(65)	(54)	37
Patents	5	460	(107)	(353)	—	460	(107)	(353)	—
Other	6	87	(42)	—	45	234	(102)	(70)	62

		$1,178	$(329)	$(804)	$45	$4,896	$(3,285)	$(938)	$673

        Amortization expense for other identifiable intangible assets subject to amortization during the fiscal years ended March 31, 2011, 2010 and 2009 was approximately $0.6 million, $0.8 million, and $0.8 million, respectively. Amortization expense for other identifiable intangible assets subject to amortization for the fiscal year ending March 31, 2012 and thereafter is expected to be immaterial. The non-compete agreements and contractual/noncontractual relationships other identifiable intangible assets were fully amortized and no longer in use as of March 31, 2011. The related gross assets and accumulated amortization amounts were therefore removed and were not presented on the balance sheet as of March 31, 2011. During the fiscal years ended March 31, 2011 and 2010, we removed approximately $3.5 million and $0.4 million, respectively, of fully amortized other identifiable intangible assets that were no longer in use.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS (Continued)

        During the fourth quarter of the fiscal years ended March 31, 2011 and 2010, we determined that certain websites and related software used to manage our Direct-to-Consumer segment consumer websites no longer met our quality standards. The software did not provide sufficient support or functionality for content management, database interface, consumer facing websites, or reporting of website traffic. As a result, we ceased using the websites and software and determined the software would not provide any substantial service potential in the future. As a result, we recorded an immaterial impairment charge during the fiscal year ended March 31, 2011 and an impairment charge of $0.3 million during the fiscal year ended March 31, 2010 to reduce the fair value of the websites and related software to zero.

NOTE 6—PROPERTY AND EQUIPMENT

        The components of property and equipment as of March 31 were as follows (in thousands):

	2011	2010
Furniture and fixtures	$698	$701
Computers, equipment and servers	9,194	7,274
Leasehold and tenant improvements	4,156	2,816

Property and equipment, at cost	14,048	10,791
Less accumulated depreciation	(6,830)	(6,234)

Total property and equipment, net	$7,218	$4,557

        Depreciation expense was approximately $2.3 million, $1.7 million, and $1.7 million for the fiscal years ended March 31, 2011, 2010, and 2009, respectively. During the fiscal years ended March 31, 2011 and 2010, we retired approximately $2.5 million and $0.6 million, respectively, of fully depreciated property and equipment.

        During the fiscal year ended March 31, 2011, we acquired approximately $1.7 million of new storage equipment. We paid approximately $1.3 million in cash for the new equipment. Additionally, we exchanged certain equipment with a net book value of approximately $0.4 million. No gain or loss was recorded in connection with the transaction.

NOTE 7—CONTENT AND DISTRIBUTION RIGHTS

        The Transactional TV and Direct-to-Consumer segments' content and distribution rights consist of content licensing agreements and original productions. We capitalize the costs associated with the licenses, certain editing costs and content. These costs are amortized on a straight-line basis, typically

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—CONTENT AND DISTRIBUTION RIGHTS (Continued)

over 5 years. The components of content and distribution rights as of March 31 were as follows (in thousands):

	2011	2010
In release	$20,281	$19,705
Acquired, not yet released	1,013	1,341
In production	19	116
Accumulated amortization	(9,770)	(9,846)

Total content and distribution rights, net	$11,543	$11,316

        Amortization expense during the fiscal years ended March 31, 2011, 2010 and 2009 was approximately $4.1 million, $3.8 million and $3.6 million, respectively. During the fiscal years ended March 31, 2011 and 2010, we retired $3.5 million and $2.4 million, respectively, of fully amortized content and distribution rights. Additionally, we recorded impairment expenses of approximately $0.2 million during the fiscal year ended March 31, 2011 because certain content and distribution rights no longer met our quality standards for distribution. We had no material impairments of content and distribution rights during the fiscal years ended March 31, 2010 and 2009.

NOTE 8—FILM COSTS

        The components of film costs, which are primarily direct-to-television, were as follows as of March 31 (in thousands):

	2011	2010
In release	$18,474	$18,477
Completed, not yet released	500	82
In production	174	1,645
Accumulated amortization	(16,569)	(14,499)

Total film costs, net	$2,579	$5,705

        Amortization expense for the fiscal years ended March 31, 2011, 2010 and 2009 was approximately $2.1 million, $2.6 million and $2.7 million, respectively. We expect to amortize approximately $2.3 million in capitalized film costs during the fiscal year ending March 31, 2012. Additionally, we expect to amortize substantially all unamortized film costs for released films by March 31, 2014.

        During the second and fourth quarters of fiscal year 2011, we recorded impairment expenses of approximately $0.6 million and $1.6 million, respectively, associated with certain owned content films. During our second quarter film performance analysis, we adjusted downward the expected performance for certain films based on a continuation of underperformance as compared to expectations. During our fourth quarter film performance analysis, we adjusted downward the expected results for certain films based on a continued trend of lower than expected film performance and based on the recent departure of the segment's Co-Presidents. As a result, we performed further assessments on the films and determined the fair value of the films was less than the unamortized cost of the films, and the differences were recorded as impairment charges. This expense was recorded in the charge for asset impairments other than goodwill line item in the consolidated statements of operations. The fair value

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—FILM COSTS (Continued)

of the films was estimated by discounting the film's projected cash flow by the weighted average cost of capital.

        During the fourth quarter of fiscal year 2010, we recorded impairment expenses of approximately $1.2 million associated with several Film Production segment owned content films. As part of the quarterly film performance analysis and in connection with the annual goodwill impairment analysis, we estimated that conditions within the film markets would continue to be challenging and adjusted downward the Film Production segment forecasts as well as certain estimated future film performance. As a result, we recorded impairment charges of approximately $1.2 million representing the difference in the unamortized film costs and the estimated fair value of the related films. This expense was recorded in the charge for asset impairments other than goodwill line item in the consolidated statements of operations. The fair value of the films was estimated by discounting the film's projected cash flow by the weighted average cost of capital.

        During the third quarter of fiscal year 2009, we recorded impairment expenses of approximately $1.1 million associated with several Film Production segment owned content films. As part of the quarterly film performance analysis and in connection with the annual goodwill impairment analysis, we estimated that conditions within the film markets would continue to be challenging and adjusted downward the Film Production segment forecasts as well as certain estimated future film performance. As a result, we recorded impairment charges of approximately $1.1 million representing the difference in the unamortized film costs and the estimated fair value of the related films. This expense was recorded in the charge for asset impairments other than goodwill line item in the consolidated statements of operations. The fair value of the films was estimated by discounting the film's projected cash flow by the weighted average cost of capital.

NOTE 9—INCOME TAXES

        The components of the continuing operations income tax benefit (expense) for the three years ended March 31 were as follows (in thousands):

	2011	2010	2009
Current
Federal	$(971)	$(1,469)	$(3,460)
State	(63)	(186)	(636)

Total current	(1,034)	(1,655)	(4,096)

Deferred
Federal	1,359	715	167
State	24	102	20

Total deferred	1,383	817	187

Total	$349	$(838)	$(3,909)

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

        A reconciliation of the expected income tax benefit (expense) computed using the federal statutory income tax rate to our recorded income tax benefit (expense) for continuing operations is as follows for the three years ended March 31 (in thousands):

	2011	2010	2009
Income tax computed at federal statutory tax rate of 35%	$388	$96	$(329)
State taxes, net of federal benefit	10	(83)	(338)
Non-deductible goodwill impairment	—	(1,700)	(3,503)
Reversal of uncertain tax positions	193	—	429
Federal research and development tax credits	63	751	—
Meals and entertainment	(88)	(50)	(97)
Share-based compensation	(59)	(45)	(57)
Other permanent differences, net	(158)	193	(14)

Total	$349	$(838)	$(3,909)

        Significant components of our deferred tax liabilities and assets as of March 31 were as follows (in thousands):

	2011	2010
Deferred tax liabilities:
Depreciation	$(993)	$(426)
Goodwill	(1,287)	(972)
Film library	(943)	(1,010)
Tax method changes	(1,001)	(1,499)
Other identifiable intangible assets	—	(107)
Other	(54)	(75)

Total deferred tax liabilities	(4,278)	(4,089)

Deferred tax assets:
Net operating loss carryforward	650	945
Deferred revenue	40	70
Asset disposition, impairment and other reserves	2,113	1,166
Allowance for unrecoverable and doubtful accounts	784	499
Share-based compensation	988	838
Amortization	235	306
Accruals	180	130
Other identifiable intangible assets	541	466
Tax credits	257	—
Other	116	131

Gross deferred tax assets	5,904	4,551
Valuation allowance	(14)	(220)

Total deferred tax assets	5,890	4,331

Net deferred tax assets	$1,612	$242

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

        Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We establish valuation allowances when, based on an evaluation of objective evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized. As of March 31, 2011, we determined that it was more likely than not that deferred tax assets associated with capital losses would not be realized and recorded an immaterial valuation allowance for the full capital loss deferred tax asset as of March 31, 2011. We had no other valuation allowances as of March 31, 2011.

        We have domestic net operating loss carryforwards of approximately $1.7 million for federal income tax purposes, which expire through 2019. For tax purposes, there is an annual limitation of approximately $0.2 million for the remaining 8 years on all of our net operating loss under Internal Revenue Code Section 382. Internal Revenue Code Section 382 also places a limitation on the utilization of net operating loss carryforwards when an ownership change, as defined in the tax law, occurs. Generally, an ownership change occurs when there is a greater than 50 percent change in ownership. When a change occurs, the actual utilization of net operating loss carryforwards is limited annually to a percentage of our fair market value at the time of such change. We also have tax credits associated with certain foreign tax withholdings. The deduction of these tax credits was limited during the fiscal year ended March 31, 2011 because the estimated U.S. tax on foreign sourced income was less than the available tax credit. We expect to utilize the tax credits from foreign tax withholdings in future periods.

Uncertain Tax Positions

        We account for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon effective settlement. During the third quarter of fiscal year 2011, the statute of limitations expired on approximately $0.2 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in long-term taxes payable and a reduction in income tax expense. The reduction in the uncertain tax position balance also resulted in the reversal of approximately $35,000 in interest expense. As of March 31, 2011, we had total unrecognized tax benefits of approximately $0.1 million that are not expected to be settled within one year and have been classified within long-term taxes payable. If we were to prevail or the uncertainties were settled in our favor for all uncertain tax positions, the net effect is estimated to be an income tax benefit of approximately $0.1 million.

        The aggregate change in the uncertain tax position balance as reflected in long-term taxes payable during the fiscal year ended March 31, 2011 was as follows (in thousands):

Beginning balance as of April 1, 2010	$309
Reversal of prior period tax position from expiration of statute of limitations	(193)

Ending balance as of March 31, 2011	$116

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

        There were no material changes in our unrecognized tax benefits during the fiscal year ended March 31, 2010. During the fiscal year ended March 31, 2009, the statute of limitations expired on approximately $1.6 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in the current portion of taxes payable. This reversal of the uncertain tax positions resulted in a $0.4 million reduction in our current period tax expense and a $0.4 million reversal of related interest expense. Approximately $1.1 million of the reversal of the uncertain tax position liabilities was recorded as an increase to additional paid-in capital because the amount was originally recorded as a reduction of additional paid-in capital and had no impact on income tax expense.

Research and Development Tax Credits

        During the fiscal year ended March 31, 2010, we performed a research and development tax credit study. The study considered fiscal years for which amended or current tax returns could be filed. We concluded that we were eligible for research and development tax credits that would result in a reduction in the provision for income tax expense for the noted fiscal years as follows (in thousands):

March 31,
2009(1)	$217
2008(1)	169
2007	129
2006	86

Total	$601

(1)
Approximately $25,000 and $3,000 of the research and development tax credits during the fiscal years ended March 31, 2009 and 2008, respectively, related to discontinued operations.

        We filed amended and current tax returns during the three month period ended December 31, 2009 for each of the fiscal years noted above and included the research and development tax credits identified in the study. As a result of the filings, we recorded a reduction in the income tax expense of $0.6 million during the three month period ended December 31, 2009.

        We utilized research and development tax credits during the fiscal year ended March 31, 2010 of approximately $0.1 million based on a research and development tax study completed during the fiscal year ended March 31, 2011. For the fiscal year ended March 31, 2011, we estimate that we will utilize research and development tax credits of approximately $0.1 million.

Other

        We file U.S. federal, state and foreign income tax returns. With few exceptions, we are no longer subject to examination of our federal income tax returns for the years prior to the fiscal year ended March 31, 2008, and we are no longer subject to examination of our state income tax returns for years prior to the fiscal year ended March 31, 2007.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—STOCK REPURCHASE

        Common stock that we repurchase is returned to authorized but unissued shares of common stock in accordance with Colorado law.

        During the fiscal year ended March 31, 2009, our Board of Directors extended a share repurchase plan allowing for the repurchase of approximately 1.1 million shares of common stock through June 2010. We substantially completed the share repurchase plan in the second quarter of fiscal year 2009 and repurchased approximately 1.1 million shares of common stock for a total purchase price of approximately $4.3 million. In the third quarter of fiscal year 2009, we entered into an agreement pursuant to which a shareholder agreed to sell and we agreed to repurchase approximately 2.6 million shares of common stock for a total purchase price of approximately $4.1 million. In the fourth quarter of fiscal year 2009, we repurchased approximately 0.5 million shares of common stock for a total purchase price of approximately $0.7 million. The transaction was executed through one broker and occurred through a single block trade.

        During the fiscal year ended March 31, 2010, our Board of Directors adopted a new stock repurchase plan allowing for the repurchase of approximately 1.0 million shares of common stock through March 2012. We acquired approximately 0.1 million shares of common stock under the plan for a total purchase price of approximately $0.1 million during the fiscal year ended March 31, 2010.

        During the fiscal year ended March 31, 2011, we acquired approximately 0.2 million shares of common stock under the stock repurchase plan for a total purchase price of approximately $0.4 million. As of March 31, 2011, approximately 0.7 million shares of common stock remain authorized for repurchase under the stock repurchase plan.

NOTE 11—SEGMENT AND GEOGRAPHIC INFORMATION

        Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by our chief operating decision maker. We have the following reportable operating segments:

  •
  Transactional TV—distributes branded adult entertainment PPV networks and VOD content through electronic distribution platforms including cable television and DBS operators.

  •
  Film Production—produces and distributes mainstream films and erotic features. These films are distributed on U.S. and international premium channels, PPV channels and VOD systems across a range of cable and satellite distribution platforms. The Film Production segment also distributes a full range of independently produced motion pictures to markets around the world. Additionally, this segment periodically provides producer-for-hire services to major Hollywood studios.

  •
  Direct-to-Consumer—aggregates and resells adult content via the internet. The Direct-to-Consumer segment sells content to subscribers primarily through its consumer websites.

  •
  Corporate Administration—includes all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer segments. These costs include, but are not limited to, legal expenses, accounting expenses, human resource department costs, insurance expenses, registration and filing fees with NASDAQ, executive employee costs, and costs associated with the public company filings and shareholder communications.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

        The accounting policies of the reportable segments are the same as those described in the significant accounting policies. Segment profit (loss) is based on income (loss) from continuing operations before income tax benefit (expense). The reportable segments are distinct business units, separately managed with different distribution channels. The selected operating results of our segments during the three fiscal years ended March 31 were as follows (in thousands):

	2011	2010	2009
Net revenue
Transactional TV	$35,863	$37,380	$42,559
Film Production	12,023	12,013	8,584
Direct-to-Consumer	823	1,035	1,452

Total	$48,709	$50,428	$52,595

Segment profit (loss)
Transactional TV	$10,939	$15,139	$21,637
Film Production	(1,462)	(5,427)	(10,916)
Direct-to-Consumer	(1,101)	(943)	(306)
Corporate Administration	(9,485)	(9,044)	(9,476)

Total	$(1,109)	$(275)	$939

Interest income
Transactional TV	$—	$—	$—
Film Production	23	5	5
Corporate Administration	66	44	203

Total	$89	$49	$208

Interest expense
Direct-to-Consumer	$8	$—	$—
Corporate Administration	81	243	208

Total	$89	$243	$208

Reversal of interest expense for uncertain tax positions
Corporate Administration	$35	$—	$429

Depreciation and amortization
Transactional TV	$6,239	$5,222	$5,015
Film Production	2,679	3,309	3,452
Direct-to-Consumer	152	256	209
Corporate Administration	48	48	30

Total	$9,118	$8,835	$8,706

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

        The total net identifiable asset balance by operating segment as of March 31 was as follows (in thousands):

	2011	2010	2009
Net identifiable assets
Transactional TV	$29,750	$26,474	$27,184
Film Production	9,125	15,490	22,453
Direct-to-Consumer	604	849	1,270
Corporate Administration	21,994	18,850	17,066

Total continuing operations assets	61,473	61,663	67,973
Total discontinued operations assets	—	150	566

Total assets	$61,473	$61,813	$68,539

        As of March 31, 2011, approximately $0.1 million in assets were located in Europe. All other assets were located in the U.S.

        Net revenue, classified by geographic billing location of the customer, during the three fiscal years ended March 31 was as follows (in thousands):

	2011	2010	2009
United States net revenue	$40,594	$44,661	$48,216

International net revenue:
Europe, Middle East and Africa	2,017	1,618	1,814
Latin America	2,865	1,991	944
Canada	2,869	1,896	939
Asia	292	159	443
Other	72	103	239

Total international net revenue	8,115	5,767	4,379

Total net revenue	$48,709	$50,428	$52,595

NOTE 12—MAJOR CUSTOMERS

        Our major customers (customers with revenue in excess of 10% of consolidated net revenue during any one of the fiscal years ended March 31, 2011, 2010 or 2009) are Comcast Corporation (Comcast), Time Warner, Inc. (Time Warner), DISH Network Corporation (DISH), and DIRECTV, Inc. (DirecTV). Revenue from these customers is included in the Transactional TV and Film Production segments. Net revenue from these customers as a percentage of total net revenue for the three fiscal years ended March 31 was as follows:

	2011	2010	2009
Comcast	16%	17%	24%
Time Warner	11%	12%	13%
DISH	10%	11%	13%
DirecTV	9%	12%	15%

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—MAJOR CUSTOMERS (Continued)

        The outstanding accounts receivable balances due from the major customers as of March 31 were as follows (in thousands):

	2011	2010
Comcast	$1,231	$1,221
DISH	704	1,810
DirecTV	634	699
Time Warner	448	448

        The loss of any of the major customers would have a material adverse effect on our results of operations and financial condition.

NOTE 13—COMMITMENTS AND CONTINGENCIES

        The following table reflects our contractual cash obligations as of March 31, 2011 for each of the time periods specified (in thousands):

Year Ending March 31,	Operating Leases	Vendor Obligations	Total
2012	$2,180	$3,375	$5,555
2013	1,799	3,120	4,919
2014	1,809	2,355	4,164
2015	1,635	1,000	2,635
2016	1,488	1,000	2,488
Thereafter	6,106	1,500	7,606

Total minimum payments	$15,017	$12,350	$27,367

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because we estimate that the movies will be delivered in the specified time periods based on historical experience with the movie studios.

        We have recorded long-term income taxes payable of approximately $0.1 million for uncertain tax positions, reduced by the associated federal deduction for state taxes. We are unable to reliably estimate the timing of future payments, if any, related to these uncertain tax positions. Therefore, the amounts have been excluded from the above table.

Operating Lease Obligations

        We maintain non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through January 2022 and contain annual Consumer Price Index escalation clauses. Our Transactional TV segment has entered into direct lease agreements that expire through October 2013 with an unrelated party for the use of transponders to broadcast its channels on satellites. As the lessee of transponders under the transponder agreements, we are subject to arbitrary refusal of service by the service provider if that service provider determines that the content being

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

transmitted by us is harmful to the service provider's name or business. We had no equipment under capital lease as of March 31, 2011 or 2010.

        Rent expense for the fiscal years ended March 31, 2011, 2010 and 2009 was approximately $2.2 million, $1.9 million and $1.8 million, respectively, which includes transponder expenses.

Vendor Obligations

        From time to time, we enter into arrangements with movie studios to acquire license rights for a fixed and/or minimum quantity of movies over various purchase periods as defined by the agreements. Additionally, we are party to certain uplinking, transport and marketing services that contractually obligate us to receive services over specified terms as per these arrangements. We are also obligated to make future payments associated with patent rights. These contractual obligations are reflected in the above table as vendor obligations.

Employment Contracts

        We employ executives and certain other key employees under non-cancelable employment contracts. The employment contracts in effect as of March 31, 2011 expire through August 31, 2013. Commitments under these obligations as of March 31, 2011 were as follows (in thousands):

Year Ending March 31,
2012	$3,771
2013	2,691
2014	924
2015	—

Total obligation under employment contracts	$7,386

        During the first quarter of fiscal year 2012, we extended the term of non-cancellable employment contracts with certain executives and other key employees. These employment contracts expire through March 31, 2015. The impact of the extension of the employment contracts was an increase in our commitments under the obligations of approximately $0.4 million, $0.8 million, $1.8 million, and $1.1 million during the fiscal years ending March 31, 2012, 2013, 2014 and 2015, respectively.

Guarantees

        Our Film Production segment completed producer-for-hire services during the fiscal year ended March 31, 2011 related to a movie production in the state of Georgia. Based on the location of the production and other factors, we received certain transferable production tax credits in the state of Georgia. Subsequent to the completion of the production, we entered into an agreement to sell the tax credits for a net purchase price of approximately $0.8 million. If the tax credits are recaptured, forfeited, recovered or otherwise become invalid within a four year period subsequent to our sale of the tax credits, we have agreed to reimburse the buyer for the value of the invalid tax credits as well as any interest, penalties or other fees incurred in connection with the loss of the tax credits. We believe the tax credits are valid and do not expect that we will be required to reimburse the buyer.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

Indemnification

        We have agreements whereby we indemnify officers and directors for certain events or occurrences while the officer or director is, or was, serving in such capacity at our request. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a director and officer insurance policy that limits exposure and we believe that this policy would enable us to recover a portion, if not all, of any future indemnification payments. As a result of our insurance policy coverage, we believe that our estimated exposure on these indemnification agreements is minimal. We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we indemnify, holds harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with any claim by any third party, including customers, with respect to our products or services, including, but not limited to, alleged negligence, breach of contract, or infringement of a patent, copyright or other intellectual property right. The term is any time after execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe that our estimated exposure on these agreements is minimal.

Other Contingencies

        Our Film Production segment has distributed eight repped content horror films through a large video rental retailer (the Retailer). We incurred recoupable costs and producer advances associated with the films distributed to the Retailer. The Retailer filed for bankruptcy in late September 2010 and was subsequently acquired in April 2011. We currently expect that we will be successful in collecting amounts owed to us through the distribution arrangement. If we are unable to collect amounts owed to us related to our distribution of films through the Retailer, we expect that we will be unable to recover the recoupable costs and producer advances incurred for the related films. We estimate that we would incur a maximum increase in the allowance for unrecoverable accounts of approximately $0.2 million if we are unable to collect amounts due from the distribution agreement with the Retailer.

Legal Proceedings

        In the normal course of business, we are subject to various lawsuits and claims. We believe that the final outcome of these matters, either individually or in the aggregate, will not have a material effect on our financial statements.

NOTE 14—BORROWING ARRANGEMENTS

        On December 15, 2010, our former line of credit matured and we renewed the line of credit through December 15, 2011. The line of credit is secured by certain accounts receivable assets and bears interest at the greater of (a) the current prime rate less 0.125 percentage points per annum, or (b) 5.75% per annum. The line of credit may be drawn from time to time to support our operations and short-term working capital needs, if any. A loan origination fee of 0.5% of the available line was paid upon the execution of the line of credit and is being amortized over the life of the line of credit. The line of credit includes a maximum borrowing base equal to the lesser of 75% of certain accounts

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—BORROWING ARRANGEMENTS (Continued)

receivable assets securing the line of credit or $5.0 million, and the maximum borrowing base as of March 31, 2011 was $4.8 million. The average outstanding line of credit principal balance for the fiscal years ended March 31, 2011 and 2010 was $1.0 million and $3.3 million, respectively. The interest rate on our line of credit during each of the fiscal years ended March 31, 2011 and 2010 was 5.75%.

        The line of credit contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants customary for facilities of this type, including without limitation, (a) a requirement to maintain a current asset to current liability ratio of at least 1.5 to 1.0, (b) a requirement to maintain a total liability to tangible net worth ratio not to exceed 1.0 to 1.0, (c) prohibitions on additional borrowing, lending, investing or fundamental corporate changes without prior consent, (d) a prohibition on declaring, without consent, any dividends, other than dividends payable in our stock, and (e) a requirement that there be no material adverse change in our current client base as it relates to our largest clients. The line of credit provides that an event of default will exist in certain circumstances, including without limitation, our failure to make payment of principal or interest on borrowed amounts when required, failure to perform certain obligations under the line of credit and related documents, defaults in certain other indebtedness, our insolvency, a change in control, any material adverse change in our financial condition and certain other events customary for facilities of this type. As of March 31, 2011 our outstanding principal balance under the line of credit was $0.5 million, and we were in compliance with the related covenants.

NOTE 15—DEFINED CONTRIBUTION PLAN

        We sponsor a 401(k) retirement plan. The plan covers all eligible employees. Employee contributions to the plan are elective and vest immediately. We also have discretion to match employee contributions. Matching contributions vest ratably over a three year period during the first three years of employee service, and matching contributions vest immediately after three or more years of employee service. Our matching contributions during each of the fiscal years ended March 31, 2011, 2010, and 2009 were approximately $0.3 million.

NOTE 16—STOCKHOLDER RIGHTS PLAN

        On November 29, 2001, our board of directors adopted a Stockholder Rights Plan in which Rights were distributed at the rate of one Right for each share of common stock held by stockholders of record as of the close of business on December 21, 2001. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the outstanding common stock after November 29, 2001, or commences a tender offer upon consummation of which the person or group would beneficially own 15% or more of the outstanding common stock. Each Right is initially exercisable at $10.00 and will expire on December 21, 2011. Effective August 1, 2008, pursuant to an Amended and Restated Rights Agreement between us and the rights agent made effective as of such date, we eliminated the continuing director or so-called dead hand provisions included in the originally adopted Shareholder Rights Plan.

NOTE 17—RELATED PARTY TRANSACTIONS

        We paid Isaacman, Kaufman & Painter an immaterial amount associated with legal services during the fiscal year ended March 31, 2011. We paid approximately $0.1 million to Isaacman, Kaufman & Painter during each of the fiscal years ended March 31, 2010 and 2009 associated with

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—RELATED PARTY TRANSACTIONS (Continued)

legal services. Our board member, Alan Isaacman, is a Senior Member of Isaacman, Kaufman & Painter.

NOTE 18—DISCONTINUED OPERATIONS

        The Direct-to-Consumer segment acquired certain other identifiable intangible assets in late fiscal year 2008 in an effort to expand the product lines that are delivered directly to consumers. The acquired other identifiable intangible assets primarily related to intellectual property rights technology that allowed us to manufacture a set-top box through which consumers could obtain content directly through the internet and view the content on television. During the fourth quarter of fiscal year 2010, we implemented a plan to discontinue the operations of the IPTV set-top box business based primarily on lower than expected performance of the IPTV set-top box business. Cash flows associated with the IPTV set-top box business have been materially eliminated from our ongoing operations, and we do not have any significant continuing involvement in the operations of the IPTV set-top box business.

        The discontinued operations generated immaterial net revenue during the fiscal year ended March 31, 2011, and the net revenue for each of the fiscal years ended March 31, 2010 and 2009 was $0.1 million. The pre-tax loss was immaterial during the fiscal year ended March 31, 2011, and the pre-tax loss for the fiscal years ended March 31, 2010 and 2009 was $1.0 million and $3.5 million, respectively. There were no discontinued operations assets or liabilities as of March 31, 2011.

NOTE 19—QUARTERLY INFORMATION (UNAUDITED)

        The consolidated results of operations on a quarterly basis were as follows (in thousands, except per share amounts):

	Fiscal Year 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenue	$12,454	$11,162	$14,173	$10,920
Gross margin	7,391	6,897	6,929	7,006
Income (loss) from continuing operations(1)	557	(195)	225	(1,347)
Income (loss) from discontinued operations	(7)	(1)	(5)	4
Net income (loss)	550	(196)	220	(1,343)
Net income (loss) attributable to New Frontier Media, Inc. shareholders	550	(196)	241	(1,320)
Per share information attributable to New Frontier Media, Inc. shareholders:
Basic income (loss) per share:
Continuing operations	0.03	(0.01)	0.01	(0.07)
Discontinued operations	(0.00)	(0.00)	(0.00)	0.00
Net income (loss) per share	0.03	(0.01)	0.01	(0.07)
Diluted income (loss) per share:
Continuing operations	0.03	(0.01)	0.01	(0.07)
Discontinued operations	(0.00)	(0.00)	(0.00)	0.00
Net income (loss) per share	0.03	(0.01)	0.01	(0.07)

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—QUARTERLY INFORMATION (UNAUDITED) (Continued)

	Fiscal Year 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenue	$12,487	$11,375	$11,479	$15,087
Gross margin	8,071	7,336	7,476	7,687
Income (loss) from continuing operations(2)	986	1,139	1,571	(4,809)
Loss from discontinued operations	(159)	(133)	(66)	(267)
Net income (loss)	827	1,006	1,505	(5,076)
Net income (loss) attributable to New Frontier Media, Inc. shareholders	827	1,006	1,505	(5,076)
Per share information attributable to New Frontier Media, Inc. shareholders:
Basic income (loss) per share:
Continuing operations	0.05	0.06	0.08	(0.25)
Discontinued operations	(0.01)	(0.01)	(0.00)	(0.01)
Net income (loss) per share	0.04	0.05	0.08	(0.26)
Diluted income (loss) per share:
Continuing operations	0.05	0.06	0.08	(0.25)
Discontinued operations	(0.01)	(0.01)	(0.00)	(0.01)
Net income (loss) per share	0.04	0.05	0.08	(0.26)

(1)
During the second and fourth quarters of fiscal year 2011, we recorded film cost impairment expenses of approximately $0.6 million and $1.6 million, respectively. We also recorded charges to increase the allowance for unrecoverable accounts associated with the Film Production segment of $0.3 million, $0.2 million and $0.3 million during the second, third and fourth quarters of fiscal year 2011, respectively. See the Recoupable Costs and Producer Advances discussion in Note 1—Organization and Summary of Significant Accounting Policies as well as Note 8—Film Costs for additional information.

(2)
During the fourth quarter of fiscal year 2010, we incurred a goodwill impairment charge of $4.9 million, film cost impairment expenses of approximately $1.2 million, and charges to increase the allowance for unrecoverable accounts of $0.8 million associated with the Film Production segment. See the Recoupable Costs and Producer Advances discussion in Note 1—Organization and Summary of Significant Accounting Policies as well as Note 5—Goodwill and Other Identifiable Intangible Assets and Note 8—Film Costs for additional information.

 SUPPLEMENTAL INFORMATION

VALUATION AND QUALIFYING ACCOUNTS—SCHEDULE II

(in thousands)

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Allowance for doubtful accounts
March 31, 2011	$253	$19	$(99)	$173

March 31, 2010	$308	$(3)	$(52)	$253

March 31, 2009	$169	$169	$(30)	$308

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Reserve for chargebacks/credits
March 31, 2011	$4	$47	$(45)	$6

March 31, 2010	$14	$48	$(58)	$4

March 31, 2009	$11	$106	$(103)	$14

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Accrued restructuring expense(1)
March 31, 2011	$—	$—	$—	$—

March 31, 2010	$189	$—	$(189)	$—

March 31, 2009	$—	$189	$—	$189

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Allowance for unrecoverable accounts
March 31, 2011	$1,074	$823	$1	$1,898

March 31, 2010	$333	$771	$(30)	$1,074

March 31, 2009	$362	$200	$(229)	$333

(1)
Activity relates to discontinued operations. See Note 18—Discontinued Operations for additional discussion.

P  R  O  X  Y

NEW FRONTIER MEDIA, INC.

2011 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints each of Michael Weiner and Marc Callipari as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.0001 per share, of New Frontier Media, Inc. that the undersigned would be entitled to vote if present in person at the annual meeting of shareholders to be held on Thursday, August 25, 2011, at 9:00 a.m. (Mountain Daylight Time), at the Company's principal executive offices at 6000 Spine Road, Suite 100, Boulder, Colorado 80301, and at any adjournment or postponement thereof, on the matters described in the accompanying proxy statement and on any such other matters as may properly come before the annual meeting. The proxies are directed to vote or refrain from voting as indicated on the reverse side, and otherwise may vote in their discretion.

This proxy granted by this card will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is specified, this proxy will be voted "FOR" the election of all of the director nominees and "FOR" proposal 2. With respect to any other routine matters that may properly come before the annual meeting, the proxies may vote at their discretion. The board of directors currently knows of no other business that will come before the annual meeting. If at the time of the annual meeting any of the nominees listed on this proxy card are unable or unwilling to serve, this proxy will be voted for any other person or persons, if any, that the board of directors designates in such nominee's place.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.

1.
Election of the following director nominees to serve until the next annual meeting of shareholders and their successors are elected:

Nominees are: Michael Weiner, Melissa Hubbard, Alan Isaacman, David Nicholas, Hiram J. Woo, and Walter Timoshenko

FOR ALL NOMINEES LISTED ABOVE	WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED ABOVE	FOR ALL NOMINEES EXCEPT: (WRITE THE NAME(S) OF THE EXCEPTIONS IN THE SPACES BELOW)

☐	☐

2.
Ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark here ☐ if your address has changed and provide
us with your new address in the space provided:

New Address:

Dated:	, 2011

Signature(s) of Shareholder(s)

Title

Please mark, date, and sign exactly as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.